Exhibit (a)(1)(A)
Offer to Purchase

All Outstanding Shares of Common Stock

of
LISATA THERAPEUTICS, INC.
at

$4.00 per Common Share, net in cash, plus one Contingent Value Right per share representing the contractual right to receive two contingent cash payments up to an aggregate of $3.00 per CVR upon the achievement of the specified Milestones by
KUVA ACQUISITION CORP.,

a direct wholly owned subsidiary of
KUVA LABS INC.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON JULY 10, 2026, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Kuva Acquisition Corp., a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of Kuva Labs Inc., a Delaware corporation (“Parent”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (each, a “Common Share” and collectively, the “Common Shares”), of Lisata Therapeutics, Inc., a Delaware corporation (the “Company”), at a purchase price of (i) $4.00 per Common Share, net to the seller in cash, without interest (the “Closing Amount”) plus (ii) one contingent value right (each, a “CVR”), which represents the contractual right to receive two contingent cash payments up to an aggregate of $3.00 per CVR upon the achievement of the Milestones (as defined below in the “Summary Term Sheet”), in accordance with the terms and subject to the conditions of a contingent value rights agreement (the “CVR Agreement”) to be entered into with a rights agent selected by Parent and reasonably acceptable to the Company (the “Rights Agent”) at the time provided for in the CVR Agreement, net to the seller in cash, without interest (the Closing Amount plus one CVR, collectively, or any higher amount per Common Share paid pursuant to the Offer, the “Offer Price”) and less any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).
The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 6, 2026 (the “Original Merger Agreement” as amended by that certain Amendment and Waiver to Agreement and Plan of Merger, dated as of May 3, 2026, by and among the Company, Purchaser and Parent (the “First Merger Agreement Amendment”), that certain Amendment to Agreement and Plan of Merger, dated as of June 1, 2026, by and among the Company, Purchaser and Parent (the “Second Merger Agreement Amendment”), that certain Amendment and Waiver to Agreement and Plan of Merger, dated as of June 8, 2026, by and among the Company, Purchaser and Parent (the “Third Merger Agreement Amendment”) and as it may be further amended from time to time, the “Merger Agreement”), among the Company, Parent and Purchaser, pursuant to which, unless otherwise agreed by the Company, Parent and Purchaser, as soon as practicable following consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company (the “Merger”) and the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation (the “Surviving Corporation”), upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and effected without a vote of the stockholders of the Company. At the effective time of the Merger (the “Effective Time”), (i) each Common Share (other than (a) Shares held in the treasury of the Company, (b) Shares owned by Parent, Purchaser, the Company or any of their respective direct or indirect wholly owned subsidiaries (including Common Shares irrevocably accepted for purchase in the Offer and any Rollover Shares) and (c) Shares held by stockholders who have properly demanded appraisal of such Shares in accordance with the

DGCL (collectively, “Excluded Shares”)) will be cancelled and converted into the right to receive an amount in cash equal to the Offer Price, less applicable withholding of taxes (the “Common Merger Consideration”) and (ii) each of the issued and outstanding shares of Series B Convertible Redeemable Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Shares” and, together with the Common Shares, the “Shares”) other than Excluded Shares will be canceled and converted into the right to receive $0.0005 per Preferred Share (which represents the cash amount and Milestone Payments per Preferred Share, on an as converted to Common Share basis) (the “Preferred Merger Consideration” and, together with the Common Merger Consideration, the “Merger Consideration”).
Under no circumstances will interest be paid on the purchase price for the Common Shares accepted for payment in the Offer, regardless of any extension of the Offer or any delay in making payment for the Common Shares.
The obligation of Purchaser to accept for payment and pay for Common Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions: (i) the Minimum Tender Condition (as defined below in the “Summary Term Sheet”), (ii) the Regulatory Condition (as defined below in Section 15 – “Conditions of the Offer”), and (iii) the HSR Condition (as defined below in Section 15 – “Conditions of the Offer”). There is no financing condition to the Offer. The Offer is subject to various additional conditions. See Section 15 — “Conditions of the Offer.” A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” beginning on page 1 of this Offer to Purchase.
The Board of Directors of the Company (the “Company Board”) has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders; (ii) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Common Shares pursuant to the Offer.
This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before deciding whether to tender your Common Shares in the Offer.
NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.
The Information Agent for the Offer is:

Campaign Management, LLC
115 West 38th Street, Suite 747
New York, New York 10018
or
Stockholders may call toll-free: (888) 725-4553
Banks and Brokers may call collect: (212) 632-8422

Email: info@campaign-mgmt.com

IMPORTANT
If your Common Shares are registered in your name and you wish to tender all or a portion of your Common Shares to Purchaser in the Offer, you must either (i) complete and sign the Letter of Transmittal that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below in the “Summary Term Sheet”) together with certificates representing the Common Shares tendered or (ii) follow the procedure for book-entry transfer set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares.” If your Common Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Common Shares to Purchaser and request they effect the transaction for you before the expiration of the Offer.
Questions and requests for assistance should be directed to the Information Agent (as defined below in the “Summary Term Sheet”) at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may also be obtained at our expense from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer may be found at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance, if your Common Shares are registered in their name.
This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET
Kuva Acquisition Corp., a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of Kuva Labs Inc., a Delaware corporation (“Parent”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (each, a “Common Share” and collectively, the “Common Shares”), of Lisata Therapeutics, Inc., a Delaware corporation (the “Company”), at a purchase price of (i) $4.00 per Common Share, net to the seller in cash, without interest (the “Closing Amount”) plus (ii) one contingent value right (each, a “CVR”), which represents the contractual right to receive two contingent cash payments up to an aggregate of $3.00 per CVR upon the achievement of the Milestones (as defined below), in accordance with the terms and subject to the conditions of a contingent value rights agreement (the “CVR Agreement”) to be entered into with a rights agent selected by Parent and reasonably acceptable to the Company (the “Rights Agent”) at the time provided for in the CVR Agreement, net to the seller in cash, without interest (the Closing Amount plus one CVR, collectively, or any higher amount per Common Share paid pursuant to the Offer, the “Offer Price”) and less any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).
The following are some questions you may have as a stockholder of the Company and answers to those questions. The information contained in this summary term sheet is a summary only, may not contain all of the information that is important to you and is not meant to be a substitute for the more detailed descriptions and information contained in the remainder of this Offer to Purchase, the Letter of Transmittal and other related materials. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. This summary term sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. Except as otherwise set forth herein, the information concerning the Company contained in this summary term sheet and elsewhere in this Offer to Purchase has been based upon publicly available documents or records of the Company on file with the Securities and Exchange Commission (the “SEC”) or other public sources or information provided by the Company. Neither Parent nor Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or accuracy of any such information.

Securities Sought	All of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company.

Price Offered Per Common Share
$4.00 in cash plus one CVR, which represents the contractual right to receive one contingent cash payment for $1.25 for a specified milestone and then one contingent cash payment for $1.75 for a specified milestone, in accordance with the terms and subject to the conditions of the CVR Agreement, without interest, less any applicable tax withholding.

Scheduled Expiration of Offer	One minute after 11:59 P.M., Eastern Time, on July 10, 2026, unless the Offer is otherwise extended or earlier terminated.

Purchaser	Kuva Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Kuva Labs Inc., a Delaware corporation.

Company Board Recommendation	The Board of Directors of the Company (the “Company Board”) unanimously recommends that the holders of Common Shares accept the Offer and tender their Common Shares pursuant to the Offer.

Who is offering to buy my securities?
Kuva Acquisition Corp., a Delaware corporation, is offering to purchase all of the outstanding Common Shares at a price per share of $4.00 in cash plus one CVR, which represents the contractual right to receive two contingent cash payments up to an aggregate of $3.00 per CVR upon the achievement of the Milestones, in accordance with the terms and subject to the conditions of the CVR Agreement, without interest, less any applicable tax withholding, on the terms and subject to the conditions set forth in this Offer to Purchase. Purchaser was formed solely for the purpose of facilitating the acquisition of the Company. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement (the “Transactions”). Purchaser is a wholly owned direct subsidiary of Parent. Parent is a preclinical bioscience company focusing on cancer detection and diagnosis using medical imaging.
Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser and, where appropriate, Parent. We use the term “Purchaser” to refer to Kuva Acquisition Corp. alone, the term “Parent” to refer to Kuva Labs Inc. alone and the term the “Company” to refer to Lisata Therapeutics, Inc. Unless the context otherwise requires, we use the term “Common Shares” to refer to shares of common stock, par value $0.001 per share, of the Company.
See Section 8 – “Certain Information Concerning Parent, Purchaser, and Certain Related Persons.”
What is the class and amount of securities sought pursuant to the Offer?
Purchaser is offering to purchase all of the issued and outstanding Common Shares at a price per share of $4.00 in cash plus one CVR, which represents the contractual right to receive two contingent cash payments up to an aggregate of $3.00 per CVR upon the achievement of the Milestones, in accordance with the terms and subject to the conditions of the CVR Agreement, without interest, less any applicable tax withholding, on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “Offer” to refer to this offer and the term “Common Shares” to refer to the Common Shares that are the subject of the Offer.
See Section 1 – “Terms of the Offer.”
Why are you making the Offer?
We are making the Offer because we want to acquire the Company. Following the consummation of the Offer, we are required to complete the Merger (as defined below) as soon as practicable following the consummation of the Offer, but in no event later than the first (1st) business day after the satisfaction or waiver of the conditions to the Merger, unless otherwise agreed by the Company, Parent and Purchaser. Upon completion of the Merger, the Company will become a direct wholly owned subsidiary of Parent. In addition, we intend to cause the Common Shares to be delisted from The Nasdaq Capital Market (“Nasdaq”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after completion of the Merger.
Who can participate in the Offer?
The Offer is open to all record holders and beneficial owners of Common Shares.
How much are you offering to pay?
Purchaser is offering to pay $4.00 in cash plus one CVR, which represents the contractual right to receive two contingent cash payments up to an aggregate of $3.00 per CVR upon the achievement of the specified milestones, in accordance with the terms and subject to the conditions of the CVR Agreement, without interest, less any applicable tax withholding, on the terms and subject to the conditions set forth in this Offer to Purchase. We refer to this amount as the “Offer Price.”
See the “Introduction” to this Offer to Purchase.
Will I have to pay any fees or commissions?
If you are the holder of record of your Common Shares and you directly tender your Common Shares to us (through the Depositary) in the Offer, you will not be obligated to pay brokerage fees, commissions or similar expenses. If you own your Common Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Common Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult such institutions as to whether any service fees or commissions will apply.
See the “Introduction” to this Offer to Purchase and Section 18 – “Fees and Expenses.”
Is there an agreement governing the Offer?
Yes. The Company, Parent and Purchaser have entered into an Agreement and Plan of Merger, dated as of March 6, 2026 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into the Company, after which the separate existence of Purchaser will cease and the Company will continue as the surviving corporation and a direct wholly-owned subsidiary of Parent (such merger, the “Merger”).
See Section 11 – “The Merger Agreement; Other Agreements” and Section 15 – “Conditions of the Offer.”
What is the CVR and how does it work?
At or prior to the date and time of acceptance for payment for Common Shares validly tendered and not validly withdrawn pursuant to the Offer after such scheduled date the Offer expires, Parent and the Rights Agent will enter into the CVR Agreement. Pursuant to and subject to the terms and conditions of the Merger Agreement, holders of Shares (other than Excluded Shares, outstanding and unvested restricted stock of the Company (“Company Restricted Stock”), outstanding restricted stock units of the Company (“Company RSUs”), outstanding options to purchase Common Shares (“Company Stock Options”) that have a per Common Share exercise price that is less than the Closing Amount as of immediately prior to the Effective Time (“In-the-Money Company Stock Options”) and warrants to purchase Common Shares issued by the Company (“Company Warrants”) that are issued, unexpired and unexercised immediately prior to the Effective Time (“Surviving Warrant”) when such Surviving Warrant is exercised following the Effective Time in accordance with its terms), will be entitled to one CVR for each Common Share outstanding (i) that Purchaser accepts for payment from such holder pursuant to the Offer or (ii) owned by or issued to such holder as of immediately prior to the Effective Time and converted into the right to receive the Merger Consideration pursuant to the Merger Agreement. The CVRs are contractual rights only and not transferable except under certain limited circumstances, will not be certificated or evidenced by any instrument and will not be registered with the SEC or listed for trading. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Parent, Purchaser or the Company or any of their affiliates.
The CVR represents a non-tradable contractual contingent right to receive two (2) contingent cash payments (each a “Milestone Payment,” and collectively, the “Milestone Payments”) upon the achievement of certain specified milestones prior to termination of the CVR Agreement:
•
with respect to a Phase 2a, double-blind, placebo-controlled, randomized, proof-of-concept study evaluating LSTA1 when added to standard of care (temozolomide) versus temozolomide and matching LSTA1 placebo in subjects with newly diagnosed Glioblastoma Multiforme (GBM) (Protocol Number: LSTA1-GBM-2A) the earlier of (i) completion of enrollment of such trial, (ii) the enrollment of at least 90% of the target number of subjects of such trial, or (ii) the termination of such trial by its sponsor for any reason (the “First Milestone”), and

•
with respect to any pharmaceutical product that contains or incorporates the product candidate referred to as of the date hereof as certepetide (formerly LSTA1 or CEND-1), alone or in combination with one (1) or more other therapeutically active ingredients, including all formulations, dosages, or modes of delivery thereof (the “CVR Product”), the filing or formal acceptance for review by any Governmental Body of any (i) New Drug Application submitted to the FDA in the U.S. in accordance with the FDCA requesting approval to market or commercialize any pharmaceutical product that contains or incorporates the product candidate referred to as certepetide (formerly LSTA1 or CEND-1), alone or in combination with one or more other therapeutically active ingredients, including all formulations, dosages, or modes of delivery thereof for any indication or patient population, or (ii) analogous application or submission to any other applicable Governmental Body requesting approval to market or commercialize the CVR Product for any indication or patient population (the “Second Milestone”, and together with the First Milestone, the “Milestones”).

The Milestone Payments are comprised of the First Milestone Payment and the Second Milestone Payment, each payable upon the achievement of certain specified milestones within specified time periods, as follows:
•
the First Milestone Payment is an amount equal to $1.25 per CVR in cash, without interest, payable on or prior to the later of December 15, 2026 and the date that is forty-five (45) days following the achievement of the First Milestone, prior to the termination of the CVR Agreement; and

•
the Second Milestone Payment is an amount equal to $1.75 per CVR in cash, without interest, payable on or prior to of the date that is forty-five (45) days following the achievement of the Second Milestone, prior to the termination of the CVR Agreement.

The right to payment described above is solely a contractual right governed by the terms and conditions of the CVR Agreement, which will be entered into between Parent and the Rights Agent. The Rights Agent will create and maintain a register of the holders of CVRs which will be updated as necessary by the Rights Agent. The CVRs will not be evidenced by a certificate or other instrument, will not have any voting or dividend rights and will not represent any equity or ownership interest in Parent, Purchaser, the Company or their respective affiliates or subsidiaries. No interest will accrue or be payable in respect of any of the amounts that may be payable in respect of the CVRs. As a holder of a CVR, you will have no greater rights against Parent than those accorded to general unsecured creditors under applicable law. For more information on the CVRs, see Section 11 – “The Merger Agreement; Other Agreements.”
Is it possible that no payment will become payable to the holders of CVRs?
Yes. It is possible that the Milestones described above will not be achieved on or prior to the termination of the CVR Agreement, in which case you will receive only the Closing Amount for any Common Shares you tender in the Offer.
It is not possible to know whether the Milestone Payments will become payable with respect to the CVRs, and there can be no assurance that the Milestones will be achieved prior to the termination of the CVR Agreement.
The CVR Agreement provides that Parent will use Commercially Reasonable Efforts (a contractually defined level of effort defined in the CVR Agreement) to achieve the Milestones. Any potential payouts of the CVR are subject to various risks and uncertainties related to the development of the CVR Product, regulatory approvals related to commercialization of the CVR Product including any approval of a New Drug Application (as more fully described in the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq., as amended from time to time)), and third-party patent claims as more fully described in the Company’s periodic reports filed with the SEC.
May I transfer my CVRs?
You may not sell, assign, transfer, pledge, encumber, or otherwise transfer or dispose of the CVRs, except that certain CVRs may be held through The Depository Trust Company, and except:
•	by will or intestacy upon death of a holder;
•	by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the settlor;
•	pursuant to a court order;
•
by operation of law (including by consolidation or merger of the holder) or if effectuated without consideration in connection with the dissolution, liquidation or termination of any holder that is a corporation, limited liability company, partnership or other entity;

•	in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner, and if applicable, through an intermediary; or
•
if the holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (so long as such distribution does not subject the CVRs to a requirement of registration under the Securities Act of 1933, as amended, or the Exchange Act).

In addition, you may at your option abandon all of your remaining rights in a CVR by transferring such CVR to Parent without consideration, via delivery of a written abandonment notice to Parent.
What are the principal U.S. federal income tax consequences of tendering my Common Shares in the Offer or having my Common Shares exchanged pursuant to the Merger?
The receipt of cash and CVRs, or a Parent SAFE (as defined below), in exchange for your Common Shares in the Offer or, assuming you do not tender your Common Shares pursuant to the Offer and the Offer is consummated, in exchange for your Common Shares in the Merger, will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. Holder and generally a non-taxable transaction for U.S. federal income tax purposes if you are a Non-U.S. Holder (See Section 5 – “Certain U.S. Federal Income Tax Consequences of the Offer” for a more detailed discussion of the tax treatment of the Offer and the Merger).

The U.S. federal, state, local and non-U.S. income and other tax consequences to holders or beneficial owners of preferred shares, options, restricted stock, restricted stock units and warrants participating in the Merger with respect to such preferred shares, options, restricted stock, restricted stock units and warrants are not discussed herein, and such holders or beneficial owners of preferred shares, options, restricted stock, restricted stock units and warrants are strongly encouraged to consult their tax advisors regarding such tax consequences. We urge you to consult with your tax advisor as to the particular tax consequences to you of the Offer and the Merger.
Do you have the financial resources to pay for all of the Common Shares that Purchaser is offering to purchase pursuant to the Offer?
As of the commencement of the Offer, Parent does not have committed financing to fully fund the Offer Price. Parent and Purchaser intend to fund the Offer Price through a combination of debt and/or equity financings, borrowings under credit facilities that Parent will seek to obtain from lenders and/or private issuance of securities, none of which has been committed other than $3.5 million and the Rollover Shares. If Parent obtains commitment letters for such financing, such commitments would be filed with the Securities and Exchange Commission and would be available in the manner described in the Offer to Purchase. There can be no assurance that such financing will be obtained.
We estimate that we will need approximately $39 million (less amounts attributable to the Rollover Shares as defined below) to purchase all of the Common Shares pursuant to the Offer and to complete the Merger. Parent has agreed to provide Purchaser with sufficient funds to purchase all Common Shares validly tendered (and not validly withdrawn) in the Offer and to provide funding for the Merger. In addition, we estimate that we will need approximately $28 million to pay the maximum aggregate amount that the holders of the CVRs may be entitled to receive if the Milestones are achieved on or prior to the termination of the CVR Agreement. The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of the Common Shares pursuant to the Offer.
Parent has entered into a non-binding indication of interest dated June 2, 2026 (the “Non-Binding LOI”) pursuant to which such investors will purchase senior secured convertible notes in the amount of the lessor of $25.0 million and 100% of the cash equity raised by Parent in connection with the Merger, prior to the Closing, solely for the purpose of allowing Parent and/or Purchaser to fully fund the payment of the Closing Amount in respect of each Common Share validly tendered and accepted in the Offer, the cash portion of the Merger Consideration (excluding the portion of the Merger Consideration that would otherwise be payable in respect of the Rollover Shares (as defined below)), any other amounts required to be paid by Parent or Purchaser at Closing in connection with the consummation of the Transactions and the payment of any fees and expenses of or payable by Parent, Purchaser or the Surviving Corporation in connection with the foregoing, subject to the definitive documents being executed. See “Section 11 – “The Merger Agreement; Other Agreements - Non-Binding LOI” for further information on the Non-Binding LOI. Parent has entered into a simple agreement for equity with an investor in the amount of $3.5 million, which is subject to the closing of the Offer and Merger (the “Investor SAFE”). Parent continues to negotiate with additional investors and third-party financing sources to obtain the funds necessary to consummate the Offer.
Parent entered into capital commitment letters (“Commitment Letters”), dated March 6, 2026 with Omega & Corinth Group Ltd. (“Omega”). Omega informed Parent that due to overall market conditions, together with extraneous circumstances related to their business, they would no longer be able to fulfill their commitment under the Commitment Letters. As a result, Parent does not expect to receive any funds from Omega in connection with its obligations in the Offer and is therefore exploring other financing sources.
Parent expects to obtain the funds necessary to consummate the Offer and the Merger through a combination of existing cash resources and third-party financing sources, including the Non-Binding LOI and the Investor SAFE. Parent may also enter into additional and/or alternative financing arrangements prior to consummation of the Offer and the Merger. Any such financing arrangements may include equity financing, debt financing or other financing arrangements on terms to be determined. The foregoing description of Parent’s financing arrangements does not purport to be complete and is qualified in its entirety by reference to any definitive financing documentation entered into by Parent from time to time.
In connection with the execution of the Merger Agreement, certain stockholders of the Company (none of which are executives of the Company) (the “Rollover Stockholders”) entered into a Support Agreement with Parent and

Purchaser (as they may be amended, restated, supplemented or otherwise modified from time to time, the “Support Agreements” and each, a “Support Agreement”). Subject to the terms and conditions of the Support Agreements, among other things, each Rollover Stockholder has agreed to contribute and transfer a certain amount of Common Shares (the “Rollover Shares”) with an aggregate value of approximately $6,366,549, which Rollover Shares otherwise would be converted into the right to receive the Offer Price, to Parent, immediately after the Acceptance Time (as defined in Section 11 – “The Merger Agreement”) and immediately prior to the Effective Time. Each Rollover Stockholder will receive from Parent, a simple agreement for future equity (the “Parent SAFE”) on the terms and subject to the conditions set forth in the Parent SAFE. For the purposes of the amounts needed to fund the Offer Price, Parent can attribute $3,638,028 to the Rollover Shares.
See Section 9 – “Source and Amount of Funds.”
Is Purchaser’s financial condition relevant to my decision to tender my Common Shares in the Offer?
We do not think Purchaser’s financial condition is relevant to your decision whether to tender Common Shares and accept the Offer because:
•	the Offer is not subject to any financing or funding condition;
•	if Purchaser consummates the Offer, it will acquire all remaining Common Shares for the same consideration in the Merger;
•	the Offer is being made for all outstanding Common Shares solely for cash (including the right to receive any amounts payable with respect to the CVRs, which will be paid in cash); and
•
through Parent, we have agreed to provide sufficient funds available to purchase all Common Shares validly tendered (and not validly withdrawn) in the Offer and, if we consummate the Offer, all Common Shares converted into the right to receive the Offer Price in the Merger, as well as the funds available to pay the maximum aggregate amount that you may be entitled to receive with respect to the CVRs. As of the date of this Offer to Purchase, however, neither Parent nor Purchaser has obtained committed financing for the Offer or the Merger, and Parent and Purchaser have acknowledged that the absence of committed financing is material to your decision whether to tender your Common Shares.

See Section 9 – “Source and Amount of Funds” and Section 11 – “The Merger Agreement; Other Agreements.”
Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?
Yes. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to various conditions set forth in Section 15 – “Conditions of the Offer,” including, among other conditions, the Minimum Tender Condition. The “Minimum Tender Condition” means that the number of Shares validly tendered and not validly withdrawn, together with any Shares beneficially owned by Parent or any of its wholly owned subsidiaries (including Purchaser), which will include the Rollover Shares, represents at least a majority of the Shares outstanding at the time of the consummation of the Offer.
How long do I have to decide whether to tender my Common Shares in the Offer?
You will have until one minute after 11:59 P.M., Eastern Time, on the Expiration Date (the “Offer Expiration Time”) to tender your Common Shares in the Offer. The term “Expiration Date” means July 10, 2026, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” means such subsequent date. In addition, if, pursuant to the Merger Agreement, we decide to, or are required to, extend the Offer as described below, you will have an additional opportunity to tender your Common Shares.
See Section 1 – “Terms of the Offer” and Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?
Yes. The Merger Agreement provides that, subject to the parties’ respective termination rights in the Merger Agreement, Purchaser will extend the Offer:
(i)
for one or more periods of time for up to ten (10) business days per extension if at any scheduled Expiration Date any condition to Purchaser’s obligation to accept for payment and pay for the Common Shares validly tendered (and not validly withdrawn) in the Offer, as set forth on Annex I to the Merger Agreement and described below under Section 15 – “Conditions of the Offer” (each, an “Offer Condition” and collectively, the “Offer Conditions”), is not satisfied and has not been waived (to the extent permitted under the Merger Agreement); and

(ii)	for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer.
However, Purchaser is not required to, and Purchaser will not, under any circumstances, without the prior written consent of the Company, extend the Offer beyond the Outside Date (defined below).
The “Outside Date” means July 17, 2026 (subject to extension to August 17, 2026 under certain circumstances).
See Section 1 – “Terms of the Offer” and Section 11 – “The Merger Agreement; Other Agreements.”
Will there be a subsequent offering period?
It is not expected that there will be, and the Merger Agreement does not provide for, a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act.
See Section 1 – “Terms of the Offer.”
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform Equiniti Trust Company, LLC, which is the depositary and paying agent for the Offer (the “Depositary”), of any extension, and will issue a public announcement announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.
See Section 1 – “Terms of the Offer.”
What are the most significant conditions to the Offer?
The obligation of Purchaser to accept for payment and pay for Common Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of a number of conditions by one minute after 11:59 P.M., Eastern Time, on the scheduled Expiration Date of the Offer, including, among other conditions:
•	the Minimum Tender Condition;
•	the Regulatory Condition (as defined below in Section 15 – “Conditions of the Offer”);
•	the Representations Condition (as defined below in Section 15 – “Conditions of the Offer”);
•	the Obligations Condition (as defined below in Section 15 – “Conditions of the Offer”); and
•	the MAE Condition (as defined below in Section 15 – “Conditions of the Offer”).
The above Offer Conditions are further described, and other Offer Conditions are described, below in Section 15 – “Conditions of the Offer.” The Offer is not subject to any financing condition.
How do I tender my Common Shares?
If you hold your Common Shares directly as the registered owner and such Common Shares are represented by stock certificates, you may tender your Common Shares in the Offer by delivering the certificates representing your Common Shares, together with a properly completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, not later than the Offer Expiration Time. If you hold your Common Shares as the registered owner and such Common Shares are represented by book-entry positions, you may follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase, not later than the Offer Expiration Time. The Letter of Transmittal is enclosed with this Offer to Purchase.

If you hold your Common Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Common Shares and give instructions that your Common Shares be tendered. You should contact the institution that holds your Common Shares for more details.
If you are a record holder and your stock is certificated but your stock certificate is not immediately available, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary before the Offer expires, you may be able to tender your Common Shares using the enclosed Notice of Guaranteed Delivery. Please call Campaign Management, LLC, the Information Agent, toll-free at (888) 725-4553. Bankers and Brokers may call at (212) 632-8422.
In addition, for the Company stockholders who are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary prior to one minute after 11:59 p.m., Eastern time, on the Expiration Date, and, in the case of a book-entry transfer, an Agent’s Message (as defined herein), in lieu of the Letter of Transmittal and such other documents, must be received by the Depositary prior to one minute after 11:59 p.m., Eastern time, on the Expiration Date. The Company stockholders must tender their Common Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.
See Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”
If I accept the Offer, how will I get paid?
If the Offer Conditions are satisfied and we accept your validly tendered Common Shares for payment, payment will be made by deposit of the aggregate purchase price for the Common Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments without interest and net of any withholding of taxes required by applicable legal requirements, to tendering stockholders whose Common Shares have been accepted for payment.
See Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”
Until what time may I withdraw previously tendered Common Shares?
You may withdraw your previously tendered Common Shares at any time until one minute after 11:59 P.M., Eastern Time, on the Expiration Date. In addition, if we have not accepted your Common Shares for payment by the Expiration Date, you may withdraw them at any time after that date until we accept your Common Shares for payment.
See Section 4 – “Withdrawal Rights.”
How do I withdraw previously tendered Common Shares?
To withdraw previously tendered Common Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Common Shares. If you tendered Common Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Common Shares.
See Section 4 – “Withdrawal Rights.”
Has the Offer been approved by the Board of Directors of the Company?
Yes. The Company Board has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders; (ii) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (iii) resolved to recommend that the holders of Common Shares accept the Offer and tender their Common Shares pursuant to the Offer.
More complete descriptions of the reasons for the Company Board’s recommendation and approval of the Offer and the Merger are set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the

“Schedule 14D-9”) that is being mailed to you together with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety, including the information set forth in Item 4 under the sub-headings “Background of the Offer” and “Reasons for the Recommendation of the Company Board.”
If Common Shares tendered pursuant to the Offer are purchased by Purchaser, will the Company continue as a public company?
No. We are required to complete the Merger as soon as practicable following consummation of the Offer, but in no event later than the first (1st) business day after the satisfaction or waiver of the conditions to the Merger, unless otherwise agreed by the Company, Parent and Purchaser. Once the Merger takes place, the Company will be a wholly owned, direct subsidiary of Parent. Following the Merger, we intend to cause the Common Shares to be delisted from Nasdaq and deregistered under the Exchange Act.
See Section 13 – “Certain Effects of the Offer.”
Will a meeting of the Company’s stockholders be required to approve the Merger?
No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation whose shares are listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:
•
the agreement of merger expressly permits or requires that the merger will be effected by Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer;

•
an acquiring corporation consummates a tender offer for any and all of the outstanding stock of such constituent corporation that would be entitled to vote on the merger (other than any shares held by the constituent corporation, the corporation making such offer, any person that owns, directly or indirectly, all of the outstanding stock of the corporation making the offer, and any direct or indirect wholly owned subsidiaries of any of the foregoing);

•
following the consummation of the tender offer, the acquiring corporation owns at least such percentage of stock of such constituent corporation that, absent Section 251(h) of the DGCL, would otherwise be required to adopt the agreement of merger for such constituent corporation; and

•
each outstanding share of each class or series of stock of the constituent corporation that is the subject of and not irrevocably accepted for purchase in the offer is converted in such merger into the same consideration for their stock in the merger as was payable in the tender offer.

If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL without a meeting of the Company’s stockholders and without a vote or any further action by the stockholders.
If I do not tender my Common Shares but the Offer is consummated, what will happen to my Common Shares?
If the Offer is consummated and no order, injunction or decree issued by any Governmental Body (as defined in Section 11 – “The Merger Agreement”) of competent jurisdiction preventing the consummation of the Merger is in effect, and no statute, rule, regulation, order, injunction or decree has been enacted, entered, promulgated or enforced (and continues to be in effect) by any Governmental Body that restrains, makes illegal, enjoins or otherwise prohibits the consummation of the Merger, Purchaser is required under the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL. At the effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as agreed to by Purchaser and the Company and specified in the certificate of merger in accordance with the DGCL, the “Effective Time”), all of the then issued and outstanding Common Shares (other than (i) Common Shares held in the treasury of the Company, (ii) Common Shares owned by Parent, Purchaser, the Company or any of their respective direct or indirect wholly owned subsidiaries, (iii) Common Shares irrevocably accepted for purchase in the Offer, (iv) Common Shares that are Rollover Shares and (v) Common Shares held by stockholders who have properly demanded appraisal of such Common Shares in accordance with the

DGCL (the “Dissenting Shares”), unless such holder fails to perfect or effectively withdraws or otherwise loses his, her or its right to appraisal) (collectively, the “Excluded Shares”), will be converted in the Merger into the right to receive an amount equal to the Offer Price (without interest and subject to any withholding of taxes required by applicable legal requirements).
If the Merger is completed, the Company’s stockholders who do not tender their Common Shares in the Offer (other than stockholders who properly exercise appraisal rights) will receive the same amount of cash plus one (1) CVR per Common Share that they would have received had they tendered their Common Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Common Shares and not tendering your Common Shares in the Offer are that (i) you will be paid earlier if you tender your Common Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Common Shares in the Offer, but will be available to you in the Merger if you do not tender Common Shares in the Offer and otherwise comply in all respects with the requirements for appraisal under Section 262 of the DGCL. See Section 17 – “Appraisal Rights.” However, in the unlikely event that the Offer is consummated but the Merger is not completed, the number of the Company’s stockholders and the number of Common Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Common Shares. Also, in such event, it is possible that the Common Shares will be delisted from Nasdaq, and the Company will no longer be required to make filings with the SEC under the Exchange Act or will otherwise not be required to comply with the rules relating to publicly held companies to the same extent as it is now.
See the “Introduction” to this Offer to Purchase, Section 11 – “The Merger Agreement; Other Agreements” and
Section 13 – “Certain Effects of the Offer.”
What will happen to my Preferred Shares (if any) in the Offer and the Merger?
The Offer is being made only for Common Shares, and not for shares of Company Preferred Stock (each, a “Preferred Share” and collectively, “Preferred Shares”) (Common Shares, together with Preferred Shares, “Shares”). Each Preferred Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be converted into the right to receive $0.0005 (the “Preferred Merger Consideration”) less any applicable tax withholding, and as of the Effective Time, all such Preferred Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder thereof will cease to have any rights with respect thereto, except the right to receive the Preferred Merger Consideration payable with respect to such Preferred Shares in accordance with the Merger Agreement.
What will happen to my equity awards (if any) in the Offer and the Merger?
The Offer is being made only for Common Shares, and not for Company Stock Options, Company Restricted Stock or Company RSUs, in each case, granted under the Company’s 2009 Equity Compensation Plan (as amended and/or restated), the Company’s 2015 Equity Compensation Plan (as amended and/or restated), the Company’s 2016 Equity Incentive Plan or the Company’s 2018 Equity Incentive Compensation Plan (as amended and/or restated) (collectively, the “Company Equity Plans”). Holders of Company Stock Options that are outstanding and vested but unexercised, Company Restricted Stock for which the risk of forfeiture has not yet lapsed and Company RSUs that have not yet been settled in Common Shares may participate in the Offer only if they first exercise such Company Stock Options, if the risk of forfeiture lapses for such Company Restricted Stock or if such Company RSUs are first settled, respectively, in accordance with the terms of the applicable Company Equity Plan and other applicable agreements of the Company and the Common Shares, if any, that are issued upon such exercise, vesting or are issued in connection with settlement, are tendered. Any such exercise of Company Stock Options, Company Restricted Stock or Company RSUs should be completed sufficiently in advance of the Expiration Date to ensure the holder will have sufficient time to comply with the procedures for tendering Common Shares described below in Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”
Pursuant to the Merger Agreement, each In-The-Money Company Stock Option (or portion thereof) that is outstanding immediately prior to the Effective Time will, to the extent not vested, automatically become fully vested and will be cancelled at the Effective Time, and the holder of such cancelled In-The-Money Company Stock Option will thereafter be entitled to receive (without interest) in exchange therefor, in consideration of the cancellation of such In-The-Money Company Stock Options, (i) an amount in cash (less applicable tax withholdings) equal to the product of (x) the total number of Common Shares subject to such In-The-Money Company Stock Option immediately prior to the Effective Time multiplied by (y) the excess of the Closing Amount over the applicable exercise price per Share under such In-The-Money Company Stock Option, which will be payable in accordance with the Merger Agreement and (ii) one CVR for each Common Share subject to such In-The-Money Company Stock Option, which will be payable in accordance with the CVR Agreement; provided, that, no payments in respect of such CVR will be paid after the later of (x) the fifth (5th) anniversary of the Effective Time and (y) the latest time that payment of such amounts would not result in a tax on the holder thereof under Section 409A of the Code.
Pursuant to the Merger Agreement, each Company Stock Option that has a per Share exercise price that is equal to or greater than the Closing Amount as of immediately prior to the Effective Time (or portion thereof) that is outstanding immediately prior to the Effective Time will become fully vested, and to the extent not exercised prior to the Effective Time, will be cancelled without any consideration being payable in respect thereof and will have no further force or effect.
Pursuant to the Merger Agreement, each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time will, to the extent not vested, automatically become fully vested and will be cancelled at the Effective Time, and the holder of such cancelled share of Company Restricted Stock will thereafter be entitled to receive (without interest), in exchange therefor, in consideration of the cancellation of such share of Company Restricted Stock, (i) an amount in cash (less applicable tax withholdings) equal to the Closing Amount and (ii) one CVR, which will be payable in accordance with the CVR Agreement; provided, that, no payments in respect of such CVR will be paid after the later of (x) the fifth (5th) anniversary of the Effective Time and (y) the latest time that payment of such amounts would not result in a tax on the holder thereof under Section 409A of the Code.
Pursuant to the Merger Agreement, each Company RSU (or portion thereof) that is outstanding immediately prior to the Effective Time will, to the extent not vested, automatically become fully vested and will be cancelled at the Effective Time, and the holder of such cancelled Company RSU will thereafter be entitled to receive (without interest), in exchange therefor, in consideration of the cancellation of such Company RSU, (i) an amount in cash (less applicable tax withholdings) equal to the product of (x) the total number of Common Shares subject to such Company RSU immediately prior to the Effective Time multiplied by (y) the Closing Amount, and (ii) one CVR for each Share subject to such Company RSU, which will be payable in accordance with the CVR Agreement; provided, that, no payments in respect of such CVR will be paid after the later of (a) the fifth (5th) anniversary of the Effective Time and (b) the latest time that payment of such amounts would not result in a tax on the holder thereof under Section 409A of the Code.
The Merger Agreement provides that the Company Equity Plans will be terminated as of the Effective Time.
Pursuant to the Merger Agreement, prior to the Effective Time, any outstanding rights under the Company’s 2017 Employee Stock Purchase Plan (the “2017 ESPP”) as of immediately prior to the Effective Time will be automatically exercised for whole Common Shares and each such Common Share will be converted into a right to receive the Closing Amount and one CVR, less any applicable tax withholdings. The 2017 ESPP and all outstanding rights thereunder will be terminated as of the Effective Time.
What will happen to my warrants in the Offer and the Merger?
The Offer is being made only for Common Shares, and not for outstanding warrants to purchase Common Shares. Pursuant to the Merger Agreement, as of the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior thereto will be treated in accordance with the terms and conditions specified in such Company Warrant.
What is the market value of my Common Shares as of a recent date?
On March 5, 2026, the last full day of trading before we announced the Merger Agreement, the reported closing sales price of the Common Shares on Nasdaq was $4.23 per Common Share. On June 9, 2026, the last full day of trading before commencement of the Offer, the reported closing sales price of the Common Shares on Nasdaq was $3.46 per Common Share. We encourage you to obtain current market quotations for Common Shares before deciding whether to tender your Common Shares.
See Section 6 – “Price Range of Shares; Dividends on the Shares.”
Have any stockholders already agreed to tender their Common Shares in the Offer or to otherwise support the Offer?
Yes. In connection with the execution of the Merger Agreement, the Rollover Stockholders entered into a Support Agreement with Parent and Purchaser. Subject to the terms and conditions of the Support Agreements, among other things, the Rollover Stockholders have agreed to contribute and transfer the Rollover Shares with an aggregate value of approximately $6,366,549, which Rollover Shares otherwise would be converted into the right to receive the Offer Price, to Parent, immediately after the Acceptance Time and immediately prior to the Effective Time (the “Exchange Time”). Each Rollover Stockholder will receive from Parent, a Parent SAFE on the terms and subject to the conditions set forth in the Parent SAFE.
The Rollover Shares represented in the aggregate approximately 10.07% of the total outstanding Common Shares as of March 4, 2026. The total outstanding Common Shares are 9,032,291 as of March 4, 2026. Pursuant to the Support Agreements, the Rollover Stockholders agreed to not, directly or indirectly, tender their Rollover Shares into the Offer and irrevocably and unconditionally waived their right to receive the Offer Price or the Merger Consideration in respect of any Rollover Shares. The Rollover Stockholders agreed that at the Exchange Time, the Rollover Stockholders will contribute, assign, transfer, convey and deliver (or cause to be contributed, assigned, transferred, conveyed and delivered) to Parent, all of the Rollover Shares of such Rollover Stockholder. Further, the Rollover Stockholders agreed to vote in favor of the approval of any proposal considered and voted upon by the Company Stockholders at any meeting of the Company Stockholders (or by written consent) necessary or desirable to effect the consummation of the Offer, Merger or the Transactions. The Rollover Stockholders also agreed to vote against (i) any proposal, action or agreement that would reasonably be expected to (a) prevent or nullify any provision of the Support Agreement, (b) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Rollover Stockholder contained in the Support Agreement or the Company contained in the Merger Agreement, or (c) result in any of the Offer Conditions or conditions to the Merger as set forth in the Merger Agreement not being satisfied or not being fulfilled prior to the Termination Date (as defined in the Support Agreement), (ii) any Acquisition Proposal (as defined in the Merger Agreement), (iii) any (a) merger, consolidation, business combination, share exchange, reorganization, recapitalization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company, or (b) sale, lease, license or transfer involving the Product or a material amount of assets (including, for the avoidance of doubt, any intellectual property) of the Company, or agreement relating to the foregoing (other than the Merger Agreement and the Transactions) and (iv) any change in or to (a) the Company Board that is not recommended or approved by the Company Board, (b) the present capitalization or corporate structure of the Company or (c) the Company certificate of incorporation not consented to by Parent under the Merger Agreement and (v) any other action, agreement or proposal which would reasonably be expected to prevent or materially impede or materially delay the consummation of the Offer, the Merger or any of the Transactions.
Each Support Agreement will terminate with respect to the applicable Rollover Stockholder(s) upon the earliest to occur of (i) the Effective Time; (ii) such date and time as the Merger Agreement will be validly terminated; (iii) an amendment of the Merger Agreement, without the prior written consent of the Rollover Stockholder, in a manner that negatively or adversely affects the Offer or that decreases the amount, or changes the form, of consideration payable to any stockholders of the Company (other than the Rollover Shares) pursuant to the terms of the Merger Agreement; (iv) the mutual written agreement of the parties to terminate the Support Agreement; or (v) any material breach of the Support Agreement or the Merger Agreement by Parent or Purchaser.
Will I have appraisal rights in connection with the Offer?
No appraisal rights will be available to you in connection with the Offer. However, if Purchaser purchases Common Shares pursuant to the Offer, and the Merger is completed, holders of Common Shares including beneficial owners immediately prior to the Effective Time who (i) did not tender their Common Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter lose such holders’ appraisal rights (by withdrawal, failure to perfect or otherwise), will be entitled to have their Common Shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, thereon. The “fair value” could be greater than, less than or the same as the Offer Price.
See Section 17 – “Appraisal Rights.”
Who should I call if I have questions about the Offer?
You may call Campaign Management, LLC, the information agent for the Offer (the “Information Agent”), toll free at (888) 725-4553. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION
Kuva Acquisition Corp., a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of Kuva Labs Inc., a Delaware corporation (“Parent”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (each, a “Common Share” and collectively, the “Common Shares”), of Lisata Therapeutics, Inc., a Delaware corporation (the “Company”), at a purchase price of (i) $4.00 per Common Share, net to the seller in cash, without interest (the “Closing Amount”) plus (ii) one contingent value right (each, a “CVR”), which represents the contractual right to receive two contingent cash payments up to an aggregate of $3.00 per CVR upon the achievement of the Milestones (as defined in the CVR Agreement), in accordance with the terms and subject to the conditions of a contingent value rights agreement (the “CVR Agreement”) to be entered into with a rights agent selected by Parent and reasonably acceptable to the Company (the “Rights Agent”) at the time provided for in the CVR Agreement, net to the seller in cash, without interest (the Closing Amount plus one CVR, collectively, or any higher amount per Common Share paid pursuant to the Offer, the “Offer Price”) and less any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).
The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 6, 2026 (as it may be amended from time to time, the “Merger Agreement”), among the Company, Parent and Purchaser, pursuant to which, unless otherwise agreed by the Company, Parent and Purchaser, as soon as practicable following consummation of the Offer, but in no event later than the first (1st) business day after the satisfaction or waiver of the conditions set forth in Article VII of the Merger Agreement, or at such other place or on such other date as Parent and the Company may mutually agree (such date, the “Closing Date”) and subject to the satisfaction or waiver of such conditions, Purchaser will merge with and into the Company (the “Merger”) and the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation (the “Surviving Corporation”), upon the terms and subject to the conditions set forth in the Merger Agreement (the “Closing”). The Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and effected without a vote of the stockholders of the Company (the “Stockholders” or “Company Stockholders”). In the Merger, each Common Share issued and outstanding immediately prior to the effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed to by Purchaser and the Company and specified in the certificate of merger in accordance with the DGCL, the “Effective Time”) (other than (i) Common Shares held in the treasury of the Company, (ii) Common Shares owned by Parent, Purchaser, the Company or any of their respective direct or indirect wholly owned subsidiaries, (iii) Common Shares irrevocably accepted for purchase in the Offer, (iv) Common Shares that are Rollover Shares and (v) Common Shares held by stockholders who have properly demanded appraisal of such Common Shares in accordance with the DGCL (the “Dissenting Shares”), unless such holder fails to perfect or effectively withdraws or otherwise loses his, her or its right to appraisal) (collectively, “Excluded Shares”) will be converted into the right to receive the Offer Price, without interest, less applicable withholding of taxes (the “Common Merger Consideration”). Under no circumstances will interest be paid on the purchase price for the Common Shares accepted for payment in the Offer, regardless of any extension of the Offer or any delay in making payment for the Common Shares. The Merger Agreement is more fully described in Section 11 – “The Merger Agreement; Other Agreements.”
Tendering Stockholders who are the holders of record of their Common Shares and who tender directly to the depositary and paying agent for the Offer (the “Depositary”) will not be obligated to pay brokerage fees or commissions or stock transfer taxes with respect to the purchase of Common Shares by Purchaser pursuant to the Offer. Stockholders who hold their Common Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.
The board of directors of the Company (the “Company Board”) has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders; (ii) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (iii) resolved to recommend that the holders of Common Shares accept the Offer and tender their Common Shares pursuant to the Offer.

More complete descriptions of the Company Board’s reasons for recommending that the Company’s stockholders accept the Offer and tender their Common Shares pursuant to the Offer, and for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (the “Transactions”), are set forth in the Company’s Solicitation/Recommendation Statement on the Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to you together with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety, including the information set forth in Item 4 under the sub-headings “Background of Offer and Merger” and “Reasons for Recommendation.”
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions: (i) the Minimum Tender Condition, (ii) the Regulatory Condition (as defined below in Section 15 – “Conditions of the Offer”), and (iii) the HSR Condition (as defined below in Section 15 – “Conditions of the Offer”). The “Minimum Tender Condition” means that the number of Shares validly tendered and not validly withdrawn, together with any Shares beneficially owned by Parent or any of its wholly owned subsidiaries (including Purchaser), which will include the Rollover Shares, represents at least a majority of the Shares outstanding at the time of the consummation of the Offer.
See Section 15 – “Conditions of the Offer.” There is no financing condition to the Offer.
The Company has advised Parent that at a meeting of the Company Board held on May 29, 2026, H.C. Wainwright & Co., LLC (“HCW”) rendered to the Company Board its oral opinion, subsequently confirmed by delivery of a written opinion dated May 29, 2026 that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by HCW in preparing its opinion, the Closing Amount to be received by the holders of Common Shares (other than the Excluded Shares) is fair, from a financial point of view, to such holders. The full text of the written opinion of HCW is attached as Annex I to the Schedule 14D-9. The opinion of HCW does not constitute a recommendation to any stockholder of the Company as to whether or not such holder should tender Common Shares in connection with the Offer or to any other person as to how such stockholder or other person should vote with respect to the Transactions or any other matter.
THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER
1. Terms of the Offer
Purchaser is offering to purchase all of the issued and outstanding Common Shares (other than the Excluded Shares) at the Offer Price, without interest and less any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and, promptly after the Expiration Date pay for, all Common Shares validly tendered prior to one minute after 11:59 P.M., Eastern Time, on the Expiration Date (the “Offer Expiration Time”) and not validly withdrawn as described in Section 4 – “Withdrawal Rights.” The term “Expiration Date” means July 10, 2026, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” means such subsequent date.
The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition and the other conditions described in Section 15 – “Conditions of the Offer.”
The Merger Agreement provides that, subject to the parties’ respective termination rights in the Merger Agreement, Purchaser must extend the Offer:
(i)
for one or more periods of time, for up to ten (10) business days per extension if at any scheduled Expiration Date any condition to Purchaser’s obligation to accept for payment and pay for the Common Shares validly tendered (and not validly withdrawn) in the Offer, as set forth on Annex I to the Merger Agreement and described below under Section 15 – “Conditions of the Offer” (each, an “Offer Condition” and collectively, the “Offer Conditions”), is not satisfied and has not been waived (to the extent permitted under the Merger Agreement); and

(ii)	for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof, or The Nasdaq Capital Market (“Nasdaq”) applicable to the Offer.
However, Purchaser is not required to, and Purchaser will not, under any circumstances, without the prior written consent of the Company, extend the Offer beyond the Outside Date.
The “Outside Date” means July 17, 2026 (subject to extension to August 17, 2026 under certain circumstances).
See Section 11 – “The Merger Agreement; Other Agreements – Termination of the Merger Agreement.”
If we extend the Offer, are delayed in our acceptance for payment of or payment for Common Shares or are unable to accept Common Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Common Shares on our behalf, and such Common Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 – “Withdrawal Rights.” However, our ability to delay the payment for Common Shares that we have accepted for payment is subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
Subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC and other applicable laws and regulations, we expressly reserve the right to waive any Offer Condition, at any time and from time to time, to modify or amend the terms of the Offer, including the Offer Price. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.
If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of securities sought, a minimum ten (10) business day period generally is required to allow for adequate dissemination to holders of Shares and investor response.
If, on or before the Expiration Date, we increase the consideration being paid for Common Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Common Shares are purchased in the Offer, whether or not such Common Shares were tendered before the announcement of the increase in consideration.
The obligation of Purchaser to accept for payment and pay for Common Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the Offer Conditions. Notwithstanding any other provision of the Offer or the Merger Agreement to the contrary, Purchaser will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment or (subject to any such rules and regulations) the payment for, any tendered Common Shares, and may terminate or amend the Offer, in accordance with and subject to the terms of the Merger Agreement, if any of the Offer Conditions has not been satisfied at the Offer Expiration Time. Under certain circumstances described in the Merger Agreement, we also may terminate the Merger Agreement.
The Company has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Common Shares. This Offer to Purchase and the related Letter of Transmittal, as well as the Schedule 14D-9, will be mailed to record holders of Common Shares whose names appear on the stockholder list and will be furnished for subsequent transmittal to beneficial owners of Common Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Common Shares.
2. Acceptance for Payment and Payment for Shares
Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of the Offer Conditions set forth in Section 15 – “Conditions of the Offer,” we will accept for payment and pay for all Common Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after the Acceptance Time (as defined in Section 11 – “The Merger Agreement”). Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, we expressly reserve the right to delay payment for Common Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16 – “Certain Legal Matters; Regulatory Approvals.”
In the case of certificated Common Shares, we will pay for Common Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Common Shares (the “Share Certificates”) pursuant to the procedures set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal.
In the case of book-entry Common Shares, we will pay for Common Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) confirmation of a book-entry transfer of such Common Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal; or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents. The term “Agent’s Message” means a message, transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Common Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Common Shares validly tendered to Purchaser and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Common Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Common Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate Closing Amount for such Common Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Common Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of or payment for Common Shares or are unable to accept Common Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Common Shares on our behalf, and such Common Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 – “Withdrawal Rights.” Under no circumstances will interest be paid on the Offer Price for the Common Shares accepted for payment in the Offer, regardless of any extension of the Offer or any delay in making payment for the Common Shares.
At or prior to the Acceptance Time, Parent will execute the CVR Agreement with the Rights Agent governing the terms of the CVRs. Neither we nor Parent will be required to deposit any funds related to the CVRs with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. For more information on the CVRs, see Section 11 – “The Merger Agreement; Other Agreements.”
Common Shares tendered by Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Tender Condition unless and until Common Shares underlying such Notice of Guaranteed Delivery are delivered to and “received” (as such term is defined in Section 251(h) of the DGCL) by the Depositary prior to the Offer Expiration Time.
If any tendered Common Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Common Shares than are tendered, Share Certificates representing unpurchased shares will be returned, without expense to the tendering stockholder (or, in the case of Common Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares,” such Common Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.
3. Procedures for Accepting the Offer and Tendering Shares
Valid Tenders. In order for a stockholder to validly tender Common Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary prior to one minute after 11:59 p.m., Eastern time, on the Expiration Date, and, in the case of a book-entry transfer, an Agent’s Message (as defined herein), in lieu of the Letter of Transmittal and such other documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Common Shares must be received by the Depositary at such address or (ii) such Common Shares must be tendered pursuant to the procedure for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Offer Expiration Time.
Book-Entry Transfer. The Depositary will establish an account with respect to the Common Shares at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Common Shares by causing DTC to transfer such Common Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Common Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Offer Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary.
Signature Guarantees for Shares. No signature guarantee is required on the Letter of Transmittal: (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Common Shares) of the

Common Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal, or (ii) if the Common Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
Guaranteed Delivery. If you are a record holder and your stock is certificated but your stock certificate is not immediately available, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary before the Offer expires, you may nevertheless tender your Common Shares if all of the following conditions are met:
•	such tender is made by or through an Eligible Institution;
•	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary by the Offer Expiration Time; and
•
the certificates of all such tendered Common Shares (or a Book-Entry Confirmation of a book-entry transfer of such Common Shares into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantee (or an Agent’s Message) and any other required documents, are received by the Depositary within one (1) NASDAQ trading day after the date of execution of the Notice of Guaranteed Delivery.

See Instructions 1 and 5 of the Letter of Transmittal.
Notwithstanding any other provision of the Merger Agreement or this Offer, payment for Common Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Common Shares or a Book-Entry Confirmation of a book-entry transfer of such Common Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to the Common Shares are actually received by the Depositary.
THE METHOD OF DELIVERY OF THE COMMON SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS OF THE SHARE CERTIFICATES SHALL PASS, ONLY WHEN THEY (OR EFFECTIVE AFFIDAVITS OF LOSS IN LIEU THEREOF) ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF COMMON SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH COMMON SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE COMMON SHARES (OR SHARE CERTIFICATES OR EFFECTIVE AFFIDAVITS OF LOSS IN LIEU THEREOF), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Tender Constitutes Binding Agreement. The tender of Common Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Common Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Common Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Determination of Validity. Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding to the fullest extent permitted by law, subject to the rights of holders of Common Shares to challenge such determination with respect to their Common Shares in a court of competent jurisdiction. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Common Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Common Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, the terms of the Merger Agreement and the rights of holders of Common Shares to challenge such interpretation with respect to their Common Shares in a court of competent jurisdiction, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.
Appointment as Proxy. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Common Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Common Shares or other securities or rights issued or issuable in respect of such Common Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Common Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Common Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Common Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Common Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Common Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Common Shares, Purchaser must be able to exercise full voting, consent and other rights, to the extent permitted under applicable law, with respect to such Common Shares and other related securities or rights, including voting at any meeting of stockholders of the Company.
Preferred Shares. The Offer is being made only for Common Shares, and not for shares of Company Preferred Stock (each, a “Preferred Share” and collectively, “Preferred Shares” and Common Shares, together with Preferred Shares, “Shares”). Each Preferred Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be converted into the right to receive $0.0005 (the “Preferred Merger Consideration” and together, with the Common Merger Consideration, as applicable, the “Merger Consideration”) less any applicable tax withholding, and as of the Effective Time, all such Preferred Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder thereof will cease to have any rights with respect thereto, except the right to receive the Preferred Merger Consideration payable with respect to such Preferred Shares in accordance with the Merger Agreement.
See Section 11 – “The Merger Agreement; Other Agreements” for additional information regarding the treatment of the Preferred Shares in the Merger.
Equity Awards. The Offer is being made only for Common Shares, and not for outstanding options to purchase Common Shares (“Company Stock Options”), outstanding and unvested restricted stock of the Company

(“Company Restricted Stock”) or outstanding restricted stock units of the Company (“Company RSUs”), in each case, granted under the Company’s 2009 Equity Compensation Plan (as amended and/or restated), the Company’s 2015 Equity Compensation Plan (as amended and/or restated), the Company’s 2016 Equity Incentive Plan or the Company’s 2018 Equity Incentive Compensation Plan (as amended and/or restated) (collectively, the “Company Equity Plans”). Holders of Company Stock Options that are outstanding and vested but unexercised, Company Restricted Stock for which the risk of forfeiture has not yet lapsed and Company RSUs that have not yet been settled in Common Shares may participate in the Offer only if they first exercise such Company Stock Options, if the risk of forfeiture lapses for such Company Restricted Stock or if such Company RSUs are first settled, respectively, in accordance with the terms of the applicable Company Equity Plan and other applicable agreements of the Company and the Common Shares, if any, that are issued upon such exercise, vesting or are issued in connection with such settlement are tendered. Any exercise of Company Stock Options, Company Restricted Stock or Company RSUs should be completed sufficiently in advance of the Expiration Date to ensure the holder will have sufficient time to comply with the procedures for tendering Common Shares described below in Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”
See Section 11 – “The Merger Agreement; Other Agreements” for additional information regarding the treatment of the Company Equity Awards in the Merger.
Warrants. The Offer is being made only for Common Shares, and not for outstanding warrants to purchase Common Shares (“Company Warrants”). At the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior thereto will be treated in accordance with the terms and conditions specified in such Company Warrant.
See Section 11 – “The Merger Agreement; Other Agreements” for additional information regarding the treatment of warrants in the Merger.
Information Reporting and Backup Withholding. Payments made to stockholders of the Company in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax on payments for Common Shares purchased in the Offer or exchanged in the Merger (currently at a rate of 24%). To avoid backup withholding, a U.S. stockholder or payee should complete and return the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal, listing such U.S. stockholder’s correct taxpayer identification number and certifying that such stockholder is a U.S. person, that the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Failure to provide the information on the IRS Form W-9 may subject a stockholder to backup withholding on a payment pursuant to the Offer or the Merger for all Common Shares purchased from or exchanged by such stockholder and the IRS may impose penalties on such stockholder. Certain stockholders or payees (including, among others, corporations, certain non-resident non-U.S. individuals and non-U.S. entities) are not subject to these backup withholding and reporting requirements. An exempt U.S. stockholder or payee should indicate its exempt status on IRS Form W-9. Any exempt non-U.S. stockholder or payee should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such exempt non-U.S. status in order to qualify for an exemption from information reporting and backup withholding. A disregarded domestic entity that has a regarded non-U.S. owner must use the appropriate IRS Form W-8, and not the IRS Form W-9. Information disclosed on an applicable IRS Form by a stockholder or payee may be disclosed to the local tax authorities of the non-U.S. stockholder under an applicable tax treaty or an information exchange agreement. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Each stockholder and payee should consult their tax advisors as to any qualification for exemption from backup withholding and the procedure for obtaining any such exemption.
4. Withdrawal Rights
Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Common Shares made pursuant to the Offer are irrevocable.
Common Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Offer Expiration Time. Thereafter, tenders are irrevocable, except that Common Shares tendered may also be withdrawn after August 9, 2026 if Purchaser has not accepted them for payment by the end of August 9, 2026.
For a withdrawal of Common Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn and the names in which the Share Certificates are registered, if different from that of the person who tendered such Common Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Common Shares have been tendered for the account of an Eligible Institution. If Common Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Common Shares. If Share Certificates representing the Common Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered owners and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.
Withdrawals of tenders of Common Shares may not be rescinded and any Common Shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Common Shares described in Section 3 – “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Offer Expiration Time.
Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. Subject to applicable law as applied by a court of competent jurisdiction and the terms of the Merger Agreement, such determination will be final and binding. No withdrawal of Common Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.
5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger
The following discussion is a summary of certain U.S. federal income tax consequences of the disposition of the Shares in the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted in exchange for cash and CVRs pursuant to the Offer or whose Shares are converted into the right to receive cash and CVRs, or a Parent SAFE, in the Merger. This summary is for general information purposes only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders of the Company. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof in effect as of the date of this Offer, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS.
The summary applies only to stockholders of the Company in whose hands Shares are capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address non-U.S., or U.S. state or local tax consequences of the Offer or the Merger, nor does it address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., non-U.S. taxpayers and stockholders that beneficially own (actually or constructively) more than 5% of the total fair market value of the Shares (except as specifically described below), small business investment companies, S corporations, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, persons that accumulate earnings to avoid U.S. federal income tax, cooperatives, banks and certain other financial institutions, broker-dealers, insurance companies, tax-exempt organizations, governmental organizations, retirement plans, stockholders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, trusts, United States persons whose functional currency is not the United States dollar, dealers in securities or non-U.S. currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, stockholders holding Shares that are part of a straddle, hedging, constructive sale, conversion or other integrated security transaction for U.S. federal income tax purposes, stockholders who properly exercise appraisal rights with respect to their Shares, stockholders who hold their Shares as “qualified small business stock” or “section 1244 stock,” and stockholders who received Shares in compensatory transactions (including pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock, restricted stock units or otherwise as compensation)). In addition, this summary does not address U.S. federal taxes other than income taxes (including any U.S. federal estate or gift tax consequences), any aspect of the U.S. alternative minimum tax or Medicare tax on net investment income, or any U.S. state, local or non-U.S. tax consequence, of the Offer and the Merger.
This discussion does not address the tax consequences of acquisitions or dispositions of Shares outside the Offer and the Merger, or transactions pertaining to Company Stock Options, Company Restricted Stock or Company RSUs (as defined in Section 11 – “The Merger Agreement”) that are canceled and converted into the right to receive cash, as the case may be, in connection with the Merger.
For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is or is treated as: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (a) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have authority to control all of the trust’s substantial decisions or (b) the trust was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes. This summary uses the term “Non-U.S. Holder” to mean a beneficial owner of Shares (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
If a partnership, or another entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the partnership or other pass-through entity. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.
Tax Consequences to U.S. Holders.
Treatment as Closed Transaction. The exchange of Shares for the Merger Consideration pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. As part of a closed transaction for U.S. federal income tax purposes, a U.S. Holder who sells Shares pursuant to the Offer or receives cash and CVRs in exchange for Shares pursuant to the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received plus the fair market value (determined as of the effective time of the Offer or the Merger) of any CVRs received (determined in each case before the deduction of withholding taxes, if any) and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged pursuant to the Merger.
Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or exchanged pursuant to the Merger. Such gain or loss generally would be long-term capital gain or loss, provided that the holding period for such block of Shares is more than one year at the time of consummation of the Offer or the Merger, as applicable. In general, long-term capital gain recognized by certain non-corporate U.S. Holders is currently subject to U.S. federal income tax at preferential rates. The deductibility of capital losses by a U.S. Holder is subject to certain limitations.
A U.S. Holder’s initial tax basis in a CVR received pursuant to the Offer or the Merger would equal the fair market value of such CVR as determined for U.S. federal income tax purposes. The holding period for a CVR would begin on the day following the date of the effective time of the Offer or the Merger.
Parent intends to treat a holder’s receipt of a CVR as the receipt of additional consideration paid in the Offer or the Merger for U.S. federal income tax purposes as part of a closed transaction.
Tax information provided to a U.S. Holder and the IRS on IRS Form 1099-B for the year of the Offer or the Merger may reflect only the cash amounts paid to the U.S. Holder in the Offer or the Merger and not the fair market value of the U.S. Holder’s interest in payments made (or to be made) on the CVRs. Accordingly, a U.S. Holder that treats the Offer or the Merger as a closed transaction for U.S. federal income tax purposes may receive an IRS Form 1099-B reporting an amount received that is less than the amount such U.S. Holder will realize in the year of the Offer or the Merger. In addition, any IRS Form 1099-B a U.S. Holder receives with respect to payments on the CVRs may reflect the entire amount of the CVR payments paid to the U.S. Holder and therefore may not take into account the fact that the U.S. Holder already included the value of such payments in such U.S. Holder’s amount realized in the year of the Offer or the Merger. As a result, U.S. Holders reporting under this method should not rely on the amounts reported to them on IRS Forms 1099-B with respect to the Offer or the Merger. Holders are urged to consult their tax advisors regarding how to accurately report their income under this method.
As noted above, there is no authority directly addressing the U.S. federal income tax treatment of receiving payments on the CVRs and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs is uncertain. For example, payments with respect to the CVRs could be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. In addition, it is unclear how a U.S. Holder of the CVRs would recover its adjusted tax basis with respect to payments thereon. It is also possible that, were a payment to be treated as being with respect to the sale of a capital asset, a portion of such payment would constitute imputed interest under Section 483 of the Code (as described below under “Imputed Interest”).
Parent intends to treat any payment received by a U.S. Holder in respect of the CVRs (except to the extent any portion of such payment is required to be treated as imputed interest, as described below) as an amount realized on the disposition of the CVR by the U.S. Holder. Assuming that this method of reporting is correct, a U.S. Holder should recognize gain or loss equal to the difference between the amount of such payment (less any portion of such payment required to be treated as imputed interest, as described below) and the U.S. Holder’s adjusted tax basis in the CVR. The gain or loss will generally be long-term capital gain or loss if the U.S. Holder has held the CVR for more than one year at the time of such payment. Additionally, a U.S. Holder may recognize loss, which likely would be a capital loss, to the extent of any remaining basis after the expiration of any right to cash payments under such U.S. Holder’s CVR. The deductibility of capital losses is subject to limitations.
Treatment as Open Transaction. If, contrary to Parent’s intended reporting position, the transaction is treated as an open transaction for U.S. federal income tax purposes, the fair market value of the CVRs would not be treated as additional consideration for the Shares at the time the CVRs are received in the Offer or the Merger, and the U.S. Holder would have no tax basis in the CVRs. Instead, the U.S. Holder would take payments under the CVRs into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. A portion of such payments would be treated as imputed interest income under Section 483 of the Code (as discussed below) and the balance, in general, as additional consideration for the disposition of the Shares. Payments of cash pursuant to the Offer or the Merger, plus the portion of payments on the CVRs not treated as imputed interest under Section 483 of the Code, will generally first be applied to reduce a U.S. Holder’s adjusted tax basis in the Shares sold in the Offer or exchanged in the Merger. A U.S. Holder will then recognize capital gain to the extent of any cash received pursuant to the Offer or the Merger and the portion of payments in respect of the CVRs not treated as imputed interest received that is in excess of the U.S. Holder’s adjusted tax basis in the Shares sold in the Offer or exchanged in the Merger. A U.S. Holder will recognize capital loss to the extent of any remaining basis after the basis reduction described above, although it is possible that such U.S. Holder may not be able to recognize such loss until the resolution of all contingencies under the CVRs or possibly until such U.S. Holder’s abandonment of the U.S. Holder’s CVRs. Any such capital gain or loss will generally be long-term capital gain or loss if the Shares were held for more than one year prior to such disposition. The deductibility of capital losses is subject to certain limitations.
As discussed above, Parent intends to send to each U.S. Holder an IRS Form 1099-B treating the Offer and the Merger as a closed transaction for U.S. federal income tax purposes. Accordingly, U.S. Holders that treat the Offer or the Merger as an open transaction for U.S. federal income tax purposes are urged to consult their tax advisors regarding how to accurately report their income under this method.
Imputed Interest. If payment with respect to a CVR is made more than six months after the effective time of the Offer or the Merger, a portion of the payment may be treated as imputed interest that is ordinary income to a U.S. Holder. Parent intends to report imputed interest on the CVRs pursuant to Section 483 of the Code, except as required by applicable law. The portion of any payment made with respect to a CVR treated as imputed interest under Section 483 of the Code will be determined at the time such payment is made and generally should equal the excess of (1) the amount of the payment in respect of the CVRs over (2) the present value of such amount as of the effective time of the Offer or the Merger, calculated using the applicable federal rate as the discount rate. A U.S. Holder must include in its taxable income imputed interest under Section 483 of the Code using such holder’s regular method of accounting for U.S. federal income tax purposes.
Tax Consequences to Rollover Stockholders. The exchange of Common Shares for a Parent SAFE pursuant to the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. A U.S. Holder who exchanges Common Shares pursuant to the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the fair market value (determined as of the effective time of the Merger) of the Parent SAFE received and (ii) the U.S. Holder’s adjusted tax basis in the Common Shares exchanged pursuant to the Merger.
Gain or loss will be determined separately for each block of Common Shares (that is, Common Shares acquired at the same cost in a single transaction) exchanged pursuant to the Merger. Such gain or loss generally would be long-term capital gain or loss, provided that the holding period for such block of Common Shares is more than one year at the time of consummation of the Merger. In general, long-term capital gain recognized by certain non-corporate U.S. Holders is currently subject to U.S. federal income tax at preferential rates. The deductibility of capital losses by a U.S. Holder is subject to certain limitations.
Tax Consequences to Non-U.S. Holders. Subject to the discussion of backup withholding below, generally, the exchange of Shares for cash and CVRs, or a Parent SAFE, pursuant to the Offer or the Merger will not be a taxable transaction to Non-U.S. Holders for U.S. federal income tax purposes, unless: (i) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year of the Offer or the Merger, as applicable, and certain other conditions are met; (ii) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or (iii) the Company is or has been a United States real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes at any time within the shorter of the Non-U.S. Holder’s holding period and the five-year period preceding the Offer or the Merger, as applicable, and, if the Shares are “regularly traded on an established securities market” (“regularly traded”), the Non-U.S. Holder owned (directly, indirectly or constructively) more than 5% of the Shares at any time within such period, and certain other conditions are satisfied.
In the case of clause (i) of the preceding paragraph, gain generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States). In the case of clause (ii) of the preceding paragraph, unless a tax treaty provides otherwise, gain will be subject to U.S. federal income tax at the rates generally applicable to a U.S. Holder (and such Non-U.S. Holder should generally provide an IRS Form W-8ECI). A Non-U.S. Holder that is a non-U.S. corporation also may be subject to a 30% branch profits tax (or applicable lower treaty rate) with respect to gain recognized under clause (ii). With respect to clause (iii) of the preceding paragraph, although there can be no assurance in this regard, the Company does not believe that it is, and does not anticipate it becoming, a USRPHC. Further, even if the Company were a USRPHC, so long as the Shares are considered to be regularly traded at any time during the calendar year, a Non-U.S. Holder generally will not be subject to tax on any gain recognized on the exchange of Common Shares pursuant to the Offer or the Merger, unless the Non-U.S. Holder owned (actually or constructively) more than 5% of the total outstanding Shares at any time during the applicable period described in clause (iii). Non-U.S. Holders that have actually or constructively owned more than 5% of the Shares should consult their tax advisors regarding the process for requesting documentation from the Company to establish whether the Company is a USRPHC for U.S. federal income tax purposes and any consequences with respect thereto. If the Company were a USRPHC, a Non-U.S. Holder may, under certain circumstances, be subject to withholding in an amount equal to 15% of the gross proceeds on the sale or disposition of Shares. However, because we believe that the Shares are regularly traded, no such withholding should be required under these rules upon the exchange of Shares pursuant to the Offer or the Merger.
Generally, if payments are made to a Non-U.S. Holder with respect to a CVR, such Non-U.S. Holder may be subject to withholding at a rate of 30% (or a lower rate under an applicable income tax treaty) of the portion of any such payments treated as imputed interest (as discussed above under “Imputed Interest”), unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agents. In addition, a payment to a Non-U.S. Holder with respect to a CVR may be subject to U.S. backup withholding and FATCA withholding, each as discussed below.
Non-U.S. Holders are urged to consult their tax advisors with respect to the particular U.S. federal, state, and local, or non-U.S. tax consequences of the Offer and the Merger and the effect of any applicable tax treaties.

Information Reporting and Backup Withholding. Payments made to stockholders in the Offer or the Merger may be reported to the IRS. In addition, under the U.S. federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain stockholders (who are not “exempt” recipients) pursuant to the Offer or the Merger. To prevent such backup withholding, each holder of Common Shares who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must notify the Depositary or other applicable withholding agent of the stockholder’s taxpayer identification number (generally an employer identification number or social security number) and provide certain other information by completing, under penalty of perjury, an IRS Form W-9, a copy of which is included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the stockholder to a penalty imposed by the IRS.
Certain “exempt” recipients (including, among others, generally all corporations and certain Non-U.S. Holders) are not subject to these backup withholding requirements (though U.S. corporations may be required to submit an IRS Form W-9 to establish such exemption). For a Non-U.S. Holder to qualify for such an exemption from backup withholding, such Non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8), signed under penalty of perjury, attesting to such Non-U.S. Holder’s exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov).
Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or claim a refund of such amounts if they timely provide certain required information to the IRS.
Holders are urged to consult their tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.
Foreign Account Tax Compliance Act or FATCA. Under the “Foreign Account Tax Compliance Act” provisions of the Code, related U.S. Treasury guidance and related intergovernmental agreements (“FATCA”), Parent or another applicable withholding agent will be required to withhold tax at a rate of 30% on the portion of payments on the CVRs reported as imputed interest if a Non-U.S. Holder fails to meet prescribed certification requirements. In general, no such withholding will be required with respect to a person that timely provides certifications that establish an exemption from FATCA withholding on a valid IRS Form W-8. A Non-U.S. Holder may be able to claim a credit or refund of the amount withheld under certain circumstances. Each Non-U.S. Holder should consult its tax advisor regarding the application of FATCA to the CVRs.
The tax discussion set forth above is included for general information only and is not tax advice. You are urged to consult your tax advisor to determine the particular tax consequences to you of the Offer and the Merger, including the applicability and effect of U.S. federal, state, local, non-U.S. and other tax laws and treaties. The U.S. federal income and other tax consequences to holders or beneficial owners of options, restricted stock, RSUs or warrants participating in the Offer or Merger with respect to such options, RSUs or warrants are not discussed herein and such holders or beneficial owners are strongly encouraged to consult their tax advisors regarding such tax consequences.
6. Price Range of Shares; Dividends on the Shares
The Common Shares currently trade on Nasdaq under the symbol “LSTA.” The Company advised us that, as of March 26, 2026, 9,106,391 Common Shares were issued and outstanding. The following table sets forth the high and low sale prices per Common Share for each quarterly period with respect to the periods indicated, as reported by Nasdaq:

	High	Low
Fiscal Year Ending December 31, 2023
First Quarter	$3.83	$2.47
Second Quarter	$4.53	$3.00
Third Quarter	$3.87	$1.95
Fourth Quarter	$3.09	$2.00

	High	Low
Fiscal Year Ending December 31, 2024
First Quarter	$3.40	$2.42
Second Quarter	$3.71	$2.51
Third Quarter	$3.83	$2.72
Fourth Quarter	$3.35	$2.19
Fiscal Year Ending December 31, 2025
First Quarter	$4.20	$2.05
Second Quarter	$3.07	$1.87
Third Quarter	$3.09	$2.07
Fourth Quarter	$2.98	$1.81
Fiscal Year Ending December 31, 2026
First Quarter	$5.07	$1.85
Second Quarter (through May 27, 2026)	$5.03	$2.75

On March 5, 2026, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Common Shares on Nasdaq was $4.23 per Common Share. On June 9, 2026, the last full day of trading before commencement of the Offer, the closing price of the Common Shares on Nasdaq was $3.46 per Common Share. Stockholders are urged to obtain current market quotations for the Common Shares.
The Company has not declared or paid dividends to date and does not anticipate doing so.
7. Certain Information Concerning the Company
The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings and other publicly available information regarding the Company. Neither Parent nor Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information are untrue. However, neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such filings, or for any failure by the Company to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.
General. The Company was incorporated as a Delaware corporation on September 18, 1980 under the name Caladrius Biosciences, Inc. The Company changed its name to Lisata Therapeutics, Inc. on September 15, 2022 upon merging with Cend Therapeutics, Inc. The Company is a clinical-stage pharmaceutical company developing innovative therapies for the treatment of advanced solid tumors and other serious diseases. The address of the Company’s principal executive offices and the Company’s phone number at its principal executive offices are as set forth below:
Lisata Therapeutics, Inc.
P.O. Box 173,
Liberty Corner, New Jersey 07938
(908) 842-0100
The information contained in Section 6— “Price Range of Shares; Dividends on the Shares” is incorporated herein by reference.
Additional Information. The Common Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options and other equity awards granted to them) and other matters. Information concerning the Company’s directors and officers, their compensation and stock options and other equity awards granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters will be available in the Schedule 14D-9. Such reports, proxy statements and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street,

N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, including the Company, that file electronically with the SEC. The Company also maintains an Internet website at https://www.lisata.com/. The information contained in, accessible from or connected to the Company’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of the Company’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.
8. Certain Information Concerning Parent, Purchaser and Certain Related Persons
Purchaser is a Delaware corporation and a direct wholly owned subsidiary of Parent, and was formed solely for the purpose of facilitating the acquisition of the Company. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions. Upon consummation of the Merger, Purchaser will merge with and into the Company and the separate existence of Purchaser will cease and the Company will continue as the surviving corporation and a wholly owned direct subsidiary of Parent. The business address and business telephone number of Purchaser are as set forth below:
Kuva Acquisition Corp.
1980 Post Oak Blvd, Suite 100
Houston, TX 77056
(713) 510-3917
Parent is a Delaware corporation and is a preclinical bioscience company focusing on cancer detection and diagnosis using medical imaging. The business address and business telephone number of Parent are as set forth below:
Kuva Labs Inc.
1980 Post Oak Blvd, Suite 100
Houston, TX 77056
(713) 510-3917
The name, business address, citizenship, current principal occupation or employment, and five-year employment history of each director and executive officer of Purchaser and Parent and certain other information are set forth in Schedule I to this Offer to Purchase.
During the last five (5) years, none of Purchaser or Parent or, to the best knowledge and belief of Purchaser and Parent after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Except as set forth elsewhere in this Offer to Purchase or in Schedule I to this Offer to Purchase: (i) none of Purchaser, Parent, or, to the best knowledge and belief of Purchaser and Parent after due inquiry, the persons listed in Schedule I to this Offer to Purchase beneficially owns or has a right to acquire any Common Shares or any other equity securities of the Company; (ii) none of Purchaser, Parent or, to the best knowledge and belief of Purchaser and Parent after due inquiry, any of the other persons listed in Schedule I to this Offer to Purchase has effected any transaction with respect to the Common Shares or any other equity securities of the Company during the past 60 days; (iii) none of Purchaser, Parent or, to the best knowledge and belief of Purchaser and Parent after due inquiry, the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two (2) years before the date of this Offer to Purchase, there have been no transactions between any of Purchaser, Parent, their subsidiaries or, to the best knowledge and belief of Purchaser and Parent after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two (2) years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Purchaser, Parent, their subsidiaries or, to the best knowledge and belief of Purchaser and Parent after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.
Additional Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Parent and Purchaser with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC. Parent also maintains an Internet website at https://kuvalabs.com/. The information contained in, accessible from or connected to Parent’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of the Parent’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.
9. Source and Amount of Funds
As of the commencement of the Offer, Parent does not have committed financing to fund the Offer Price. Parent and Purchaser intend to fund the Offer Price through a combination of debt and/or equity financings, borrowings under credit facilities that Parent will seek to obtain from lenders and/or private issuance of securities, none of which has been committed. If Parent obtains commitment letters for such financing, such commitments would be filed with the Securities and Exchange Commission and would be available in the manner described in the Offer to Purchase. There can be no assurance that such financing will be obtained.
Purchaser estimates that it will need approximately $39 million to purchase all of the Common Shares pursuant to the Offer and to complete the Merger. Parent will has agreed to provide Purchaser with sufficient funds to purchase all Common Shares validly tendered (and not validly withdrawn) in the Offer and to provide funding for the Merger. In addition, Purchaser estimates that it will need approximately $28 million to pay the maximum aggregate amount that the holders of the CVRs may be entitled to receive if the Milestones are achieved on or prior to the expiration of the CVR Agreement. The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of the Common Shares pursuant to the Offer.
Parent entered into the Commitment Letters, dated March 6, 2026 with Omega. Omega informed Parent that due to overall market conditions, together with extraneous circumstances related to their business, they would no longer be able to fulfill their commitment under the Commitment Letters. As a result, Parent does not expect to receive any funds from Omega in connection with its obligations in the Offer and is therefore exploring other financing sources.
In particular, Parent has entered into a non-binding indication of interest dated June 2, 2026 (the “Non-Binding LOI”) pursuant to which certain investors will purchase senior securedconvertible notes in the amount of the lessor of $25.0 million and 100% of the cash equity raised by Parent inconnection with the Merger, prior to the Closing, solely for the purpose of allowing Parent and/or Purchaser to fully fund the payment of the Closing Amount in respect of each Common Share validly tendered and accepted in the Offer, the cash portion of the Merger Consideration (excluding the portion of the Merger Consideration that would otherwise be payable in respect of the Rollover Shares (as defined below)), any other amounts required to be paid by Parent or Purchaser at Closing in connection with the consummation of the Transactions and the payment of any fees and expenses of or payable by Parent, Purchaser or the Surviving Corporation in connection with the foregoing, subject to the definitive documents being executed.
Parent has entered into a simple agreement for equity with an investor in the amount of $3.5 million, which is subject to the closing of the Merger (the “Investor SAFE”). Parent continues to negotiate with additional investors and third-party financing sources to obtain the funds necessary to consummate the Offer.
Parent expects to obtain the funds necessary to consummate the Offer and the Merger through a combination of existing cash resources and third-party financing sources, including the Non-Binding LOI and Investor SAFE.

Parent may also enter into additional and/or alternative financing arrangements prior to consummation of the Offer and the Merger. Any such financing arrangements may include equity financing, debt financing or other financing arrangements on terms to be determined. The foregoing description of Parent’s financing arrangements does not purport to be complete and is qualified in its entirety by reference to any definitive financing documentation entered into by Parent from time to time.
In connection with the execution of the Merger Agreement, the Rollover Stockholders entered into a Support Agreement with Parent and Purchaser. Subject to the terms and conditions of the Support Agreements, among other things, the Rollover Stockholders agreed to contribute and transfer the Rollover Shares with an aggregate value of approximately $6,366,549, which Rollover Shares otherwise would be converted into the right to receive the Offer Price, to Parent, immediately after the Acceptance Time and immediately prior to the Effective Time. Each Rollover Stockholder will receive from Parent, a Parent SAFE on the terms and subject to the conditions set forth in the Parent SAFE. For the purposes of the amounts needed to fund the Offer Price, we can attribute $3,638,028.
10. Background of the Offer; Past Contacts or Negotiations with the Company
The following is a description of contacts between representatives of Parent and representatives of the Company that resulted in the execution of the Merger Agreement and the other agreements related to the Offer. For a review of the Company’s activities relating to these contacts, please refer to the Schedule 14D-9.
Background of the Offer
The following is a description of contacts between representatives of Parent and representatives of the Company that resulted in the execution of the Merger Agreement and the other agreements related to the Offer. For a review of the Company’s activities relating to these contacts, please refer to the Schedule 14D-9. As part of Parent’s ongoing evaluation of its business and strategic opportunities, Parent’s board of directors (the “Parent Board”) and members of management of Parent regularly evaluate a variety of potential licensing, partnering, collaboration and strategic transactions with third parties.
On 15 September 2022, Cend Therapeutics, Inc. (“Cend”) and Caladrius Biosciences completed a business combination and the resulting company was renamed Lisata Therapeutics, Inc. Following the consummation of the business combination, David Slack (former President and CEO of Cend) became the President and Chief Business Officer at the Company and David Mazzo became the Chief Executive Officer of the Company. Throughout this time, Mark Land, Chief Executive Officer of Parent, maintained a professional relationship with Mr. Slack.
On or around May 18, 2023, through industry connections and the professional relationship with Mr. Slack, Andrew Hopkins, Chief Scientific Officer of Parent, was introduced to members of management of the Company.
On September 9, 2024, following the completion of certain preclinical work performed with use of the Company’s investigational product in combination with Parent’s NanoMark™ asset under a materials transfer agreement between the Company and a wholly owned subsidiary of Parent (the “MTA”), the Company and Parent held a meeting to discuss a potential licensing transaction. Participating on behalf of the Company at this meeting was Tariq Imam, Senior Vice President, Business Development, Operations and General Counsel, and on behalf of Parent were Mr. Land and Mr. Hopkins.
On September 23, 2024, Messrs. Land and Hopkins arranged for a discussion with Mr. Imam regarding a non-binding term sheet with respect to the potential licensing transaction.
In a series of meetings held throughout October and early November 2024, Messrs. Land, Hopkins, and Imam held various discussions regarding the terms of a proposed licensing transaction pursuant to which the Company would grant a license for the development and commercialization of certepetide (formerly LSTA1 or CEND-1) to Parent.
On November 25, 2024, Messrs. Land, Hopkins, and Imam held a meeting to finalize terms of the definitive agreement for the licensing transaction, as discussed below. During such discussion, Mr. Land indicated to Mr. Imam that Parent may seek to make an investment in the Company at some later date.
On November 30, 2024, Parent entered into an exclusive license and collaboration agreement (the “License Agreement”) with the Company, pursuant to which the Company granted a worldwide royalty bearing exclusive license (the “Exclusive License”) for the development and commercialization of certepetide (formerly LSTA1 or CEND-1) as a targeting and delivery agent for Parent’s NanoMark™ imaging technology in solid tumors (the “Licensed Products”) and a worldwide non-exclusive license (the “Non-Exclusive License”, and together with the

Exclusive License, the “Licenses”) to develop and commercialize the Licensed Products using the know-how of the Sanford Burnham Prebys Medical Discovery Institute (“SBP”, and such know-how the “Licensed SBP Patents”) previously granted to the Company pursuant to a license agreement by and between the Company and SBP (the “SBP License Agreement”). Under the License Agreement, Parent agreed to assume full responsibility for research, development, and commercialization costs of the Licensed Products, while the Company agreed to be responsible for supplying the Licensed Products for clinical use at a rate of cost plus 10% pursuant to a clinical supply agreement entered into by the Company and Parent on November 30, 2024. In consideration for the rights under the License Agreement, Parent agreed to, in the aggregate, (i) pay an upfront cash license fee of $1.0 million, (ii) pay development milestone payments of up to $1.5 million upon the achievement of specified regulatory milestones as set forth in the License Agreement, (iii) pay commercial milestone payments of up to $17.5 million upon the achievement of specified commercial and net sales milestones as set forth in the License Agreement, (iv) pay a flat-rate five (5.0%) percent royalty based upon a percentage of net sales of the Licensed Product, subject to specified reductions as set forth in the License Agreement, and (v) pay a portion of any sublicense consideration received from the grant of any sublicense or similar rights under any of the rights or licenses granted to Parent under the License Agreement. The License Agreement remained in effect until it expired on a product-by-product and country-by-country basis at the end of the royalty term unless sooner terminated pursuant to the terms of the License Agreement.
On December 3, 2024, Parent and the Company issued a joint press release publicly announcing the signing of the License Agreement and filed a Form 8-K with the SEC.
On December 17, 2024, Mr. Hopkins met with Mr. Imam and Ryan Quick, VP of Chemistry, Manufacturing and Controls at the Company, regarding Parent’s need for drug supply in connection with the License Agreement.
On January 8, 2025, Messrs. Land, Hopkins, and Imam were joined by Dr. David J. Mazzo, the Company’s President and Chief Executive Officer, for an in-person meeting in Peapack, New Jersey, to discuss, among other things, the businesses of the Company and Parent, respectively, and the potential interest of both parties in pursuing a strategic partnership beyond that of the existing License Agreement, whereby Parent would engage the Company to perform certain research and development services for Parent.
On January 25, 2025, Parent sent an unsolicited non-binding term sheet (the “January 25 Term Sheet”) for a merger between Parent and the Company. The January 25 Term Sheet proposed, among other things, a merger between the Company and Parent pursuant to which (i) the Company would declare a $1.25 per share cash dividend on each share of common stock of the Company outstanding immediately prior to the effectiveness of the proposed merger, (ii) Parent would offer to redeem all of the Company’s outstanding shares of common stock for $2.75 per share in cash and (iii) Parent would be issued 34 million shares of the Company’s common stock (subject to appropriate adjustment) to equal four (4) times the number of outstanding shares of the Company’s common stock (on a fully-diluted basis) prior to the redemption offer. In addition, the January 25 Term Sheet proposed that concurrently with the merger, the parties would close on binding commitments (to be obtained prior to the merger) to invest at least $80 million in the Company through a private placement of the Company’s common stock at $2.75 per share.
On March 6, 2025, Dr. Mazzo, Messrs. Imam, and Land had a meeting, over videoconference, to discuss the proposed transaction structure and Parent’s ability to finance the proposed transaction, and to discuss next steps. Dr. Mazzo, Messrs. Imam and Land discussed structuring the transaction as a tender offer at a significant premium to the then current market price of the Company and Mr. Land requested a period of exclusivity.
On March 12, 2025, Parent received a revised non-binding term sheet from the Company (the “March 12 Term Sheet”) that proposed, among other things, a merger agreement contemplating a “take private” transaction whereby Parent would offer to purchase all of the outstanding shares of common stock of the Company at $7.00 per share in cash. In addition, the March 12 Term Sheet included (i) a 30-day exclusivity period, (ii) a fiduciary termination right by the Company in the event of a bona fide superior proposal and (iii) a standstill proposal.
On March 14, 2025, Mr. Land met with Dr. Mazzo and Mr. Imam in person in Houston, Texas to discuss the terms of the March 12 Term Sheet, among other things, including potential alternative transaction structures such as a license or asset purchase. Upon the meeting’s conclusion, Mr. Land reaffirmed Parent’s interest in acquiring the Company and intended to confer with its counsel to provide a counterproposal to the March 12 Term Sheet.
On March 25, 2025, Parent sent a revised non-binding term sheet to the Company (the “March 25 Term Sheet”) that proposed, among other things, a merger agreement contemplating a tender offer to purchase all of the outstanding shares of common stock of the Company at $5.50 per share in cash. The March 25 Term Sheet contemplated the Company remaining a publicly-traded company listed on Nasdaq. In addition, the March 25 Term Sheet proposed (i) a private placement of an undetermined amount of shares of common stock of the Company contingent on a successful tender, (ii) a 120-day exclusivity period with a potential for automatic extension, (iii) an undetermined termination fee if the Company terminated the purchase agreement or tender, accepts a different offer to purchase shares of the Company’s common stock or a majority of the aggregate voting power of all shares of common stock then outstanding do not accept the tender and (iv) a proposal for a separate standstill agreement.
On March 26, 2025, Mr. Land received an email from Mr. Imam, making introductions to the Company’s attorneys at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., outside legal counsel to the Company (“Mintz”). Later that day, Mr. Land replied making introductions to Parent’s attorneys at Shackelford, McKinley & Norton, LLP (“Shackelford Law”).
On March 27, 2025, representatives of Mintz and Shackelford Law held a meeting to discuss the March 25 Term Sheet and the overall logistics of a proposed transaction. Representatives of Mintz expressed their view to representatives of Shackelford Law that it was likely not possible for Parent to make a tender offer for the Company’s outstanding shares of common stock and remain as a publicly traded company on Nasdaq.
On April 8, 2025, a special meeting of the Company’s board of directors (“Company Board”) was held to discuss the proposed terms of a proposed transaction with Parent. At the request of the Company Board, Mr. Land attended a portion of the meeting, presenting Parent, its history, technology, and a general overview of its intended goals as it relates to the proposed transaction.
On April 9, 2025, Parent received a revised non-binding term sheet from the Company (the “April 9 Term Sheet”) that proposed, among other things, (i) a purchase agreement contemplating a tender offer to purchase all of the outstanding shares of common stock of the Company at $6.50 per share in cash, (ii) a 45-day exclusivity period, (iii) a fiduciary termination right by the Company in the event of a bona fide superior proposal and (iv) a standstill proposal and rejected the proposal of a termination fee in the event of a termination of the purchase agreement in the event of the Company’s exercise of its fiduciary termination right.
On April 11, 2025, Parent sent a revised non-binding term sheet to the Company (the “April 11 Term Sheet”) that proposed, among other things, (i) a purchase agreement contemplating a tender offer to purchase all of the outstanding shares of common stock of the Company at $6.00 per share in cash, (ii) a private placement of an undetermined amount of shares of common stock at the market price, (iii) a 60-day exclusivity period with a potential for automatic extension, (iv) a fiduciary termination right by the Company in the event of a bona fide superior proposal, and (v) a standstill for a reasonable period of time to be determined after further negotiation.
On April 14, 2025, Parent received a revised non-binding term sheet from the Company (the “April 14 Term Sheet”) accepting the proposal for a purchase agreement contemplating a tender offer to purchase all of the outstanding shares of common stock of the Company at $6.00 per share in cash. The April 14 Term Sheet rejected the proposal for a private placement of an undetermined amount of shares of common stock of the Company at the market price.
On April 15, 2025, Dr. Mazzo and Mr. Land had a telephonic meeting to discuss, among other things, the April 14 Term Sheet, including the proposal for a private placement of shares of common stock concurrent with the tender offer.
On April 16, 2025, representatives of Mintz and Shackelford Law held a meeting to discuss the logistics and securities law considerations of a private placement of shares of common stock concurrent with the tender offer.
On April 23, 2025, Parent and the Company executed a mutual nondisclosure agreement (the “Mutual Nondisclosure Agreement”), as the confidentiality provisions in the MTA were set to expire in August 2025, which did not include a standstill provision, for consistency with the confidentiality provisions in the MTA and in anticipation of the standstill agreement to accompany the April 25 Term Sheet (as defined below).
On April 25, 2025, Parent sent a revised non-binding term sheet (the “April 25 Term Sheet”) to the Company confirming the $6.00 price per share of the tender offer and modifying the closing condition whereby Parent would be required to close the tender offer pursuant to which Parent agreed that prior to both the execution of the merger agreement and the expiration of the exclusivity period, Parent would provide funding commitments from third party investor(s) sufficient to cover all of its obligations to tender for the shares, including, without limitation, the funding of the tender offer.
Later that day on April 25, 2025, Parent and the Company executed the April 25 Term Sheet and accompanying standstill agreement, which provided for a customary standstill for a period of one year. As part of the April 25 Term Sheet, Parent was provided with a sixty (60) day exclusivity period.
Subsequent to the execution of the April 25 Term Sheet, representatives of Mintz and Shackelford Law participated in telephonic meetings and exchanged emails regarding when documents to effect the proposed transaction contemplated by the April 25 Term Sheet would be exchanged. Mintz was instructed by Company management to not commence drafts of any documentation until there was sufficient evidence that Parent would obtain financing commitments to fund the tender offer.
On May 8, 2025, Mr. Land met with Dr. Mazzo and Mr. Imam at the Company’s corporate headquarters in Basking Ridge, New Jersey, where they discussed the Company’s regulatory strategy, existing drug supply, manufacturing needs and scalability.
On June 3, 2025, Mr. Imam and James Nisco, the Company’s Senior Vice President, Finance and Treasury and Chief Accounting Officer, met with Mr. Land in person in New York, New York to discuss the Company’s current and future expenses and near-term obligations.
On June 13, 2025, Parent entered into an engagement letter with an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed transaction and the life sciences industry (“Financial Advisor A”) Financial Advisor A, in connection with a proposed private placement to finance the proposed transaction.
On June 26, 2025, Parent and the Company executed the first extension of the April 25 Term Sheet, with the exclusivity period expiring on August 6, 2025. The extension was required so that Parent could raise the necessary funds to complete the tender offer and merger as contemplated by the April 25 Term Sheet.
On July 1, 2025, Mr. Imam, representatives of Mintz, and representatives of Parent’s new outside counsel, Davis Polk & Wardwell LLP (“Davis Polk”), had an introductory meeting to discuss the structure and timing to complete the transaction as contemplated by the April 25 Term Sheet.
On August 19, 2025, Parent and the Company executed the second extension of the April 25 Term Sheet, with the exclusivity period expiring on September 18, 2025.
On September 17, 2025, during a regular meeting of the Company Board, Mr. Land was invited by the Company to discuss the status of Parent’s fundraising activities. Mr. Land was also joined by a representative of Financial Advisor A, which was then serving as Parent’s financial advisor and investment bank to raise the funds needed to make the tender offer contemplated by the April 25 Term Sheet.
On or around October, 2025, Mr. Land and Financial Advisor A agreed to discontinue the fundraising activities in connection with the proposed transaction.
On or around October, 2025, Mr. Land and Dr. Mazzo had a telephonic meeting to discuss, among other things, that Financial Advisor A was unable to raise the funds for the proposed tender offer contemplated by the April 25 Term Sheet and Mr. Land confirmed that Parent would seek other sources of financing.
On December 2, 2025, Parent submitted a non-binding indication of interest to the Company (the “December 2 IOI”) to acquire all of the outstanding equity of the Company for $4.00 per share in cash, representing a 100% premium to the Company’s closing share price on December 1, 2025. The December 2 IOI stated that the contemplated transaction would be structured as a tender offer followed by a second-step merger in compliance with all applicable securities laws and that Parent intended to fund the transaction through a combination of committed equity capital from existing partners and new investors and available credit facilities and/or strategic financing sources. Parent stated that upon acceptance of the proposal by the Company Board, Parent was prepared to deliver customary evidence of financing commitments within ten (10) days. The December 2 IOI was conditioned on completion of (i) confirmatory due diligence, including review of key commercial agreements, intellectual property, litigation and material contracts, and (ii) a provision (the “Rollover Provision”) that Parent could, in consultation with the Company, agree with certain non-management stockholders, who were yet to be identified, that such stockholders would not tender their shares in the offer and instead contribute them to Parent in exchange for equity in Parent.
On December 9, 2025, Parent engaged in a discussion with Omega regarding financing of the proposed transaction with the Company.
On December 19, 2025, the Omega and Parent executed a binding financing commitment letter, which confirmed the Omega’s commitment to make an equity investment in Parent in connection with the proposed transaction with the Company, subject to (i) the satisfactory completion of due diligence prior to the execution of definitive documentation in connection with the proposed transaction, (ii) the absence of any material adverse change of the Company, and (iii) the execution and delivery of definitive documentation for the proposed transaction.
On December 20, 2025, Parent sent a revised non-binding term sheet to the Company (the “December 20 Term Sheet”), which provided for an offer price of $4.00 per Common Share and one (1) contingent value right (“CVR”), payable as $2.00 per Common Share upon approval of certepetide in any indication within 18 months of closing, as well as an exclusivity period of forty-five (45) days. The December 20 Term Sheet also included a “fiduciary out” provision applicable under certain circumstances in connection with a “superior proposal”, subject to the Company paying Parent a “customary termination fee” to be negotiated in connection with the definitive Purchase Agreement.
On December 23, 2025, Parent received a revised draft of the December 20 Term Sheet from the Company (the “December 23 Term Sheet”), which provided for the term sheet to be binding and an offer price of $4.00 per Common Share and one (1) CVR, payable as $2.00 per Common Share upon the earlier of 18 months of closing or approval of certepetide in any indication and in any jurisdiction, as well as striking the exclusivity period, maintaining the “fiduciary out” provision and including a reciprocal $2,000,000 breakup fee payable by the terminating party if the Purchase Agreement was terminated.
On December 29, 2025, Parent sent a revised draft of the December 23 Term Sheet to the Company (the “December 29 Term Sheet”). The December 29 Term Sheet provided for an offer price of $4.00 per Common Share and one (1) CVR, payable as $2.00 per Common Share upon approval of certepetide in any indication within 18 months of closing, as well as an exclusivity period of forty-five (45) days. The December 29 Term Sheet also revised the termination fee such that it was (i) payable by the Company to Parent if the Company terminated the Purchase Agreement for a superior proposal or in “certain other customary circumstances” to be negotiated in connection with the definitive Purchase Agreement and (ii) payable by the Parent to the Company if the Company terminated the Purchase Agreement due to Parent’s failure to complete the offer.
On December 30, 2025, the Company sent a revised draft of the December 29 Term Sheet to Mr. Land (the “December 30 Term Sheet”), which provided an offer price of $4.00 per Common Share and three (3) CVRs, payable as follows: (1) $1.00 per Common Share within 12 months of the date on which rights to certepetide in the Greater China region revert to the Company, (2) $1.00 per Common Share within 18 months of closing, and (3) $1.00 per Common Share upon approval of certepetide in any indication and in any jurisdiction. The December 30 Term Sheet also removed the exclusivity period of thirty (30) days. The December 30 Term Sheet also narrowed the termination fee provision to remove the obligation of the Company to pay Parent a termination fee if the Company terminated the Purchase Agreement in “certain other customary circumstances” to be negotiated in connection with the definitive Purchase Agreement.
On January 5, 2026, a representative of Davis Polk discussed the exclusivity period and certain other terms of the term sheet with Mr. Imam. Mr. Imam sent a revised term sheet (the “January 5 Term Sheet”) to Davis Polk with a note that a compromise could be reached on the no-shop provision. At such time, Mr. Imam introduced representatives of Davis Polk to representatives of Mintz to discuss documentation of the proposed transaction.
Also on January 9, 2026, representatives of Mintz and representatives of Davis Polk exchanged revised drafts of the December 30 Term Sheet. Davis Polk’s draft (i) revised the offer price to $4.00 per Common Share and one (1) CVR, payable as $2.00 per Common Share upon approval of certepetide in any indication in any jurisdiction, (ii) reinserted a forty-five (45) day exclusivity period, (iii) added interim operating covenants relating to cash payments until the signing of the definitive purchase agreement and (iv) added exceptions for certain terminations which would not require the payment of the $2,000,000 breakup fee, such as a party determining in good faith that it is not willing to enter into the definitive purchase agreement because the other party is insisting that the definitive purchase agreement includes terms that are not commercially reasonable (the “Permitted Exceptions”). Mintz’s draft (the “January 9 Term Sheet”) (i) removed the Rollover Provision and (ii) provided that in addition to the consideration of $4.00 per share, each share tendered in the Offer or exchanged in the Merger would also be entitled to receive two (2) non-tradeable CVRs, payable as follows: $1.00 per share within twelve (12) months of the date on which rights to certepetide in the Greater China region revert to the Company and $1.00 per share upon filing of an NDA or similar registration document for approval to commercialize certepetide in any indication in any jurisdiction. The January 9 Term Sheet revised the exclusivity provision from 45 days to 30 days, and also revised the language regarding the interim operating covenants relating to cash payments until the signing of the definitive merger agreement.
On January 10, 2026, representatives of Davis Polk and Mintz discussed the revised term sheet and agreed that the following outstanding primary issues remained: (i) Parent needs to either have completed its diligence before signing or there would need to be some protections to Parent for diligence issues (e.g. not receiving the materials it has requested or new information coming to light), including a Company material adverse effect provision; and (ii) Parent required the Company to schedule estimated expenses during this interim period, including any investment banking fees and legal expenses.
On January 11, 2026, a representative of Davis Polk sent a revised term sheet to representatives of Mintz, which reinstated the Rollover Provision whereby certain non-executive stockholders of the Company may agree to not tender their shares in the tender offer and instead contribute their shares to Parent in exchange for equity interests in Parent. In addition, a representative of Davis Polk added a Company material adverse effect provision to the termination section so that Parent would not be required to enter into the merger agreement if there was a material adverse effect on the Company.
On January 12, 2026, a representative of Mintz sent a revised term sheet to a representative of Davis Polk, which added an 18 month standstill other than pursuant to the merger agreement and also added a definition of material adverse effect on the Company.
On January 15, 2026, a representative of Davis Polk sent a revised term sheet to representatives of Mintz, which removed the standstill language and requested that any equity awards and change of control payments that are not publicly disclosed be listed on a schedule to the term sheet. A representative of Davis Polk also requested that the Company provide a schedule of anticipated expenses until signing the merger agreement and a proposed expiration date for the term sheet. Representatives of Davis Polk and Mintz discussed the proposed changes.
On January 16, 2026, a representative of Mintz sent a revised term sheet to representatives of Davis Polk which added back the eighteen (18) month standstill and inserted an expiration date of February 28, 2026. Such representatives of Mintz and Davis Polk discussed the standstill provision.
On January 19, 2026, Davis Polk sent a revised term sheet to representatives of Mintz which reduced the eighteen (18) month standstill to twelve (12) months but included that such standstill shall be inoperative and of no force or effect if the term sheet is terminated, other than a termination by the Company due to Parent’s failure to enter into a merger agreement on terms and conditions materially consistent with the December 30 Term Sheet by February 27, 2026 (other than any such failure as a result of a Permitted Exception) and stated that such section superseded and replaced the standstill provision in the standstill agreement that accompanied the April 25 Term Sheet.
On January 21, 2026, the Company and Parent executed the Binding Term Sheet, the terms of which are described herein under the heading “Arrangements with Purchaser, Parent, and their Affiliates—Binding Term Sheet.” The Binding Term Sheet provided for an offer price of $4.00 per Common Share and two (2) non-tradeable CVRs, payable as follows: (1) $1.00 per Common Share within 12 months of the date on which rights to certepetide in the Greater China region revert to the Company; and (2) $1.00 per Common Share upon filing of an NDA or similar registration document for approval to commercialize certepetide in any indication in any jurisdiction.
On February 5, 2026, representatives of Goodwin Procter LLP (“Goodwin”), new outside counsel to Parent, sent representatives of Mintz a draft of the merger agreement. Due to the achievement of the milestone relating to the reversion of the rights to certepetide in Greater China back to the Company, the draft merger agreement reflected an Offer Price of $5.00 per Common Share and one (1) CVR representing the contingent right to receive $1.00 per Common Share upon filing of a New Drug Application or similar registration document for approval to commercialize certepetide in any indication in any jurisdiction. Consistent with the Binding Term Sheet, the draft merger agreement also provided for, among other things, (i) a termination fee of $2,000,000 payable by the

Company to Parent in circumstances such as entering into a superior proposal, a change of recommendation, or certain post-termination competing transactions, (ii) a termination fee of $2,000,000 payable by the Parent to the Company for failure to commence or complete the offer, failure to accept tendered shares, or uncured breaches that result in a material adverse effect, and (iii) a “fiduciary out” provision applicable under certain circumstances in connection with a “superior proposal.”
On February 11, 2026, Parent’s engagement letter with Financial Advisor A was formally terminated.
On February 15, 2026, representatives of Mintz sent representatives of Goodwin a revised draft of the merger agreement, which included revisions to reflect, among other things (i) additional representations, warranties and covenants of Parent regarding its financial ability and financing sources, (ii) expanded “fiduciary out” provisions, including those applicable under certain circumstances in connection with a “intervening event,” (iii) a provision regarding the availability of specific performance in favor of the Company to cause Parent to enforce its agreements with its financing sources, and (iv) edits to the offer conditions, including the removal of a condition regarding the contribution of the Rollover Shares to Parent as contemplated by the Support Agreements.
On February 17, 2026, representatives of Goodwin sent representatives of Mintz a draft of the contingent value rights agreement (the “Original CVR Agreement”), which provided for, among other things, (i) triggering the milestone payment upon obtaining all regulatory approvals necessary to broadly market and sell products that contain certepetide, including but not limited to any New Drug Application and pricing and reimbursement approval, and not including any conditional approval or accelerated regulatory approval, (ii) Parent having sole discretion and decision-making authority over whether and how much to invest in the development of products that contain certepetide, (iii) certain acknowledgements by the Company as to the absence of duties or assurances with respect to the potential achievement of the milestone, and (iv) no level of efforts to achieve the milestone.
On February 22, 2026, representatives of Mintz sent representatives of Goodwin an updated draft of the Original CVR Agreement revised to, among other things, (i) trigger the milestone payment upon the filing or formal acceptance for review by any governmental authority of any New Drug Application, (ii) provide that Parent shall use its commercially reasonable efforts to achieve the milestone, and (iii) remove the acknowledgements by the Company as to the absence of duties or assurances with respect to the potential achievement of the milestone.
On February 22, 2026, representatives of Goodwin sent representatives of Mintz a revised draft of the merger agreement, which among other things (i) revised the representations, warranties and covenants of Parent regarding its financial ability and financing sources to limit to equity sources only, (ii) narrowed the “fiduciary out” provisions, including by deleting those applicable under certain circumstances in connection with a “intervening event,” (iii) removed the provision regarding the availability of specific performance in favor of the Company to cause Parent to enforce its agreements with its financing sources, and (iv) revised the offer conditions, including to reinsert a condition regarding the contribution of the Rollover Shares to Parent as contemplated by the Support Agreements.
On February 23, 2026, representatives of Goodwin sent representatives of Mintz a revised draft of the Original CVR Agreement which, among other things, (i) revised the definition of commercially reasonable efforts to be used by Parent and (ii) reinserted acknowledgements by the Company as to the absence of duties or assurances with respect to the potential achievement of the milestone, subject to Parent’s obligation to use its commercially reasonable efforts to achieve the milestone, where applicable.
In the morning of February 24, 2026, representatives of Mintz sent representatives of Goodwin a revised draft of the merger agreement, which among other things (i) reinserted “fiduciary out” provisions applicable under certain circumstances in connection with a “intervening event,” (ii) reinserted the provision regarding the availability of specific performance in favor of the Company to cause Parent to enforce its agreements with its financing sources, and (iii) removed the offer condition regarding the contribution of the Rollover Shares to Parent as contemplated by the Support Agreements. In the afternoon of February 24, 2026, representatives of Mintz and representatives of Goodwin met via videoconference and discussed the revisions to the merger agreement.
On February 25, 2026, representatives of Mintz sent representatives of Goodwin an updated draft of the Original CVR Agreement which, among other things, further revised the definition of commercially reasonable efforts to be used by Parent.
Also on February 25, 2026, Parent sent a draft of the Support Agreements to the Rollover Stockholders.

On February 26, 2026, representatives of Goodwin sent representatives of Mintz a revised draft of the merger agreement, which among other things (i) removed the “fiduciary out” provisions applicable under certain circumstances in connection with a “intervening event” and (ii) revised the provisions regarding the availability of specific performance in favor of the Company to cause Parent to enforce its agreements with its financing sources.
On February 26, 2026, the Company and Parent executed an amendment to the Binding Term Sheet thereby extending the term to March 7, 2026.
On February 27, 2026, representatives of Goodwin sent representatives of Mintz a revised draft of the Original CVR Agreement, which, among other things, further revised the definition of commercially reasonable efforts to be used by Parent.
On March 1, 2026, representatives of Mintz sent representatives of Goodwin a revised draft of the merger agreement, which among other things (i) included, in lieu of “fiduciary out” provisions applicable under certain circumstances in connection with a “intervening event,” certain additional exceptions to the procedures for a change of board recommendation under the merger agreement, and (ii) revised the acknowledgment of the availability of specific performance in favor of the Company to cause Parent to enforce its agreements with its financing sources.
On March 3, 2026, Parent and the Omega entered into a capital commitment letter (“the Omega Capital Commitment Letter”), pursuant to which Omega agreed to purchase, directly or indirectly, at or immediately prior to Closing, $50,000,000 of equity securities of Parent in the aggregate, solely for the purpose of allowing Parent and/or Purchaser to fully fund the payment of the Closing Amount in respect of each Common Share validly tendered and accepted in the Offer, the cash portion of the Merger Consideration (excluding the portion of the Merger Consideration that would otherwise be payable in respect of the Rollover Shares), any other amounts required to be paid by Parent or Purchaser at Closing in connection with the consummation of the Transactions and the payment of any fees and expenses of or payable by Parent, Purchaser or the Surviving Corporation in connection with the foregoing, subject to the satisfaction of certain customary conditions set forth in the Omega Capital Commitment Letter.
On March 3, 2026, representatives of Goodwin sent representatives of Mintz a copy of the Omega Capital Commitment Letter. Representatives of Mintz requested recent bank or other account statements showing that Omega had the requisite amount of funds to complete the tender offer and merger. Representatives of Goodwin sent a recent portfolio statement that showed cash and securities valued well in excess of the amount required to complete the tender offer and merger. In addition, representatives of Mintz requested a list of the certain non-executive stockholders, the Rollover Stockholders, who would sign Support Agreements.
On March 4, 2026, representatives of Goodwin sent representatives of Mintz a revised draft of the merger agreement which, among other things, removed the certain additional exceptions to the procedures for a change of board recommendation under the merger agreement proposed in the March 1, 2026 draft of the merger agreement. In addition, representatives of Goodwin sent representatives of Mintz a list of the Rollover Stockholders who would sign Support Agreements.
On March 4, 2026 and March 5, 2026, representatives of Mintz and representatives of Goodwin exchanged multiple revised drafts of the merger agreement and Original CVR Agreement with incremental revisions intended to put the agreements in final form for execution, subject to approval of the Company Board.
In the evening of March 5, 2026, the Rollover Stockholders, Parent and Purchaser executed the Support Agreements.
After the close of trading on Nasdaq on March 6, 2026, Parent, Purchaser and the Company executed the Merger Agreement, and the Company issued a press release announcing the execution of the Merger Agreement.
In light of Parent’s ongoing efforts to obtain a variety of financing resources in addition to the Omega Capital Commitment Letter from Omega, on April 2, 2026, Parent, Purchaser and the Company agreed to extend the date by which Purchaser was obligated to commence the Offer contemplated by the Original Merger Agreement.
On April 2, 2026, the Company filed a Form 8-K with the SEC. The Form 8-K reflected that Parent, Purchaser and the Company agreed to a waiver to the Merger Agreement (which is annexed to and filed with this Schedule TO as Exhibit (d)(8)) and agreed to extend the date by which Purchaser was obligated to commence the Offer to April 13, 2026 or such other date as may have been agreed to between Parent and the Company.

On April 12, 2026, Parent requested that the Company further extend the date by which Purchaser was obligated to commence the Offer from April 13, 2026 to April 27, 2026, in order to allow Parent more time to obtain a variety of financing resources in addition to its Omega Capital Commitment Letter from Omega. The Company did not agree to an extension and Parent did not commence the Offer on April 13, 2026.
Between April 13, 2026 and April 22, 2026, representatives of Mintz and representatives of Goodwin exchanged correspondence regarding Parent’s failure to timely commence the Offer, the status of Parent’s efforts to obtain financing resources on terms more favorable to Parent in addition to its Omega Capital Commitment Letter from Omega and Parent’s intent to finalize its financing and launch the Offer expeditiously.
On April 23, 2026, Company management, representatives of Mintz, Mr. Land and representatives of Goodwin met via videoconference to discuss the status of the transaction. Mr. Land and representatives of Goodwin indicated (without providing specifics) that they were concerned about Omega’s responsiveness and reliability as a financing source, and that the time and costs involved in enforcing the Omega Capital Commitment Letter with Omega, if necessary, would be detrimental to the timing of the transaction and both the Company and Parent. Mr. Land expressed his continued commitment to completing the transaction and his confidence that he would be able to finalize Parent’s financing and commence the Offer on April 28, 2026.
On April 27, 2026, Company management, representatives of Mintz, Mr. Land and representatives of Goodwin met again via videoconference to discuss the status of the transaction. Mr. Land explained that Parent’s financing was not yet finalized and it would be unable to commence the Offer on April 28, 2026. Mr. Land also expressed confidence in his ability to finalize Parent’s financing and commence the Offer on April 30, 2026.
On April 28, 2026, representatives of Mintz and representatives of Goodwin exchanged calls and emails regarding Parent’s ability to commence the Offer by April 30, 2026.
On April 29, 2026, Mr. Land informed the Company that he was going to request additional time to commence the Offer, in exchange for covering the Company’s operating expenses during such extension period. On April 30, 2026, Mr. Land provided an email summary of such proposal, which provided for, among other things, that the deadline to commence the Offer would be extended to May 29, 2026, that payments at the end of each week to the Company to cover its operating expenses incurred during the preceding week and that Parent would issue a press release that it intends to commence the tender offer and remains committed to completing the transaction.
On May 1, 2026, representatives of Goodwin sent representatives of Mintz a draft of the First Merger Agreement Amendment to document Parent’s proposal. The draft provided for, among other things, (i) the extension of the deadline to commence the Offer until May 29, 2026, (ii) payments in the middle of each week during the extension period equal to the Company’s “operational cash spend” during such week, (iii) such payments being credited against any termination fee payable by Parent under the Original Merger Agreement, and (iv) additional covenants in favor of Parent regarding the Company’s reduction of its operating expenses and compliance with certain disclosure obligations.
Later in the evening of May 1, 2026, Company management sent Mr. Land a revised draft of the First Merger Agreement Amendment, prepared by representatives of Mintz and Company management, which, among other things, (i) provided for non-refundable payments due at the beginning of each week during the extension period in fixed amounts, (ii) deleted the provision crediting such payments against any termination fee payable by Parent under the Original Merger Agreement, and (iii) deleted the additional covenants in Parent’s favor.
On May 2, 2026, Company management and Mr. Land exchanged comments to the draft First Merger Agreement Amendment, primarily with respect to the schedule of payments thereunder.
On May 3, 2026, Parent, Purchaser and the Company entered into an amendment and waiver to the Merger Agreement and agreed to extend the date by which Purchaser was obligated to commence the Offer from April 13, 2026 to May 29, 2026, or such other date as may be agreed to between the Company and Parent. Under the amendment and waiver, Parent has also agreed to pay certain expenses of the Company, up to $1.1 million in the aggregate, until commencement of the Offer. From the date of the amendment and waiver until May 29, 2026, the Company agreed not to pursue any claim against Parent, Purchaser or their affiliates arising from or relating to the Merger Agreement or the transactions contemplated thereby.

On May 4, 2026, the Company filed a Form 8-K with the SEC. The Form 8-K reflected that Parent, Purchaser and the Company agreed to an amendment and waiver of the Merger Agreement (which is annexed to and filed with this Schedule TO as Exhibit (d)(9)) as described above.
On May 5, 2026, the Parent wired the Company $95,000. Between May 5, 2026 and May 8, 2026, Company management communicated with Mr. Land regarding Parent’s failure to timely pay the entire May 5, 2026 payment and the May 7, 2026 payment. On May 8, 2026, Parent wired the Company $255,000, representing the May 7, 2026 payment and the remaining portion of the May 5, 2026 payment.
On May 12, 2026, Parent failed to make the May 12, 2026 payment. On May 13, 2026, Mr. Land informed Company management that Parent would make the May 12, 2026 payment on May 14, 2026. As of May 15, 2026, Parent had still not made the payment that was due on May 12, 2026.
On May 15, 2026, representatives of Mintz met with representatives of Goodwin via videoconference to discuss Parent’s failure to timely remit the payments due under the First Merger Agreement Amendment and the Company’s insistence that Parent pay the amounts owed and commence the Offer before the May 29, 2026 deadline contemplated by the First Merger Agreement Amendment.
On May 18, 2026, Mr. Land emailed the chairman of the Board to communicate, among other things, (i) that Parent would make the payment under the First Merger Agreement Amendment that was due on May 12, 2026 on May 20, 2026, (ii) that Parent would make the payment under the First Merger Agreement Amendment due on May 19, 2026 on May 22, 2026, (iii) that, on May 22, 2026, Parent would provide the Company with confirmation of its financing and a clear timeline for the commencement of the Offer.
On May 20, 2026, Parent wired the Company the $250,000 payment that was due on May 12, 2026.
On May 22, 2026, Parent wired the Company the $250,000 payment that was due on May 19, 2026.
On May 23, 2026, Mr. Land sent Company management a proposal to amend the Original Merger Agreement to decrease the amount of cash per share to be paid at the closing of the transaction from $5.00 per share to $4.00 per share and replace the Original CVR Agreement (the previously agreed form of which was attached to the Original Merger Agreement) with a copy revised to add an additional milestone payment of $1.00 per share payable in December of 2026 and increase the existing milestone payment from $1.00 per share to $2.00 per share. Mr. Land noted that doing so would allow Parent to commence the Offer by May 29, 2026.
Between May 23, 2026 and May 26, 2026, Mr. Land and Company management discussed the proposal multiple times and interacted on its terms before reaching an understanding to amend the Original Merger Agreement to decrease the cash per share to be paid at the closing of the transaction from $5.00 per share to $4.00 per share and replace the Original CVR Agreement with an amended version revised to add an additional milestone payment of $1.25 per share payable in December 2026 and increase the existing milestone payment from $1.00 per share to $1.75 per share.
On May 27, 2026, representatives of Goodwin sent representatives of Mintz a draft of the Second Merger Agreement Amendment and a draft of the amended and restated contingent value rights agreement (the “CVR Agreement”). The Second Merger Agreement Amendment provided for a decrease in the amount of cash per share to be paid at the closing of the transaction from $5.00 per share to $4.00 per share and replaced the Original CVR Agreement attached to the Original Merger Agreement with the CVR Agreement. The CVR Agreement revised the Original CVR Agreement attached to the Original Merger Agreement to, among other things, include a milestone payment of $1.25 per share to be paid upon completion of enrollment of the LSTA1-GBM-2A proof-of-concept study.
Later in the day on May 27, 2026, representatives of Mintz sent representatives of Goodwin revised drafts of the Second Merger Agreement Amendment and CVR Agreement. The revised Second Merger Agreement Amendment included an additional interim operating payment of $250,000 due one (1) business day after the execution of the Second Merger Agreement Amendment. The revised CVR Agreement, among other things, broadened the trigger for the $1.25 per share milestone payment from the completion of enrollment for the LSTA1-GBM-2A proof-of-concept study to the earlier of (x) the completion of enrollment of the LSTA1-GBM-2A proof-of-concept study, (y) enrollment of 90% of the target number of subjects for the LSTA1-GBM-2A proof-of-concept study and (z) the termination of the LSTA1-GBM-2A proof-of-concept study for any reason.

In the evening of May 27, 2026, representatives of Goodwin sent representatives of Mintz revised drafts of the Second Merger Agreement Amendment and CVR Agreement. The revised Second Merger Agreement Amendment rejected the additional interim operating payment of $250,000 due one (1) business day after the execution of the Second Merger Agreement Amendment. The revised CVR Agreement, among other things, narrowed the trigger for the $1.25 per share milestone payment to enrollment of 90% of the target number of subjects for the LSTA1-GBM-2A proof-of-concept study.
Later on May 27, 2026, representatives of Mintz sent representatives of Goodwin a revised draft of the CVR Agreement accepting the narrower trigger for the payment of the $1.25 per share milestone payment, but adding an obligation that Parent use its best efforts to achieve such milestone.
On May 28, 2026, Company management, representatives of Mintz, Mr. Land and representatives of Goodwin met via videoconference to discuss the revised draft of the CVR Agreement. Company management and Mr. Land agreed to revise the draft CVR Agreement to remove the best efforts standard and revise the trigger for the $1.25 per share milestone payment from the completion of enrollment for the LSTA1-GBM-2A proof-of-concept study to the earlier of (x) the completion of enrollment of the LSTA1-GBM-2A proof-of-concept study, (y) enrollment of 90% of the target number of subjects for the LSTA1-GBM-2A proof-of-concept study and (z) the termination of the LSTA1-GBM-2A proof-of-concept study by its sponsor for any reason. Representatives of Mintz circulated a revision of the CVR Agreement to that effect following the meeting.
On May 29, 2026, Parent, Purchaser and the Company entered into the Second Merger Agreement Amendment, pursuant to which the Merger Agreement was amended such that (i) the Closing Amount was reduced to $4.00 per Common Share, (ii) the CVR Agreement was amended to include a new Milestone and holders would be entitled to receive two (2) contingent cash payments up to an aggregate of $3.00 per CVR, (iii) the date by which Purchaser was obligated to commence the Offer was extended from May 29, 2026 to June 1, 2026 and (iv) the Outside Date was amended to July 6, 2026.
On May 29, 2026, the Company filed a Form 8-K with the SEC. The Form 8-K reflected that Parent, Purchaser and the Company agreed to an amendment of the Merger Agreement (which is annexed to and filed with this Schedule TO as Exhibit (d)(10)) as described above.
Omega informed Parent that due to overall market conditions, together with extraneous circumstances related to their business, they would no longer be able to fulfill their commitment under the Commitment Letters. As a result, Parent began exploring other financing sources.
As reported in the Company’s Form 8-K filed with the SEC on the morning of June 1, 2026, on the evening of May 31, 2026, Parent informed the Company that Parent would not be commencing the Offer on June 1, 2026. Parent advised the Company that it was negotiating with its potential financing sources and was evaluating the timing of commencement of the Offer.
Between June 1, 2026 and June 5, 2026, Mr. Land and Dr. Mazzo had several discussions regarding the timeline by which Parent believed it would commence the Offer. Mr. Land informed Dr. Mazzo that Parent was seeking a new law firm to replace Goodwin in representing Parent in connection with the transaction and that he believed Parent could commence the Offer on or about June 9, 2026. On June 5, 2026, Parent informed the Company that Parent engaged Reed Smith LLP (“Reed Smith”) to represent Parent in connection with the transaction.
On June 6, 2026, representatives of Mintz and representatives of Reed Smith met via teleconference to discuss the transaction status, timeline and documentation required to extend the deadline to commence the Offer. On June 6, 2026, representatives of Reed Smith sent representatives of Mintz a draft of the Third Merger Agreement Amendment. The draft Third Merger Agreement Amendment provided for, among other things, (i) a covenant not to assert or pursue any claim against Parent or Purchaser or their Affiliates arising from or related to the Merger Agreement, (ii) an extension of the deadline to commence the Offer to June 10, 2026, (iii) a waiver of any claims to the extent arising from or relating to Purchaser’s failure to commence the Offer by June 1, 2026, conditioned upon the commencement of the Offer, (iv) an extension of the Outside Date to July 17, 2026, (v) an extension of the deadline to pay the Company the $250,000 interim operating payment, and (vi) the replacement of the representation in the Original Merger Agreement regarding Parent’s financial ability with certain representations and covenants regarding its anticipated sources of financing.
On June 7, 2026, representatives of Mintz sent representatives of Reed Smith a revised draft of the Third Merger Agreement Amendment. The revised draft Third Merger Agreement Amendment, among other things, (i) limited the proposed covenant not to assert or pursue any claim arising from or related to the Merger Agreement against Parent or Purchaser or their Affiliates to the period ending June 10, 2026, (ii) revised the extension of the deadline to pay the Company the interim operating payment, (iii) in lieu of replacing the representation in the Original Merger Agreement regarding Parent’s financial ability, removed the Company’s ability to terminate the Merger Agreement for breaches of such representation or the covenant in the Original Merger Agreement regarding Parent’s financing efforts, (iv) revised the new representations and covenants regarding Parent’s anticipated sources of financing, (v) and proposed, in the alternative an increase of the termination fee payable to $4 million and a limited guarantee from Mr. Land or an extension payment of $1.5 million.
On June 7, 2026, Dr. Mazzo and Mr. Land discussed the Company’s proposed revisions to the Third Merger Agreement Amendment. Dr. Mazzo requested that Mr. Land consider with Parent’s counsel a “best and final” counterproposal for the Board to consider at its meeting on June 8, 2026.
On June 8, 2026, Dr. Mazzo, representatives of Mintz, Mr. Land and representatives of Reed Smith met via videoconference to discuss the Third Merger Agreement Amendment, including, among other things, the proposed extension payment or increased termination fee and accompanying guarantee. Representatives of Mintz and representatives of Reed Smith exchanged revised drafts of the Third Merger Agreement Amendment to reflect the discussed changes, including the extension payment of $1.5 million payable at Parent’s option to extend the outside date to August 17, 2026. Parent requested Company management present to the Board as Parent’s “best and final” counterproposal.
On June 8, 2026, the Board authorized and approved the Third Merger Agreement Amendment. The Company, Parent and Purchaser entered into the Third Merger Agreement Amendment on June 8, 2026 and the Company filed a Form 8-K with the SEC disclosing the terms of the Third Merger Agreement Amendment on June 9, 2026.
On June 10, 2026, Purchaser commenced the Offer.
11. The Merger Agreement; Other Agreements
Merger Agreement
The following summary of the material provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified in their entirety by reference to the Merger Agreement, a copy of the Original Merger Agreement filed as Exhibit (d)(1) to this Offer to Purchase, a copy of the First Merger Agreement Amendment has been filed as Exhibit (d)(9) to this Offer to Purchase, a copy of the Second Merger Agreement Amendment has been filed as Exhibit (d)(10) to the Schedule TO, and is incorporated herein by reference, a copy of the Third Merger Agreement Amendment has been filed as Exhibit (d)(12) to the Schedule TO and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 7 — “Certain Information Concerning the Company.” Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.
The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any rights or obligations of the parties under the Merger Agreement or any factual information about Parent, Purchaser or the Company or the Transactions contained in public reports filed by Parent or the Company with the SEC. Such information can be found elsewhere in this Offer to Purchase. The Merger Agreement has been filed as an exhibit to the Current Report on Form 8-K filed by the Company with the SEC on March 9, 2026. The Merger Agreement and the summary of its terms contained in the Current Report on Form 8-K filed by the Company with the SEC on March 9, 2026, are incorporated herein by reference as required by applicable SEC regulations and solely to inform investors of its terms. The Merger Agreement contains representations, warranties and covenants, which were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement (and, in the case of certain covenants relating to indemnification of directors and officers, for the benefit of directors and officers of the Company designated as third-party beneficiaries), and are intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures in the confidential disclosure letter delivered by the Company to Parent and Purchaser in connection with the signing of the Merger Agreement (the “Company Disclosure Letter”), and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. The holders of Common Shares and other investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Purchaser or any of their respective subsidiaries or affiliates.
Accordingly, the representations and warranties contained in the Merger Agreement and summarized in this Section 11 should not be relied on by any persons as characterizations of the actual state of facts and circumstances of the Company at the time they were made and the information in the Merger Agreement should be considered in conjunction with the entirety of the factual disclosure about the Company in the Company’s public reports filed with the SEC. Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Offer, the Transactions, the Company, Parent, Purchaser, their respective affiliates and their respective businesses that are contained in, or incorporated by reference into, the Tender Offer Statement on Schedule TO and related exhibits, including this Offer to Purchase, and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company on June 10, 2026, as well as in the Company’s other public filings.
The Offer
Principal Terms of the Offer
The Offer. Purchaser’s obligation to accept for payment and pay for any Common Shares validly tendered (and not validly withdrawn) in the Offer is subject to the satisfaction or waiver of the Minimum Tender Condition and the other Offer Conditions that are described in Section 15 — “Conditions of the Offer”. Subject to the satisfaction of the Minimum Tender Condition and the satisfaction (or waiver by Parent) of the other Offer Conditions, the Merger Agreement provides that Purchaser will, and Parent will cause Purchaser to, irrevocably accept for payment, and pay for, all Common Shares validly tendered (and not validly withdrawn) pursuant to the Offer as promptly as practicable (and in any event within one (1) business day) after the Acceptance Time (as defined below). Acceptance of all such validly tendered Common Shares for payment pursuant to and subject to the conditions of the Offer will occur on or about July 10, 2026, following the Expiration Date, unless one or more Offer Conditions is not satisfied as of such Expiration Date, in which case we will extend the Offer pursuant to the terms of the Merger Agreement (as further described below).
The date and time at which Purchaser accepts for payment such number of Common Shares validly tendered and not validly withdrawn pursuant to the Offer as satisfies the Minimum Tender Condition is referred to herein as the “Acceptance Time.” Purchaser will not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except if the Merger Agreement is terminated pursuant to its terms.
Purchaser expressly reserves the right at any time, or, from time to time, in its sole discretion, to waive any Offer Condition or modify or amend the terms of the Offer, including the Offer Price. However, except as otherwise expressly provided in the Merger Agreement, without the prior written consent of the Company, Purchaser is not permitted to:
•	decrease the Offer Price;
•	change the form of consideration payable in the Offer;
•	decrease the number of Common Shares sought to be purchased pursuant to the Offer;
•	amend, modify or waive the Minimum Tender Condition;
•	add to the Offer Conditions or impose any other conditions to the Offer;
•	amend or modify the Offer Conditions in a manner adverse to the holders of Common Shares;
•	extend the Expiration Date in a manner except as required or permitted by the Merger Agreement;
•	decrease the Closing Amount or amend the terms of the Milestones or the Milestone Payments; or
•
make any other change in the terms or conditions of the Offer that is adverse to the holders of Common Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent or Purchaser to consummate the Offer.

The Merger Agreement contains provisions to govern the circumstances in which Purchaser is required or permitted to extend the Expiration Date and in which Parent is required to cause Purchaser to extend the Expiration Date. Specifically, subject to our rights to terminate the Merger Agreement in accordance with its terms, the Merger Agreement provides that Purchaser must extend the Offer for:
(i)
for one or more periods of time, for up to ten (10) business days per extension if at any scheduled Expiration Date any offer condition is not satisfied and has not been waived (to the extent permitted under the Merger Agreement); and

(ii)	for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof, or Nasdaq applicable to the Offer.
However, Purchaser is not required to, and Purchaser will not, under any circumstances, without the prior written consent of the Company, extend the Offer beyond the Outside Date.
Offer Conditions The Offer Conditions are described in Section 15 — “Conditions of the Offer”.
Schedule 14D-9 and Board Recommendation
The Merger Agreement provides that as promptly as practicable on the date the Offer is commenced after the filing of the Schedule TO with respect to the Offer that includes as exhibits the offer to purchase and related letter of transmittal, summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”) (but in no event later than the first (1st) business day following the date on which the Offer Documents are filed), the Company will file with the SEC and disseminate to holders of Common Shares, to the extent required by applicable federal securities laws and regulations, including Rule 14D-9 under the Exchange Act, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 containing the Company Board Recommendation (as defined below) and a notice of appraisal rights as contemplated by Section 262 of the DGCL (subject to the terms and conditions of the Merger Agreement).
The Merger
Principal Terms of the Merger
The Merger Agreement provides that, as soon as practicable following the consummation of the Offer and upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into the Company, and the separate corporate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation of the Merger. The Merger will be governed by Section 251(h) of the DGCL and, assuming the conditions to the Merger have been satisfied or waived, will be effected as soon as practicable following the consummation of the Offer, but in no event later than the first business day after the satisfaction or waiver of the conditions to the Merger (or on such other date as Parent and the Company may mutually agree).
The certificate of incorporation and the bylaws of the Surviving Corporation will be amended and restated as of the Effective Time to conform to the forms previously agreed to by the parties.
Under the Merger Agreement, as of immediately after the Effective Time, the directors of Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the organizational documents of the Surviving Corporation.
The obligations of the Company, Parent and Purchaser to complete the Merger are subject to the satisfaction of the following conditions:
•
there must not be in effect any order, injunction or decree issued by any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including, any arbitrator or arbitral body, mediator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing (collectively, “Governmental Body”) of competent jurisdiction restraining, making illegal, enjoining or otherwise prohibiting the consummation of the Merger;

•
no statute, rule, regulation, order, injunction or decree must have been enacted, entered, promulgated or enforced (and continues to be in effect) by any Governmental Body that restrains, makes illegal or otherwise prohibits the consummation of the Merger; and

•	Purchaser must have accepted for purchase all Shares validly tendered and not validly withdrawn pursuant to the Offer.
The Offer Conditions are described in Section 15 – “Conditions of the Offer.”
Conversion of Capital Stock at the Effective Time
At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or the holders of any of the following securities, each Common Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares ) will be converted into the right to receive the Common Merger Consideration less any applicable tax withholding. As a result of the Merger, the Company will cease to be a publicly traded company.
At the Effective Time, (i) each Share held in the treasury of the Company or owned by Parent, Purchaser, the Company or any direct or indirect wholly owned subsidiary of Parent, Purchaser or the Company, immediately prior to the Effective Time will be canceled and retired without any conversion thereof, and no payment or distribution will be made in respect thereof; (ii) any Common Shares irrevocably accepted by Purchaser for purchase in the Offer will no longer be outstanding and will automatically be canceled and retired without any conversion thereof, and no consideration will be delivered in exchange therefor; (iii) any Preferred Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be converted into the right to receive the Preferred Merger Consideration less any applicable tax withholding, and as of the Effective Time, all such Preferred Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder thereof will cease to have any rights with respect thereto, except the right to receive the Preferred Merger Consideration payable with respect to such Preferred Shares in accordance with the Merger Agreement, (iv) each Share that is a Rollover Share will automatically be cancelled and extinguished without any conversion thereof or consideration paid thereof and (v) all shares of the common stock of Purchaser then issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.
From and after the Effective Time, the stock transfer books of the Surviving Corporation will be closed, and no subsequent transfers of Shares that were issued prior to the Effective Time will be registered. After the Effective Time, any Certificate or Book-Entry Share presented to the Surviving Corporation for transfer will be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, the Merger Agreement, or, with respect to Shares of a holder who exercises appraisal rights in accordance with the DGCL, the rights set forth in Section 262 of the DGCL.
Treatment of Equity Awards and Equity Plans in the Merger
Each Company Stock Option that has a per Common Share exercise price that is less than the Closing Amount as of immediately prior to the Effective Time (“In-the-Money Company Stock Options”) (or portion thereof) that is outstanding immediately prior to the Effective Time will, to the extent not vested, automatically become fully vested and will be cancelled at the Effective Time, and the holder of such cancelled In-The-Money Company Stock Option will thereafter be entitled to receive (without interest), in exchange therefor, in consideration of the cancellation of such In-The-Money Company Stock Option, (i) an amount in cash (less applicable tax withholdings) equal to the product of (x) the total number of Common Shares subject to such In-The-Money Company Stock Option immediately prior to the Effective Time multiplied by (y) the excess of the Closing Amount over the applicable exercise price per Share under such In-The-Money Company Stock Option, which will be payable in accordance with the Merger Agreement, and (ii) one CVR for each Share subject to such In-The-Money Company Stock Option, which will be payable in accordance with the CVR Agreement; provided, that, no payments in respect of such CVR will be paid after the later of (x) the fifth (5th) anniversary of the Effective Time and (y) the latest time that payment of such amounts would not result in a tax on the holder thereof under Section 409A of the Code.
Each Company Stock Option that has a per Common Share exercise price that is equal to or greater than the Closing Amount as of immediately prior to the Effective Time (each, an “Out-Of-The-Money Company Stock Option”) (or portion thereof) that is outstanding immediately prior to the Effective Time will, to the extent outstanding, become fully vested, and to the extent not exercised prior to the Effective Time, will be cancelled without any consideration.

Each restricted Common Share granted under any Company Equity Plan or otherwise that, as of immediately prior to the Effective Time, is not vested or subject to a repurchase option, risk of forfeiture or other similar risk or condition under any applicable restricted stock award agreement (each, a “Company Restricted Stock”) that is outstanding immediately prior to the Effective Time will, to the extent not vested, automatically become fully vested and will be cancelled at the Effective Time, and the holder of such cancelled share of Company Restricted Stock will thereafter be entitled to receive (without interest), in exchange therefor, in consideration of the cancellation of such share of Company Restricted Stock, (i) an amount in cash (less applicable tax withholdings) equal to the Closing Amount, which will be payable in accordance with the Merger Agreement, and (ii) one CVR, which will be payable in accordance with the CVR Agreement; provided, that, no payments in respect of such CVR will be paid after the later of (x) the fifth (5th) anniversary of the Effective Time and (y) the latest time that payment of such amounts would not result in a tax on the holder thereof under Section 409A of the Code.
Each restricted stock unit granted under any Company Equity Plan (each, a “Company RSU”) (or portion thereof) that is outstanding immediately prior to the Effective Time will, to the extent not vested, automatically become fully vested and will be cancelled at the Effective Time, and the holder of such cancelled Company RSU will thereafter be entitled to receive (without interest), in exchange therefor, in consideration of the cancellation of such Company RSU, (i) an amount in cash (less applicable tax withholdings) equal to the product of (x) the total number of Common Shares subject to (or deliverable under) such Company RSU immediately prior to the Effective Time multiplied by (y) the Closing Amount, which will be payable in accordance with the Merger Agreement, and (ii) one CVR for each Share subject to such Company RSU immediately prior to the Effective Time, which will be payable in accordance with the CVR Agreement; provided, that, no payments in respect of such CVR will be paid after the later of (x) the fifth (5th) anniversary of the Effective Time and (y) the latest time that payment of such amounts would not result in a tax on the holder thereof under Section 409A of the Code.
The Company Equity Plans will be terminated as of the Effective Time.
Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company’s 2017 Employee Stock Purchase Plan (the “2017 ESPP”)) will adopt resolutions to (i) provide that (a) the commencement of any offering period will be suspended following the date of the Merger Agreement under the 2017 ESPP unless and until the Merger Agreement is terminated, (b) no individuals shall commence participation in the 2017 ESPP during the period from the date of the Merger Agreement through the Effective Time, and (c) no current participant in the 2017 ESPP may increase his or her rate of contribution under the 2017 ESPP during the period from the date of the Merger Agreement through the Effective Time, and (ii) terminate the 2017 ESPP and all outstanding rights thereunder effective as of the Effective Time, with any outstanding rights under the Company’s 2017 ESPP as of immediately prior to the Effective Time automatically exercised for whole Common Shares prior to the Effective Time in accordance with the terms of the 2017 ESPP (and the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase) and each such Common Share shall be converted into a right to receive the Closing Amount and one CVR, less any applicable tax withholdings.
Treatment of Warrants in the Merger
As of the Effective Time, each warrant to purchase Common Shares issued by the Company on January 25, 2021 and on July 24, 2024 (each a “Company Warrant”) that is outstanding and unexercised immediately prior thereto will be treated in accordance with the terms and conditions specified in such Company Warrant.
Adjustments to the Offer Price and Merger Consideration
The Merger Agreement provides that if, after the date of the Merger Agreement and prior to (i) the payment by Purchaser for Common Shares validly tendered and not validly withdrawn in connection with the Offer (with respect to the Offer Price) or (ii) the Effective Time (with respect to the Merger Consideration), there is any reclassification, recapitalization, stock split (including a reverse stock split), combination, exchange, or readjustment of shares of the Company, or any stock dividend or stock distribution occurring (or for which a record date is established), then the Offer Price and the Merger Consideration will be appropriately adjusted to reflect such change.
Representations and Warranties
In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to:

•	organization and corporate power; subsidiaries;
•	authorization; valid and binding agreement;
•	capital stock;
•	no breach;
•	consents;
•	SEC reports; disclosure controls and procedures;
•	no undisclosed liabilities;
•	absence of certain developments;
•	compliance with laws;
•	title to tangible properties;
•	tax matters;
•	contracts and commitments;
•	intellectual property;
•	privacy and data security;
•	litigation;
•	insurance;
•	employee benefit plans;
•	environmental compliance and conditions;
•	employment and labor matters;
•	FDA and regulatory matters;
•	brokerage;
•	state takeover statutes;
•	affiliate transactions;
•	disclosure;
•	no rights agreement;
•	opinion of financial advisor;
•	no vote required; and
•	no other representations and warranties.
Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence, or other matter that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of the Company and its Subsidiaries (the “Acquired Companies”), taken as a whole; provided, however, that any changes, effects, events, inaccuracies, occurrences or other matters resulting from any of the following will not be deemed to constitute a Company Material Adverse Effect and will be disregarded in determining whether a Company Material Adverse Effect has occurred; provided, that, in each of the following first bullet, second bullet, third bullet, fourth bullet and eighth bullet, such effects referred to therein may be taken into account to the extent that the Acquired Companies, taken as a whole, are disproportionally affected as compared with other companies of comparable size in the industry in which the Acquired Companies operate:

•
matters generally affecting the United States or foreign economies, financial or securities markets, or political, legislative or regulatory conditions or changes in general political, social, geopolitical or regulatory conditions, or the industry in which the Acquired Companies operate;

•
acts of war or terrorism (including cyber-attacks and computer hacking), national emergencies, U.S. federal government shutdowns, natural disasters, force majeure events, weather or environmental events or health emergencies, including pandemics or epidemics (including COVID-19 and any evolutions or mutations thereof) and related or associated epidemics, disease outbreaks or quarantine restrictions;

•	any changes in financial, banking or securities markets;
•
any change in the market price or trading volume of the Common Shares; provided that, any effect causing or contributing to any change in stock price or trading volume of such Common Shares may be taken into account in determining whether a Company Material Adverse Effect has occurred, unless excluded under another clause of this definition;

•
any failure by the Acquired Companies to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, or other financial metrics for any period; provided, that, this exception will not preclude a determination that a matter underlying such failure has resulted in or contributed to a Company Material Adverse Effect;

•
any changes in, or adverse results, developments or outcomes of, preclinical studies or clinical trials or other research or development activities conducted by or on behalf of the Acquired Companies, including adverse data or trial results;

•
the termination of the Exclusive License and Collaboration Agreement with Qilu Pharmaceutical dated February 11, 2021, as amended by First Amendment to Exclusive License Agreement dated April 26, 2021, and further amended by Side Letter Agreement dated November 1, 2023, in accordance with the Mutual Termination Agreement dated January 23, 2026;

•	changes in laws, regulations, accounting principles, GAAP or the authoritative interpretations thereof;
•
the negotiation, execution, announcement or pendency of the Merger Agreement or the Transactions, including the impact thereof on customers, suppliers, employees or other persons having business relationships with the Company;

•
any reduction in the amount of cash or cash equivalents of the Acquired Companies resulting from expenditures made in the ordinary course of business that are not in violation of the Merger Agreement; or

•
the performance of the Merger Agreement and the Transactions, including compliance with covenants set forth herein (excluding the requirement that the Company operate in the ordinary course of business), or the taking of any action or failure to take any action by the Company at the request or with the prior written consent of Parent or Purchaser.

In the Merger Agreement, Parent and Purchaser have made representations and warranties to the Company with respect to:
•	organization and corporate power;
•	authorization; valid and binding agreement;
•	no breach;
•	consents;
•	litigation;
•	disclosure;
•	brokerage;
•	operations of Purchaser;
•	ownership of Shares;
•	vote/approval required;

•	financial ability;
•	disclaimer of reliance; and
•	no other representations and warranties.
Certain of Parent and Purchaser’s representations and warranties contained in the Merger Agreement are qualified as to “materiality” or “Purchaser Material Adverse Effect.” “Purchaser Material Adverse Effect,” as used in the Merger Agreement, means any change, effect, event, inaccuracy, occurrence, or other matter that has a material adverse effect on the ability of Parent or Purchaser to timely perform its obligations under the Merger Agreement or to timely consummate the Transactions.
None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement (or in any instrument delivered pursuant to the Merger Agreement) survive the Merger.
Covenants
Conduct of Business Pending the Merger
The Company has agreed that, during the period from the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement (the “Pre-Closing Period”), except (i) as set forth in the confidential disclosure letter to the Merger Agreement, (ii) as expressly required by the Merger Agreement, (iii) as required by applicable law, or (iv) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, use commercially reasonable efforts (a) to carry on its business in the ordinary course of business, (b) to preserve intact its current business organization and (c) to preserve its relationships with material customers, suppliers, partners, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business will not be materially impaired on the date of the Closing. Any action, the subject matter of which is addressed by the restrictions set forth in the following paragraph, will be deemed compliant with the restrictions set forth in this paragraph, if compliant with the restrictions set forth in the following paragraph.
The Company has further agreed that, during the Pre-Closing Period, except (i) as set forth in the confidential disclosure letter to the Merger Agreement, (ii) as required by applicable law, (iii) as required by the Merger Agreement, (iv) to the extent necessary to comply with any obligation under any contracts made available to Parent on or prior to the date of the Merger Agreement, the Company will not, and will not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed):
•
(A) authorize, declare, set aside or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any Shares or other Company Securities (as defined in the Merger Agreement) or (B) directly or indirectly redeem, repurchase or otherwise acquire any Shares or other Company Security except, in each case, (1) as a result of net share settlement of any Company Equity Award (as defined in the Merger Agreement) or to satisfy the exercise price or withholding tax obligations in respect of any Company Equity Award or (2) any forfeitures or repurchases of Company Equity Awards in accordance with the terms thereof;

•
issue, sell, pledge, dispose of, grant or otherwise encumber, or authorize the issuance, sale, pledge, grant, disposition or other encumbrance of, (A) any Shares, other Company Securities or other ownership interest in any Acquired Company, (B) any securities convertible into or exchangeable or exercisable for any such shares, Company Securities or ownership interest, (C) any phantom equity or similar contractual rights or (D) any rights, warrants or options to acquire or with respect to any such Shares, Company Securities or ownership interest or convertible or exchangeable securities except, in each case, for issuances, dispositions or sales (x) upon the exercise of Company Stock Options or the settlement of Company RSUs in accordance with the terms of the applicable Company Equity Plan or the terms of the Merger Agreement or (y) upon the exercise of the any of the Company warrants, in each case, in accordance with their terms;

•
except as required by the terms of a Company benefit plan currently in effect, (A) increase (or commit to increase) the compensation or benefit (including, without limitation, any severance or termination pay) with respect to any of any Acquired Company’s current or former directors, officers, employees, other service providers or contingent workers, (B) establish, adopt, enter into, amend or terminate (except as required by applicable law) any Company benefit plan (or any program, policy or Contract that would be a

Company benefit plan if in effect as of the date of the Merger Agreement); (C) take any action to accelerate or waive the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment of compensation of benefits, under any Company benefit plan; (D) grant or pay (or commit to grant or pay) any severance (or similar termination pay), cash incentive or equity or equity-based awards, or amend or modify the terms of any outstanding equity or equity-based awards, in each case, under any Company benefit plan or otherwise, (E) forgive any loans or issue any loans to any employee of the Acquired Company, or (F) award any retention, change control, or other awards or bonuses to any of the Acquired Company’s current or former directors, officers, employees, other service providers or contingent workers;
•
(A) adopt, enter into, amend, modify or extend any collective bargaining agreement or contract with any labor union, labor organization, trade organization or other employee representative body applicable to the Acquired Companies or (B) recognize any labor union or group of employees of the Acquired Companies as the bargaining representative for any employees of the Acquired Companies;

•
(A) hire any employee, Contingent Worker or other service provider or otherwise enter into any employment or independent contractor agreement or arrangement or (B) promote or terminate (other than for cause) any employee, Contingent Worker or other service provider;

•	implement or announce any employee layoffs or location closing that would require any notice under WARN or any similar foreign, state, provincial or local law;
•	amend any Company organizational document, adopt a stockholders’ rights plan or enter into any agreement with respect to the voting of its capital stock;
•
effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock;

•	adopt a plan or agreement of complete or partial liquidation, merger, dissolution, consolidation, restructuring or recapitalization of the Acquired Companies (other than the Merger);
•	make or agree to make any capital expenditures;
•
form any subsidiary or acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, limited liability company, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other person;

•
(A) incur any Indebtedness (as defined in the Merger Agreement), renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for short-term Indebtedness incurred in the ordinary course of business consistent with past practice; (B) forgive any loans or make any loans or advances to any other person, (C) make any capital contributions to, or investments in, any other person or (D) repurchase, prepay or refinance any Indebtedness (except to the extent required pursuant to any contract in effect on the date of the Merger Agreement and provided to Parent on or prior to the date of the Merger Agreement);

•
sell, transfer, license, assign, mortgage, encumber, acquire or agree to acquire or otherwise abandon, withdraw or dispose of (A) any tangible assets, or (B) any Owned Intellectual Property (as defined in the Merger Agreement) or any Intellectual Property (as defined in the Merger Agreement) that is or has been exclusively licensed to the Company, or any of its Subsidiaries, except in the case of clause (B), with respect to non-exclusive licenses granted pursuant to the Company’s standard contracts in the ordinary course of business;

•	commence, pay, discharge, settle, compromise or satisfy any action that is unrelated to the Transactions, other than solely for monetary consideration not to exceed $50,000;
•	change its fiscal year, revalue any of its material assets or change any of its financial, actuarial, reserving or accounting methods in any respect, except as required by GAAP or applicable law;

•
(A) make, change or revoke any material tax election with respect to the Acquired Companies inconsistent with past practice, (B) file any amended material tax return, (C) change any annual tax accounting period, or adopt or change any method of tax accounting, (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), tax allocation agreement or tax sharing agreement (other than any commercial agreement that does not relate primarily to taxes) relating to or affecting any material tax liability of the Acquired Companies, (E) settle or compromise any tax liability with respect to the Acquired Companies, (F) affirmatively surrender any right to claim a refund, offset, or (G) consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to the Acquired Companies or its Subsidiary (excluding, for avoidance of doubt, any automatic extensions of time within which to file a tax return) except in each case of clauses (A) through (G), as required by applicable law;

•
(A) enter into any contract that would have been a Company Material Contract (as defined in the Merger Agreement) were the Company or any of its Subsidiaries, a party or subject thereto on the date hereof, or (B) waive, release or assign any material rights or claims under any Company Material Contract, or (C) renew, materially amend, materially modify or terminate, any Company Material Contract;

•	abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any permits;
•	amend, cancel or terminate any material insurance policy naming the Company or its Subsidiaries as an insured, a beneficiary or a loss payable payee without obtaining substitute insurance coverage;
•
enter into any new line of business or enter into any agreement or commitment that materially limits or otherwise materially restricts the Company or its affiliates, including, following the Closing, Parent and its affiliates (other than in the case of Parent and its affiliates, due to the operation of Parent’s or its affiliates’ own contracts), from time to time engaging or competing in any line of business or in any geographic area or otherwise enter into any agreements, arrangements or commitments imposing material restrictions on its assets, operations or business;

•
commence any clinical study of which Parent has not been informed prior to the date of the Merger Agreement or, unless mandated by any Governmental Body, discontinue, terminate or suspend any ongoing clinical study;

•
renew or enter into any agreement containing a non-compete, exclusivity, non-solicitation or similar clause that would restrict or limit, in any material respect, the operations of the Acquired Companies;

•	enter into an Affiliate Transaction (as defined in the Merger Agreement) (aside from the Transactions);
•
abandon, cancel, fail to renew or permit to lapse any material Company Registered Intellectual Property (excluding any abandonment of any Company Registered Intellectual Property (as defined in the Merger Agreement) at the end of the applicable statutory term, in the ordinary course of prosecution in the exercise of the business judgment of the Company’s management or legal counsel, or otherwise in the ordinary course of business); or

•	authorize, agree or commit to take any of, the foregoing actions.
Access to Information
Except as prohibited by applicable law, from and after the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement in accordance with its terms, the Acquired Companies will, upon reasonable advance notice (i) give Parent and Purchaser and their respective Representatives (as defined in the Merger Agreement) reasonable access during normal business hours (under the supervision of appropriate Company personnel and in a manner that does not unreasonably interfere with normal business operations of the Company) to employees, assets and facilities and to books, contracts and tax returns, work papers, records and other documents of the Acquired Companies, (ii) permit Parent and Purchaser to make such non-invasive inspections as they may reasonably request and (iii) cause its officers to furnish Parent and Purchaser with such financial and operating data and other information with respect to the business, properties and personnel of the Acquired Companies as Parent or Purchaser may from time to time reasonably request; provided, however, that any such access will be afforded and any such information will be furnished at Parent’s expense; provided, further, that the purpose of any such access, in the case of clause (i), or any such request, in the case of clauses (ii) or (iii), will be limited to the planning of any restructuring and integration of the Company and its business, on the one hand, with Parent, Parent’s Subsidiaries and their respective businesses, on the other hand.
No Solicitation
The Company will not, and will instruct its Representatives (as defined in the Merger Agreement) not to, directly or indirectly: (i) initiate, solicit or knowingly encourage or knowingly facilitate the submission of any offer or proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal (as defined below), (ii) engage in, enter into or participate in any discussions or negotiations with any person regarding, furnish to any person any non-public information or afford access to the business, properties, assets, books or records of the Acquired Companies to, or take any other action to assist or knowingly facilitate or knowingly encourage any effort by any person, in each case, in connection with or in response to any Acquisition Proposal or (iii) provide or make available any non-public information to any person (other than Parent, Purchaser or any designees of Parent or Purchaser) in connection with or in response to any Acquisition Proposal or any offer or proposal that could reasonably be expected to lead to an Acquisition Proposal.
The Company will, and will instruct its Representatives to, immediately cease any solicitation, discussions or negotiations with any person (other than Parent, Purchaser or any designees of Parent or Purchaser) with respect to any Acquisition Proposal, and, to the extent the Company has the right to do so, will request from each person with whom the Company has engaged with respect to an Acquisition Proposal in the last twelve (12) months, the return or destruction of all confidential information provided by or on behalf of the Company to any such person, and the Company will terminate access to any physical or electronic data rooms (other than such access granted to Parent and Purchaser and their Representatives). Notwithstanding the foregoing or any other provision of the Merger Agreement, the Company and its Representatives may (i) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any person or group solely to determine in good faith whether such inquiry or proposal constitutes an Acquisition Proposal or to request that any Acquisition Proposal made orally be made in writing and (ii) inform a person that has made or, to the knowledge of the Company, is considering making an Acquisition Proposal of this paragraph and the foregoing paragraph.
For purposes of the Merger Agreement, the term “Acquisition Proposal” means any offer or proposal made or renewed by a person or group (other than Parent or Purchaser) at any time after the date of the Merger Agreement that is structured to permit such person or group to acquire beneficial ownership of twenty percent (20%) or more of the total voting power of any class of equity securities of the Company or fifteen percent (15%) or more of the consolidated total assets of the Acquired Companies, whether pursuant to a merger, consolidation, or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer, joint venture, license or similar transaction, including any single or multi-step transaction or series of related transactions, in each case, other than the Offer and the Merger.
Notwithstanding the foregoing, the Transactions are excluded from the definition of “Acquisition Proposal.”
For purposes of the Merger Agreement, the term “Superior Proposal” means a written bona fide Acquisition Proposal (except the references in the definition thereof to “fifteen percent” (15%) will be replaced by “fifty percent”(50%)) received after the date of the Merger Agreement that the Company Board or a committee thereof has determined, in its good faith judgment (after consultation with its outside legal counsel and financial advisors), (i) would be reasonably expected to be more favorable from a financial point of view to the Company’s stockholders than the Transactions, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Parent pursuant to the Merger Agreement); and (ii) is reasonably likely to be completed.
Notwithstanding the restrictions described above or any other provisions in the Merger Agreement, if at any time following the date of the Merger Agreement and prior to the Acceptance Time (i) the Company has received an Acquisition Proposal that did not, directly or indirectly, result from a material breach of the Merger Agreement, and (ii) the Company Board or a committee thereof determines in good faith (after consultation with outside counsel and a financial advisor) that such Acquisition Proposal constitutes or would reasonably be expected to lead to or result in a Superior Proposal, then the Company may:
•	furnish information with respect to the Acquired Companies to the person or group making such Acquisition Proposal and its Representatives; and

•
participate in discussions or negotiations with such person and its Representatives regarding such Acquisition Proposal; provided, that, (1) the Company will not, and will instruct its Representatives not to, disclose any material non-public information to such person unless the Company (x) has entered into a confidentiality agreement with such person existing as of the date of the Merger Agreement or (y) first enters into a confidentiality agreement with such person with terms governing confidentiality that, taken as a whole, are not materially less restrictive, in the aggregate, to the other person than those contained in the Mutual Nondisclosure Agreement (as defined below), and (2) the Company will, as promptly as reasonably practicable, and in any event within one (1) business day, provide or make available to Parent any material non-public information concerning the Company provided or made available to such other person that was not previously provided or made available to Parent or Purchaser; provided, further, that the Company may only take the actions described above if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable law. The Company will not, and will cause its Representatives not to, release any person from, or waive, amend or modify any provision of, or grant permission under or fail to enforce, any standstill provision in any agreement to which the Company is a party; provided, that, if the Company Board in good faith, after consultation with its outside counsel, determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, the Company may waive any such standstill provision solely to the extent necessary to permit the applicable person (if such person has not been solicited in breach of the Merger Agreement) to make, on a confidential basis to, an Acquisition Proposal, conditioned upon such person agreeing that the Company will not be prohibited from providing any information to Parent (including regarding the material terms of any such Acquisition Proposal) in accordance with, and otherwise complying with the Merger Agreement. Wherever the term “group” is used in the Merger Agreement, it is used as defined in Rule 13d-5 under the Exchange Act.

In addition, the Company must:
•
promptly (and in any event within one (1) business day) notify Parent of the receipt by the Company of any Acquisition Proposal or written indication by any person that it is considering making an Acquisition Proposal;

•
provide Parent promptly (and in any event within such one (1) business day period) a summary of the material terms and conditions of any such Acquisition Proposal and the identity of the person making any such Acquisition Proposal;

•
keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal (including any subsequent material changes to the terms thereof) on a reasonably prompt basis, and will provide Parent with a copy of any written correspondence documents or agreements delivered to or by the Company or its representatives that contain any material amendments thereto or any material change to the scope or material terms thereof (or, if not delivered in writing, a summary of any such material amendments or material changes), and

•	upon Parent’s request, reasonably inform Parent of the status of such Acquisition Proposal.
The Merger Agreement further provides that the Company Board, and each committee thereof, will not (i) cause or permit the Company to enter into any acquisition agreement, merger agreement or other definitive agreement (other than a confidentiality agreement referred to and entered into in compliance with the Merger Agreement or any “clean team” agreement) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”) or (ii) make a Change of Board Recommendation (as defined below).
Change of the Company Board Recommendation
As described above, and subject to the provisions described below, the Company Board has unanimously (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interest of, the Company and the holders of the shares, (ii) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, and (iii) resolved to recommend that the holders of the Common Shares accept the Offer and tender their Common Shares pursuant to the Offer. The foregoing recommendation is referred to herein as the “Company Board Recommendation.” Unless the Company

Board has made a Change of Board Recommendation (as defined below), the Company Board has also agreed to include the Company Board Recommendation in the Schedule 14D-9 and to permit Parent to refer to such recommendation in this Offer to Purchase and other documents related to the Offer.
Except as described below, during the Pre-Closing Period, the Company Board or the Company, as applicable, may not:
•
publicly announce the withdrawal, qualification or modification of the Company Board Recommendation or publicly announce any proposal to withdraw or qualify or modify the Company Board Recommendation (or any agreement to take any such action);

•	adopt, endorse, approve or recommend, or publicly announce the adoption, endorsement, approval or recommendation, of any Acquisition Proposal;
•
fail, within ten (10) business days of the commencement of a tender or exchange offer for Shares that constitutes an Acquisition Proposal by a person other than Parent or any of its affiliates, to file a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer;

•	fail to include the Company Board Recommendation in the Schedule 14D-9 when mailed to the Company’s stockholders; or
•
except in the case of the commencement of a tender or exchange offer for Shares that constitutes an Acquisition Proposal by a person other than Parent or any of its affiliates, the failure by the Company Board or a committee under the Merger Agreement to publicly reaffirm the Company Board Recommendation within three (3) business days of receiving a written request from Parent to provide such public reaffirmation following receipt by the Company of a publicly announced Acquisition Proposal. Parent may deliver such request at any time and from time to time, with respect to any Acquisition Proposal.

Any action described in the foregoing five bullet points is referred to as a “Change of Board Recommendation.”
However, notwithstanding the foregoing, at any time prior to the Acceptance Time, the Company may terminate the Merger Agreement to enter into an Alternative Acquisition Agreement if:
•
the Company receives an Acquisition Proposal that did not result from a material breach of the Merger Agreement that the Company Board or a committee thereof determines in good faith (after consultation with outside counsel and its financial advisor) constitutes a Superior Proposal;

•
the Company has notified Parent in writing at least four (4) business days prior to taking any action that it intends to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement (such notice, in respect of a Superior Proposal, will specify the identity of the person who made such Superior Proposal and subject to any restrictions pursuant to any confidentiality agreement in effect, the material terms and conditions of such Superior Proposal and attach the most current version of the relevant draft transaction agreement);

•
no earlier than the end of the Notice Period (as defined below), the Company will have negotiated or caused its representatives to negotiate, in good faith, with Parent during such Notice Period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of the Merger Agreement in such a manner that would eliminate the need for taking such action (and would cause such Superior Proposal to no longer constitute a Superior Proposal); and

•
following the end of the Notice Period, the Company Board or any committee thereof will have considered in good faith any revisions to the Merger Agreement irrevocably committed to in writing by Parent, and will have determined in good faith, after consultation with outside counsel, that failure to terminate the Merger Agreement would be inconsistent with its fiduciary duties under applicable law, and that such Superior Proposal continues to constitute a Superior Proposal.

Additionally, at any time prior to the Acceptance Time, the Company Board or a committee thereof may make a Change of Board Recommendation if and only if:

•
the Company receives an Acquisition Proposal that did not result from a material breach of the Merger Agreement and that the Company Board or a committee thereof determines in good faith constitutes a Superior Proposal,

•	the Company has notified Parent in writing at least four (4) business days prior to taking any action that it intends to effect a Change of Board Recommendation;
•
no earlier than the end of the Notice Period, the Company will have negotiated, and will have caused its Representatives to negotiate, in good faith, with Parent during such Notice Period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of the Merger Agreement in such a manner that would eliminate the need for taking such action; and

•
following the end of the Notice Period, the Company Board or a committee thereof will have considered in good faith any revisions to the Merger Agreement irrevocably committed to in writing by Parent, and will have determined in good faith, after consultation with outside counsel, that the failure to make a Change of Board Recommendation would be inconsistent with its fiduciary duties under applicable law.

The Merger Agreement further provides that, during any Notice Period, if requested by Parent, the Company will negotiate in good faith with Parent regarding potential changes to the Merger Agreement.
For purposes of the Merger Agreement, a “Determination Notice” means any notice delivered by the Company to Parent pursuant to a Change of Board Recommendation or an Alternative Acquisition Agreement termination and “Notice Period” means the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of a Determination Notice (even if such Determination Notice is delivered after 5:00 p.m. Eastern Time) and ending on the fourth (4th) business day thereafter at 5:00 p.m. Eastern Time; provided, that, with respect to any material change in the financial terms of any Superior Proposal, the Notice Period will extend until 5:00 p.m. Eastern Time on the second (2nd) business day after delivery of such revised Determination Notice; provided, further, that if fewer than five (5) business days remain prior to the scheduled Expiration Date, the Notice Period will be the period beginning upon delivery by the Company to Parent of a Determination Notice and ending twenty-four (24) hours thereafter.
None of the provisions described above under “ – Acquisition Proposals” or elsewhere in the Merger Agreement will prohibit (i) the Company Board or a committee thereof from (a) taking and disclosing to the holders of Shares a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (b) making any public statement if the Company Board or a committee thereof determines in good faith (after consultation with outside counsel) that the failure to make such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable law or (ii) the Company or the Company Board from making any disclosure required under the Exchange Act; provided, that, any such action that would otherwise constitute a Change of Board Recommendation will be made only in accordance with the Merger Agreement.
Employment and Employee Benefits Matters
For a period of twelve (12) months after the Closing Date, (or, if earlier, the termination of a Continuing Employee’s employment), Parent will, or will cause the Surviving Corporation to, provide to each employee of any Acquired Company who continues employment with Parent, the Surviving Corporation, or any Subsidiary of Parent or the Surviving Corporation following the Closing Date (each, a “Continuing Employee”) with (i) (a) base salary or base hourly wage rate (as applicable), and (b) target annual cash incentive compensation opportunity that are no less favorable to those provided to each such Continuing Employee as of immediately prior to the Effective Time, and (ii) employee benefits (excluding any defined benefit pension, nonqualified deferred compensation, retiree or post-termination health or welfare benefit (except for the Company Severance Plan), equity or equity-based compensation, retention benefits, special one-time awards, long-term incentive, employee stock purchase plans and other similar benefits or change in control-related compensation or benefits, (collectively, the “Excluded Benefits”)) that are substantially comparable, in the aggregate, to those provided to similarly situated employees of Parent. Notwithstanding the foregoing or any provision of the Merger Agreement to the contrary, Parent will, or will cause the Surviving Corporation to, assume sponsorship of the Company Severance Plan, as set forth on the Company Disclosure Letter, in accordance with the terms of the Company Severance Plan in effect as of the date of the Merger Agreement.
From and after the Effective Time, Parent will use commercially reasonable efforts to, or will cause the Surviving Corporation to use commercially reasonable efforts to, ensure that, each Continuing Employee receives credit for purposes of eligibility to participate and vesting, under the comparable employee benefit plans, programs and policies of Parent or the Surviving Corporation, as applicable, in which such employees may become participants to the extent that such service was recognized under a similar Company benefit plan; provided, however, that the foregoing will not apply with respect to eligibility for any Excluded Benefit plan or arrangement or to the extent that its application would result in a duplication of benefits.
From and after the Effective Time, with respect to each benefit plan maintained by Parent or the Surviving Corporation that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “Parent Welfare Plan”) in which any Continuing Employee is or becomes eligible to participate, Parent will use commercially reasonable efforts to, or will cause the Surviving Corporation to use commercially reasonable efforts to, cause each such Parent Welfare Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Welfare Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company benefit plan in which such Continuing Employee was a participant immediately prior to his or her commencement of participation in such Parent Welfare Plan; provided, however, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Parent will, or will cause the Surviving Corporation to, ensure that such conditions do not result in Continuing Employees receiving benefits less favorable than those provided to them immediately prior to the Effective Time, consistent with Parent’s obligations in the first paragraph of this Subsection – “Employment and Employee Benefits Matters”; and (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Welfare Plan in satisfying any applicable co-payment or deductible requirements under such Parent Welfare Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company benefit plan.
Prior to making any written or broad-based oral communications to any current or former officer, director, employee or individual independent contractor of the Company or any of its Subsidiaries pertaining to compensation or benefit matters described in the Merger Agreement or to compensation or benefits that will be provided by Parent or an affiliate thereof following Closing, the Company will provide Parent with a copy of the intended communication, Parent will have a reasonable period of time to review and comment on the communication, and the Company will consider any such comments in good faith.
Nothing in the Merger Agreement is intended nor will be construed to (i) be treated as an amendment to any particular Company benefit plan, (ii) prevent Parent, the Surviving Corporation or any Acquired Company from amending or terminating any benefit plan in accordance with their terms, (iii) create a right in any employee to employment with Parent, the Surviving Corporation or any Acquired Company, or (iv) create any third-party beneficiary rights in any person with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any Acquired Company or under any benefit plan which Parent, any Acquired Company or the Surviving Corporation may maintain.
Directors’ and Officers’ Indemnification and Insurance
The Merger Agreement provides for indemnification and exculpation rights with respect to liabilities for acts and omissions occurring prior to or at the Effective Time, as well as related rights to advancement of expenses, in favor of the current and former directors and officers, heirs, executors, administrators, or affiliates of the Company. Specifically, for a period of six (6) years after the Effective Time, or in the event that any action is pending or asserted or any claim made during the six (6) year period, the provisions of the certificate of incorporation and bylaws of the Company as of the date of the Merger Agreement which relate to indemnification, exculpation and advancement of expenses, will contain provisions no less favorable than are currently provided in the Company organizational documents and under any indemnification agreements entered into by such persons and the Company, which provisions may not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such individuals.
The Merger Agreement also provides that the Company may purchase prior to the Effective Time, and if the Company does not purchase prior to the Effective Time, the Surviving Corporation will purchase at or after the Effective Time, a tail policy under the current directors’ and officers’ liability insurance policies maintained at such time by the Company, which (i) will be effective until the sixth (6th) anniversary of the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies, provided, that, the annual premium for such tail policy may not exceed three hundred and fifty percent (350%) of the last annual premium paid prior to the Effective Time (the “Maximum Amount”). If the aggregate premium of such insurance policies exceed the Maximum Amount then the Company may, and the Surviving Corporation will, purchase a D&O Tail Policy with the greatest amount of coverage as is available at a cost up to, but not exceeding, such Maximum Amount. Parent will cause such policy to be maintained in full force and effect for their full term and cause all obligations thereunder to be honored by the Surviving Corporation.
Without limiting any of the rights or obligations under the Merger Agreement, from and after the Effective Time, the Surviving Corporation will keep in full force and effect, and will comply with the terms and conditions of, any agreement in effect as of the date of the Merger Agreement between the Company and any present (as of the Effective Time) or former director or officer of the Company (each, together with such person’s heirs, executors, administrators or affiliates, an “Indemnified Party”), providing for the indemnification of such Indemnified Party and Parent guarantees the obligations of the Surviving Corporation pursuant to such agreements.
Reasonable Best Efforts to Consummate the Merger; Regulatory Filings
Pursuant to the Merger Agreement, each of the parties has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable legal requirements to consummate the Offer, the Merger and the other Transactions as promptly as possible. The parties have agreed that, to the extent applicable, they will cause their ultimate parent entity (as such term is defined in the HSR Act) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and all other filings required pursuant to applicable foreign merger control laws with respect to the Offer and Merger as promptly as practicable and in any event prior to the expiration of any applicable legal deadline. The parties will supply as promptly as practicable any additional information and documentary material that may be requested by a Governmental Body pursuant to the HSR Act (to the extent applicable) or any other merger control law.
The parties also will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of such party in connection with proceedings under or relating to any merger control laws. The parties agree (A) to give each other reasonable advance notice of all meetings with any Governmental Body relating to any merger control laws, (B) to give each other an opportunity to participate in each of such meetings, (C) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Body relating to any merger control laws, (D) if any Governmental Body initiates a substantive oral communication regarding any antitrust laws, to promptly notify the other party of the substance of such communication, (E) to provide each other with a reasonable advance opportunity to review and comment upon all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Body regarding any merger control laws and (F) to provide each other with copies of all written communications to or from any Governmental Body relating to any merger control laws. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis, if appropriate. Parent will control the strategy and timing for obtaining any approvals or clearances required or advisable under any merger control laws in connection with the Merger Agreement, subject to good faith consultation with the Company.
Each party will, and will cause each of its respective affiliates to, use its reasonable best efforts to obtain any consents, clearances or approvals required under or in connection with any applicable merger control laws to enable all waiting periods under applicable merger control laws to expire, and to avoid or eliminate impediments under applicable merger control laws asserted by any Governmental Body, in each case, to cause the Merger to occur as promptly as possible, including promptly complying with any requests for additional information (including any second request) by any Governmental Body. None of Parent or any of its affiliates will be required to agree to or proffer to sell, divest, lease, license, transfer, dispose of or otherwise encumber or impair Parent’s or any of its affiliates’ ability to own or operate any assets or properties of Parent or any of its affiliates (including for the avoidance of doubt, any equity or other interests in the Company from and after the Effective Time) or any assets or properties of the Company or any of its affiliates. Parent will bear the filing fees required in connection with filings under any applicable merger control laws.

Each party has also agreed to use commercially reasonable efforts to obtain any consents, approvals or waivers of third parties with respect to any contracts to which it is a party as may be necessary for the consummation of the Transactions or required by the terms of any contract as a result of the execution, performance or consummation of the Transactions; provided, that, in no event will the Company be required to pay, prior to the Effective Time, any fee, penalty or other consideration or make any other accommodation to any third party to obtain any consent, approval or waiver required with respect to any such contract.
Stockholder Litigation.
The Company will notify Parent of actions, suits or claims instituted against the Company or any of its directors or officers relating to the Merger Agreement or the Transactions. The Merger Agreement provides that Parent will have the right to participate in the defense of any such litigation, the Company will consult with Parent regarding the defense of any such litigation, and the Company will not settle or compromise any such litigation without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed. The Company will notify Parent promptly of the commencement or written threat of any actions of which it has received notice or become aware and will keep Parent promptly and reasonably informed regarding any such actions.
Other Covenants and Agreements.
The Merger Agreement contains certain other covenants and agreements, including covenants described below:
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The Company and Parent will not, and will cause each of its subsidiaries to not, issue any press release or announcement concerning the Transactions without the prior consent of the other (which consent may not be unreasonably withheld, conditioned or delayed), and will consult with each other before issuing, and provide each other the opportunity to review and comment upon (with such comments to be considered in good faith), any press release or other public announcements with respect to the Offer, the Merger and the Transactions, subject to certain exceptions.

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Prior to the Acceptance Time, the compensation committee of the Company Board will take all such actions as may be required to approve, as an employment compensation, severance, or other employee benefit arrangement in accordance with Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, any and all Compensation Actions taken after January 1 of the current fiscal year and prior to the Acceptance Time that have not already been so approved. For the purposes of the Merger Agreement, “Compensation Action” means any (i) granting by the Company or any of its Subsidiaries to any present or former director or officer of any increase in compensation or benefits or of the right to receive any severance or termination compensation or benefit, (ii) entry by the Company or any of its Subsidiaries into any employment, consulting, indemnification, termination, change of control, non-competition, or severance agreement with any present or former director or officer, or any approval, amendment, or modification of any such agreement, or (iii) approval of, amendment to, or adoption of any Company benefit plan.

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Parent will not, and will cause Purchaser not to, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, result in any Offer Conditions or the conditions to the Merger not being satisfied or prevent, materially delay or materially impede the ability of Parent and Purchaser to consummate the Offer, the Merger or the other Transactions.

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Parent will, immediately following execution of the Merger Agreement, cause the Merger Agreement to be approved by the sole stockholder of Purchaser in accordance with applicable law and the certificate of incorporation and bylaws (or other governing documents) of Purchaser and deliver evidence thereof to the Company.

•	Parent and Purchaser have no right to control or direct the Company’s operations prior to the Effective Time.
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Prior to the Acceptance Time, Parent will not own (directly or indirectly, beneficially or of record) any Shares, and none of Parent, Purchaser or their respective affiliates will hold any rights to acquire any Shares except pursuant to the Merger Agreement.

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Prior to the Closing Date, the Company will cooperate with Parent and will take all actions under applicable laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Common Shares from Nasdaq and the deregistration of the Common Shares under the Exchange Act as promptly as practicable after the Effective Time.

Director Resignation and Officer Separation Agreements
Prior to the Closing Date, the Company will use its reasonable best efforts to deliver to Parent a letter executed by each director of the Company effectuating his or her resignation as a member of the Company Board, to be effective as of the Effective Time. On the Closing Date, Parent will or will cause the Surviving Corporation to honor any severance amounts due under the employment agreements entered into between the Company and each of the individuals set forth on the Company Disclosure Letter prior to the Closing Date.
Financing
As of the commencement of the Offer, Parent does not have committed financing to fund the Offer Price. Parent and Purchaser intend to fund the Offer Price through a combination of debt and/or equity financings, borrowings under credit facilities that Parent will seek to obtain from lenders and/or private issuance of securities, none of which has been committed. If Parent obtains commitment letters for such financing, such commitments would be filed with the Securities and Exchange Commission and would be available in the manner described in the Offer to Purchase. There can be no assurance that such financing will be obtained.
Parent entered into capital commitment letters (“Commitment Letters”), dated March 6, 2026 with Omega & Corinth Group Ltd. (“Omega”). Omega informed Parent that due to overall market conditions, together with extraneous circumstances related to their business, they would no longer be able to fulfill their commitment under the Commitment Letters. As a result, Parent does not expect to receive any funds from Omega in connection with its obligations in the Offer and is therefore exploring other financing sources. In the Merger Agreement, Parent agreed to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to obtain, no later than the Acceptance Time, the proceeds of the capital committed pursuant to the Omega Capital Commitment Letter (the “Omega Capital”), on the terms and conditions described in the Omega Capital Commitment Letter. In the Merger Agreement, Parent also agreed that it will use its best efforts to cause Omega to fund the Omega Capital at the Acceptance Time.
Parent has entered into a Non-Binding LOI pursuant to which certain investors will purchase senior secured convertible notes in the amount of the lessor of $25.0 million and 100% of the cash equity raised by Parent in connection with the Merger, prior to the Closing, solely for the purpose of allowing Parent and/or Purchaser to fully fund the payment of the Closing Amount in respect of each Common Share validly tendered and accepted in the Offer, the cash portion of the Merger Consideration (excluding the portion of the Merger Consideration that would otherwise be payable in respect of the Rollover Shares (as defined below)), any other amounts required to be paid by Parent or Purchaser at Closing in connection with the consummation of the Transactions and the payment of any fees and expenses of or payable by Parent, Purchaser or the Surviving Corporation in connection with the foregoing, subject to the definitive documents being executed.
Parent has entered into a simple agreement for equity with an investor in the amount of $3.5 million, which is subject to the closing of the Merger (the “Investor SAFE”). Parent continues to negotiate with additional investors and third-party financing sources to obtain the funds necessary to consummate the Offer.
Parent expects to obtain the funds necessary to consummate the Offer and the Merger through a combination of existing cash resources and third-party financing sources, including the Non-Binding LOI and Investor SAFE. Parent may also enter into additional and/or alternative financing arrangements prior to consummation of the Offer and the Merger. Any such financing arrangements may include equity financing, debt financing or other financing arrangements on terms to be determined. The foregoing description of Parent’s financing arrangements does not purport to be complete and is qualified in its entirety by reference to any definitive financing documentation entered into by Parent from time to time.
In connection with the execution of the Merger Agreement, the Rollover Stockholders entered into a Support Agreement with Parent and Purchaser. Subject to the terms and conditions of the Support Agreements, among other things, each Rollover Stockholder has agreed to contribute and transfer a certain amount of Common Shares with an aggregate value of approximately $6,366,549, which Rollover Shares otherwise would be converted into the right to receive the Offer Price, to Parent, immediately after the Acceptance Time and immediately prior to the Effective Time. Each Rollover Stockholder will receive from Parent a Parent SAFE. For the purposes of the amounts needed to fund the Offer Price, Parent can attribute $3,638,028 from the Rollover Shares.
All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries obtained by Parent or its Representatives pursuant to the foregoing will be kept confidential in accordance with the Mutual Nondisclosure Agreement.
CVR Agreement
Parent will, and will direct the Rights Agent to, at or prior to the Acceptance Time, duly authorize, execute and deliver the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent (provided that such revisions are not, individually or in the aggregate, materially detrimental to the holders of CVRs). Parent and the Company will cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or any applicable state securities or “blue sky” laws.
Section 16 Matters
Prior to the Acceptance Time, the Company Board will take all necessary and appropriate action to approve, for purposes of Section 16(b) of the Exchange Act and the related rules and regulations thereunder, the disposition by Company directors and officers of Shares and Company Equity Awards in the Transactions.
Termination
The Merger Agreement may be terminated, and the Offer and the Merger may be abandoned, under any of the following circumstances:
•	at any time prior to the Acceptance Time, by mutual written consent of Parent and the Company;
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at any time prior to the Acceptance Time, by either Parent or the Company if any court of competent jurisdiction or other Governmental Body of competent jurisdiction has issued a final order, decree or ruling, or taken any other final action permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger, and such order, decree, ruling or other action has become final and non-appealable; provided, however, that the terms of this provision are not available to any party unless such party has complied with its obligations under the Merger Agreement in all material respects, including the provisions regarding using reasonable best efforts to make a filing under the HSR Act.

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by either Parent or the Company, if the Acceptance Time has not occurred on or prior to July 17, 2026 (subject to extension to August 17, 2026 under certain circumstances); provided, however, that right to terminate pursuant to the terms of this provision is not available (i) to any party unless such party has complied in all material respects with its obligations under the Merger Agreement or (ii) to either party at any time the parties are litigating obligations under the Merger Agreement. We refer to any termination of the Merger Agreement pursuant to this provision as an “Outside Date Termination”;

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at any time prior to the Acceptance Time, by the Company if (i) Purchaser fails to timely commence the Offer in violation of the terms of the Merger Agreement, (ii) the Offer has expired or has been terminated without Purchaser having accepted for purchase the Common Shares validly tendered (and not withdrawn) pursuant to the Offer on the terms set forth in the Merger Agreement, (iii) Purchaser, in violation of the terms of the Merger Agreement, fails to accept for purchase Common Shares validly tendered (and not withdrawn) pursuant to the Offer or (iv) there has been a breach of any covenant or agreement made by Parent or Purchaser in the Merger Agreement, or any representation or warranty of Parent or Purchaser is inaccurate or becomes inaccurate after the date of the Merger Agreement, and such breach or inaccuracy gives rise to a Purchaser Material Adverse Effect, and such breach or inaccuracy is not capable of being cured on or before the Outside Date, or, if capable of being cured by such date, is not cured prior to the earlier of (x) thirty (30) days following receipt by Parent or Purchaser of written notice of such breach or inaccuracy or (y) one (1) business day prior to the Outside Date (except that the right to terminate the Merger Agreement pursuant to this provision will not be available to the Company if the Company is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement as to cause or result in the Representations Condition (as defined below) not being satisfied). We refer to any termination of the Merger Agreement pursuant to this provision as a “Parent Breach Termination”;
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at any time prior to the Acceptance Time, by the Company Board or any committee thereof in order to enter a definitive agreement with respect to a Superior Proposal; provided, that, the Company Board will have complied in all material respects with their obligations with respect to Acquisition Proposals under the Merger Agreement and concurrently with such termination, the Company enters into an Alternative Acquisition Agreement in respect of such Superior Proposal and pays the Company Termination Fee (as defined below). We refer to any termination of the Merger Agreement pursuant to this provision as a “Superior Proposal Termination”;

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at any time prior to the Acceptance Time, by Parent if (i) Purchaser has complied with the terms of the Offer and, due to the failure of an Offer Condition to be satisfied, the Offer has expired or has been terminated without Purchaser having accepted for purchase the Common Shares validly tendered (and not withdrawn) pursuant to the Offer or (ii) there has been a breach of any covenant or agreement made by the Company in the Merger Agreement, or any representation or warranty of the Company (x) is inaccurate or (y) becomes inaccurate after the date of the Merger Agreement, and, in each case, such breach or inaccuracy gives rise to a Company Material Adverse Effect, and such breach or inaccuracy is not capable of being cured prior to the Outside Date, or, if capable of being cured by such date, is not cured prior to the earlier of (x) thirty (30) days following receipt by the Company of written notice of such breach or inaccuracy or (y) one (1) business day prior to the Outside Date (except Parent may not terminate the Merger Agreement or abandon the Offer and the Merger in reliance on this paragraph if Parent is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement). We refer to any termination of the Merger Agreement pursuant to this provision as a “Company Breach Termination”; or

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at any time prior to the Acceptance Time, by Parent if the Company Board or any committee thereof effects a Change of Board Recommendation. We refer herein to any termination of the Merger Agreement pursuant to this provision as a “Change in Recommendation Termination.”

Effect of Termination
Except in the case of Fraud or Willful Breach, if the Merger Agreement is terminated, it will be void and of no effect and there will be no liability on the part of any party (or any of its Representatives), except that certain specified provisions of the Merger Agreement will survive such termination. Parent and Purchaser acknowledge and agree that any failure of Parent or Purchaser to satisfy its obligations to irrevocably accept for payment or pay for the shares of the Common Shares following satisfaction of the Offer Conditions, and any failure of Parent to cause the Merger to be effective, will be deemed to constitute a Willful Breach of the Merger Agreement. In the event of any termination of the Merger Agreement resulting from a party’s Fraud or Willful Breach of any representation, warranty or covenant set forth in the Merger Agreement, such party will be liable for each other party’s costs and expenses incurred in connection with enforcing the Merger Agreement by legal action against the first party for such Fraud or Willful Breach to the extent such enforcement actions results in a judgment against the first party (collectively, “Enforcement Costs”). Nothing will limit or prevent any party from exercising any rights it may have with respect to specific performance under the Merger Agreement in lieu of terminating the Merger Agreement. “Fraud” means common law fraud under Delaware Law and “Willful Breach” means material breach, or a material failure to perform, any covenant, representation, warranty, or agreement set forth in the Merger Agreement, in each case, that is the consequence of an intentional or willful act or omission by a party with the knowledge that the taking of such act or failure to take such act would result in, constitute or cause a material breach or material failure to perform the Merger Agreement.
Termination Fees
The Company has agreed to pay Parent a termination fee of $2,000,000 (the “Company Termination Fee”) in the event that:
•	the Merger Agreement is terminated by the Company pursuant to a Superior Proposal Termination;
•	the Merger Agreement is terminated by Parent pursuant to a Change in Recommendation Termination; or

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the Merger Agreement is terminated by Parent pursuant to a Company Breach Termination or by either Parent or the Company pursuant to an Outside Date Termination (but in the case of a termination by the Company, only if at such time (A) Parent has complied with its obligations under the Merger Agreement in all material respects), (B) any person has publicly disclosed, and not withdrawn, an Acquisition Proposal after the date of the Merger Agreement and prior to such termination and (C) within twelve (12) months after such termination, the Company enters into an Alternative Acquisition Agreement with respect to the Acquisition Proposal (and the transactions contemplated by such Acquisition Proposal are subsequently consummated) or such Acquisition Proposal is consummated (provided, that, for purposes of clause (C) of this provision, references to “15%” in the definition of Acquisition Proposal will be substituted for “50%”).

Any payment of the Company Termination Fee required to be made (1) pursuant to a Superior Proposal Termination will be paid concurrently with such termination, (2) pursuant to a Change in Recommendation Termination will be paid no later than three (3) business days after such termination and (3) pursuant to termination in accordance with the final bullet point above will be payable to Parent upon consummation of the transaction referenced therein, provided, that Parent will have timely provided wire instructions for such payment to be made or, to the extent that Parent has failed to timely provide wire instructions for payment, promptly upon receipt by the Company of such instructions. The Company will not be required to pay the Company Termination Fee more than once.
Parent has agreed to pay Company a termination fee of $2,000,000 (the “Parent Termination Fee”) in the event that the Merger Agreement is terminated by the Company pursuant to a Parent Breach Termination. Any payment required to be made pursuant to a Parent Breach Termination will be paid no later than three (3) business days after such termination; provided, that the Company will have timely provided wire instructions for such payment to be made or, to the extent that the Company has failed to timely provide wire instructions for payment, promptly upon receipt by Parent of such instructions. Parent will not be required to pay the Parent Termination Fee more than once.
The parties acknowledge that the payment by the Company of the Company Termination Fee, or by Parent of the Parent Termination Fee, as applicable, if and when payable, is not a penalty, but is liquidated damages in a reasonable amount that will compensate the applicable non-breaching party in the circumstances in which the Company Termination Fee or Parent Termination Fee, as applicable, is payable for the efforts and resources expended and the opportunities foregone while negotiating the Merger Agreement and in reliance on the Merger Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Subject in all respects to applicable party’s injunction, specific performance and equitable relief rights and related rights set forth in the Merger Agreement, in the circumstances where the Company Termination Fee or Parent Termination Fee, as applicable, is payable, (i) Parent’s receipt of the Company Termination Fee will be the sole and exclusive monetary damages remedy of Parent, Purchaser or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or affiliates (collectively, the “Parent Related Parties”) against the Company and any of its former, current or future officers, directors, partners, stockholders, managers, members or affiliates (collectively, “Company Related Parties”) in respect of any breach of, or inaccuracy contained in, the Company’s covenants, agreements, representations or warranties in Merger Agreement or for any other loss suffered as a result of the failure of the Transactions to be consummated or failure to perform hereunder or otherwise, and upon receipt of the Company Termination Fee, none of the Company Related Parties will have any further liability or obligations relating to or arising out of the Merger Agreement or the Transactions and (ii) the Company’s receipt of the Parent Termination Fee will be the sole and exclusive monetary damages remedy of the Company and the Company Related Parties, in respect of any breach of, or inaccuracy contained in, Parent or Purchaser’s covenants, agreements, representations or warranties in the Merger Agreement or for any other loss suffered as a result of the failure of the Transactions to be consummated or failure to perform hereunder or otherwise, and upon receipt of the Parent Termination Fee, none of the Parent Related Parties will have any further liability or obligations relating to or arising out of the Merger Agreement or the Transactions. Nothing in this foregoing limits the liability of any party in the event of Fraud or Willful Breach, which liability shall include Enforcement Costs. While Parent may pursue both a grant of specific performance in accordance with the Merger Agreement and the payment of the Company Termination Fee, under no circumstances will Parent be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages (other than Enforcement Costs), including all or any portion of the Company Termination Fee. While the Company may pursue both a grant of specific performance in accordance with the Merger Agreement and the payment of the Parent Termination Fee, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages (other than Enforcement Costs), including all or any portion of the Parent Termination Fee.
Expenses
Except in limited circumstances expressly specified in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer and the Merger are consummated.
Governing Law
The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, regardless of the laws of any jurisdiction other than the State of Delaware that might otherwise govern under applicable principles of conflicts of laws.
Specific Performance
The parties acknowledge and agree that, in the event of any breach of or failure to perform any provision of the Merger Agreement, irreparable harm would occur that monetary damages, even if available, would not be an adequate remedy. Accordingly, each party will be entitled to an injunction or injunctions, specific performance, or other equitable relief to compel specific performance to prevent or restrain breaches or threatened breaches of the Merger Agreement in any action without proof of damages or otherwise and without the posting of a bond or undertaking. The Company will only be entitled to an injunction, specific performance or other equitable relief to cause Parent to enforce its rights under the Omega Capital Commitment Letter to cause the Financing Amount to be funded under the Omega Capital Commitment Letter if, and only if, (i) all of the conditions set forth in the Offer Conditions and the Merger Agreement have been and continue to be satisfied or waived (other than those that, by their nature, are to be satisfied at the Closing; provided, that those conditions could be satisfied if the Closing were to occur), (ii) the Company has irrevocably confirmed by written notice to Parent that the Company is ready, willing, and able to consummate the Closing if specific performance is granted and the Financing Amount is funded, and (iii) the Merger has not been consummated in accordance with the Merger Agreement, and under no other circumstances.
Other Agreements
Contingent Value Rights Agreement
The Contingent Value Rights
At or prior to the date and time of acceptance for payment for Shares validly tendered and not validly withdrawn pursuant to the Offer after such scheduled date the Offer expires, Parent and the Rights Agent will enter into the CVR Agreement. Pursuant to and subject to the terms and conditions of the Merger Agreement, (i) holders of Shares (other than Excluded Shares), (ii) holders of Company Restricted Stock, (iii) holders of Company RSUs, (iv) holders of In-the-Money Company Stock Options and (v) holders of Company Warrants that are issued, unexpired and unexercised immediately prior to the Effective Time (the “Surviving Warrants”) when such Surviving Warrant is exercised following the Effective Time in accordance with its terms, will become entitled to receive two contingent cash payments for each Share outstanding (A) that Purchaser accepts for payment from such holder pursuant to the Offer or (B) owned by or issued to such holder as of immediately prior to the Effective Time and converted into the right to receive the Merger Consideration pursuant to the Merger Agreement, being contingent upon, and subject to, the achievement of the Milestones (as defined below) prior to the termination of the CVR Agreement, subject to and in accordance with the terms of the CVR Agreement. The CVRs are contractual rights only and not transferable except under certain limited circumstances, will not be certificated or evidenced by any instrument and will not be registered with the SEC or listed for trading. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Parent, Purchaser or the Company or any of their affiliates. No interest will accrue or be payable in respect of any of the amounts that may become payable in respect of the CVRs.
The CVR represents a non-tradable contractual contingent right to receive two (2) contingent cash payments (each a “Milestone Payment,” and collectively, the “Milestone Payments”) upon the achievement of certain specified milestones prior to termination of the CVR Agreement:

•
with respect to a Phase 2a, double-blind, placebo-controlled, randomized, proof-of-concept study evaluating LSTA1 when added to standard of care (temozolomide) versus temozolomide and matching LSTA1 placebo in subjects with newly diagnosed Glioblastoma Multiforme (GBM) (Protocol Number: LSTA1-GBM-2A) the earlier of (i) completion of enrollment of such trial, (ii) the enrollment of at least 90% of the target number of subjects of such trial, or (iii) the termination of such trial by its sponsor for any reason (the “First Milestone”), and

•
with respect to any pharmaceutical product that contains or incorporates the product candidate referred to as of the date hereof as certepetide (formerly LSTA1 or CEND-1), alone or in combination with one (1) or more other therapeutically active ingredients, including all formulations, dosages, or modes of delivery thereof (the “CVR Product”), the filing or formal acceptance for review by any Governmental Body of any (i) New Drug Application submitted to the FDA in the U.S. in accordance with the FDCA requesting approval to market or commercialize any pharmaceutical product that contains or incorporates the product candidate referred to as certepetide (formerly LSTA1 or CEND-1), alone or in combination with one or more other therapeutically active ingredients, including all formulations, dosages, or modes of delivery thereof for any indication or patient population, or (ii) analogous application or submission to any other applicable Governmental Body requesting approval to market or commercialize the CVR Product for any indication or patient population (the “Second Milestone”, and together with the First Milestone, the “Milestones”).

The Milestone Payments are comprised of the First Milestone Payment and the Second Milestone Payment, each payable upon the achievement of certain specified milestones within specified time periods, as follows:
•
the First Milestone Payment is an amount equal to $1.25 per CVR in cash, without interest, payable on or prior to the later of December 15, 2026 and the date that is forty-five (45) days following the achievement of the First Milestone, prior to the termination of the CVR Agreement; and

•
the Second Milestone Payment is an amount equal to $1.75 per CVR in cash, without interest, payable on or prior to the date that is forty-five (45) days following the achievement of the Second Milestone, prior to the termination of the CVR Agreement.

The CVR Payment
The Milestone Payments are an amount up to an aggregate of $3.00 per CVR in cash, without interest, payable if the Milestones are achieved before the termination of the CVR Agreement, which shall automatically terminate upon the earliest of (a)(i) the mailing by the Rights Agent to the address, or (ii) the payment by the Rights Agent by wire transfer of immediately available funds to the account, of each Holder as reflected in the CVR Register, of the First Milestone Payments (if any) required to be paid under the terms of the CVR Agreement and the Second Milestone Payment (if any) required to be paid under the terms of the CVR Agreement, (b) the delivery of a joint written notice of termination duly executed by Parent and the acting holders or (c) the seventh (7th) anniversary of the Closing Date. The Milestone Payments will only be due once, if at all, subject to the achievement of the Milestones prior to the termination of the CVR Agreement.
The CVR Agreement provides that Parent will use a contractually defined level of effort to achieve the Milestones. Any potential payouts of the CVR are subject to various risks and uncertainties related to the development of the CVR Product, regulatory approvals related to commercialization of the CVR Product including any approval of a New Drug Application (as more fully described in the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq., as amended from time to time)), and third-party patent claims as more fully described in the Company’s periodic reports filed with the SEC.
There can be no assurance that the Milestones will be achieved prior to the termination of the CVR Agreement.
The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, except that certain CVRs may be held through The Depository Trust Company, and except: (i) by will or intestacy upon death of a holder; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the settlor; (iii) pursuant to a court order; (iv) by operation of law (including by consolidation or merger of the holder) or if effectuated without consideration in connection with the dissolution, liquidation or termination of any holder that is a corporation, limited liability company, partnership or other entity; (v) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner, and if applicable, through an intermediary; or (vi) if the holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (so long as such distribution does not subject the CVRs to a requirement of registration under the Securities Act of 1933, as amended, or the Exchange Act). In addition, you may at your option abandon all of your remaining rights in a CVR by transferring such CVR to Parent without consideration, via delivery of a written abandonment notice to Parent.
The Rights Agent will create and maintain a register of the holders of CVRs which will be updated as necessary by the Rights Agent.
The CVR Agreement provides (i) Parent and the Surviving Corporation the right to amend, without the consent of any holders of CVRs or the Rights Agent, the CVR Agreement in certain instances, including (a) providing for a successor to Parent or to Purchaser, (b) adding to the covenants of Parent and Purchaser as Parent, Purchaser and the Rights Agent will consider to be for the protection of holders of CVRs (if such provisions do not adversely affect the interests of holders of CVRs), (c) curing any ambiguities, correcting or supplementing any provisions of the CVR Agreement that may be defective or inconsistent therein or making any provisions with respect to matters or questions arising under the CVR Agreement (if such provisions do not adversely affect the interests of holders of CVRs), (d) amendments as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act, or any similar registration or prospectus requirement under applicable securities laws outside the United States (if such provisions do not change the Milestones or Milestone Payments), (e) providing for a successor rights agent, (f) any other amendments for the purpose of adding, eliminating or changing any provisions of the CVR Agreement, unless such addition, elimination or change is adverse to the interests of holders of CVRs, or (ii) Parent and the Rights Agent the right to amend, without the consent of any holders of CVRs, the CVR Agreement, in the event any holder of CVRs agrees to abandon or renounce such holder’s rights under the CVR Agreement, to reduce the number of CVRs by the number of CVRs so abandoned or renounced by such Holder.
Parent may also amend the CVR Agreement in other circumstances, including in a manner that is materially adverse to the interests of the holders of CVRs, if Parent and Purchaser obtain the consent of holders of at least 50% of outstanding CVRs set forth in the CVR Register (as defined in the CVR Agreement), whether evidenced in writing or taken at a meeting of such holders.
The foregoing summary of the material terms of the CVR Agreement is only a summary, and does not purport to be complete and is qualified in its entirety by reference to the full text of the CVR Agreement, the form of which is filed as Exhibit (d)(2) of the Schedule TO and is incorporated herein by reference.
Support Agreement
In connection with the execution of the Original Merger Agreement, certain Company Stockholders (none of which are executives of the Company) (the “Rollover Stockholders”) entered into a Support Agreement with Parent and Purchaser (as they may be amended, restated, supplemented or otherwise modified from time to time, the “Support Agreements” and each, a “Support Agreement”). Subject to the terms and conditions of the Support Agreements, among other things, the Rollover Stockholders have agreed to contribute and transfer a certain amount of Common Shares with an aggregate value of approximately $6,366,549 (the “Rollover Shares”), which Rollover Shares otherwise would be converted into the right to receive the Offer Price, to Parent, immediately after the Acceptance Time and immediately prior to the Effective Time (the “Exchange Time”). Each Rollover Stockholder will receive from Parent, a simple agreement for future equity (the “Parent SAFE”) on the terms and subject to the conditions set forth in the Parent SAFE.
Pursuant to the Support Agreements, each Rollover Stockholder will not, directly or indirectly, tender its Rollover Shares, or cause its Rollover Shares to be tendered, into the Offer, including any “subsequent offering period” in accordance with Rule 14d-11 promulgated under the Exchange Act, in any manner, or enter into any agreement, transaction or arrangement that results or could reasonably be expected to result in such Rollover Shares being tendered or capable of being tendered into the Offer, including any “subsequent offering period” in accordance with Rule 14d-11 promulgated under the Exchange Act. Each Rollover Stockholder irrevocably and unconditionally waives the right to receive the Offer Price or the Merger Consideration in respect of any Rollover Shares.
Each Rollover Stockholder will, at the Exchange Time, contribute, assign, transfer, convey and deliver (or cause to be contributed, assigned, transferred, conveyed and delivered) to Parent, all of the Rollover Shares of such Rollover Stockholder, free and clear of any and all Liens (except for Permitted Liens) (as defined in the Support Agreement), and Parent agrees to issue to the Stockholder, in exchange for the contribution, assignment, transfer, conveyance and delivery by such Rollover Stockholder of such Rollover Stockholder’s Rollover Shares, the Parent SAFE, with a purchase amount equal to the Rollover Amount (as defined in the Support Agreement) applicable to such Stockholder, at the Exchange Time (the “Exchange”).
The obligations of the Rollover Stockholder and Parent to consummate the Exchange are subject to the following conditions: (i) all conditions to the obligations of Purchaser to consummate the Offer and the transactions contemplated by the Merger Agreement (other than those to be satisfied at the Acceptance Time) must have been satisfied or waived by Parent, and the Merger must be consummated substantially contemporaneously at the Effective Time; (ii) for Parent’s benefit, the Rollover Stockholder’s representations and warranties in the Support Agreement must be true and correct as of the Exchange Time, except for failures that would not reasonably be expected to prevent, materially impair or delay the Exchange or be materially adverse to Parent; (iii) for the Stockholder’s benefit, Parent’s and Purchaser’s representations and warranties must be true and correct as of the Exchange Time, except for failures that would not reasonably be expected to prevent, materially impair or delay the Exchange or be materially adverse to the Stockholder; (iv) for Parent’s benefit, the Stockholder must have performed and complied in all material respects with its covenants, obligations and conditions at or prior to the Exchange Time; (v) for the Stockholder’s benefit, Parent and Purchaser must have similarly performed and complied in all material respects with their covenants, obligations and conditions at or prior to the Exchange Time; and (vi) no law or order issued by any Governmental Body will be in effect preventing or making illegal the consummation of the Exchange.
The Support Agreement will terminate upon the earliest to occur of: (i) the Effective Time; (ii) such date and time as the Merger Agreement shall be validly terminated; (iii) an amendment of the Merger Agreement, without the prior written consent of the Rollover Stockholder, in a manner that negatively or adversely affects the Offer or that decreases the amount, or changes the form, of consideration payable to any stockholders of the Company (other than the Rollover Shares) pursuant to the terms of the Merger Agreement; (iv) the mutual written agreement of the parties to terminate the Support Agreement; or (v) any material breach of the Support Agreement or the Merger Agreement by Parent or Purchaser. Upon termination of the Support Agreement, no party will have any further obligations or liabilities under the Support Agreement.
The foregoing summary of the material terms of the Support Agreements is only a summary, and does not purport to be complete and is qualified in its entirety by reference to the full text of the Support Agreement, which is filed as Exhibit (d)(3) of the Schedule TO and is incorporated herein by reference.
Parent SAFE
Pursuant to the Support Agreements, in exchange for the contribution, assignment, transfer, conveyance and delivery of the Rollover Stockholder’s Rollover Shares, Parent will issue to the Rollover Stockholder, the Parent SAFE in a form reasonably acceptable to Parent, with a purchase amount equal to the Rollover Amount (as defined in the Support Agreements) applicable to such Rollover Stockholder, and otherwise on the terms and subject to the conditions set forth in the Parent SAFE.
Omega Capital Commitment Letter
Parent entered into capital commitment letters (“Commitment Letters”), dated March 6, 2026 with Omega & Corinth Group Ltd. (“Omega”). Omega informed Parent that due to overall market conditions, together with extraneous circumstances related to their business, they would no longer be able to fulfill their commitment under the Commitment Letters. As a result, Parent does not expect to receive any funds from Omega in connection with its obligations in the Offer and is therefore exploring other financing sources. In the Merger Agreement, Parent agreed to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to obtain, no later than the Acceptance Time, the proceeds of the capital committed pursuant to the Omega Capital Commitment Letter (the “Omega Capital”), on the terms and conditions described in the Omega Capital Commitment Letter. In the Merger Agreement, Parent also agreed that it will use its best efforts to cause Omega to fund the Omega Capital at the Acceptance Time.
The obligations of Omega to fund any portion of the Omega Capital may be reduced by the Omega (i) for the cash amount of purchases, directly or indirectly, by co-investors (including affiliates of the Omega) of equity securities of Parent solely for the purpose of funding a portion of the amount that will be used to fund the consummation of the transactions contemplated by, and in accordance with, the Merger Agreement (including any fees and expenses of or payable by Parent or Purchaser on the Closing Date in connection with the transactions contemplated by the Merger Agreement) (the “Transaction Payments”), but only to the extent such amount is available and used by Parent to fund the Transaction Payments, (ii) for the cash amount of any debt financing, but only to the extent that such proceeds are available and used by Parent to fund the Transaction Payments and (iii) solely to the extent that Parent does not require such amount to fully and timely fund the Transaction Payments at the Closing and to consummate the transactions contemplated by the Merger Agreement; provided, in each case, that any such reduction (a) will occur concurrently with, and will be conditioned on the consummation of the Closing and the simultaneous payment of all Transaction Payments required to be paid by Parent and (b) in no event may the Omega Capital be reduced in a manner that would adversely affect, impair, prevent or delay the consummation of the transactions contemplated by the Merger Agreement.
The obligation of Omega to fund the Omega Capital is subject to (i) the execution and delivery of the Merger Agreement and (ii) the satisfaction or written waiver by the applicable parties to the Merger Agreement (to the extent permitted by the Merger Agreement and by applicable law) of each of the Offer Conditions (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or valid waiver of such conditions at the Closing) Omega informed Parent that due to overall market conditions, together with extraneous circumstances related to their business, they would no longer be able to fulfill their commitment under the Commitment Letters. As a result, Parent does not expect to receive any funds from Omega in connection with its obligations in the Offer and is therefore exploring other financing sources.
The obligation of Omega to fund the Omega Capital, or cause the Omega Capital to be funded, will automatically and immediately terminate upon the earliest to occur of (i) the consummation of the Closing and the payment in full of the Transaction Payments in accordance with the Merger Agreement, or (ii) the valid termination of the Merger Agreement in accordance with its terms.
The foregoing summary of the material terms of the Commitment Letters is only a summary, and does not purport to be complete and is qualified in its entirety by reference to the full text of the Capital Commitment Letter, which is filed as Exhibit (b) of the Schedule TO and is incorporated herein by reference.
Non-Binding LOI
Parent has entered into a Non-binding LOI pursuant to which certain investors will purchase senior secured convertible notes (“Notes”) in the amount of the lessor of $25.0 million and 100% of the cash equity raised by Parent in connection with the Merger, prior to the Closing, solely for the purpose of allowing Parent and/or Purchaser to fully fund the payment of the Closing Amount in respect of each Common Share validly tendered and accepted in the Offer, the cash portion of the Merger Consideration (excluding the portion of the Merger Consideration that would otherwise be payable in respect of the Rollover Shares), any other amounts required to be paid by Parent or Purchaser in connection with the consummation of the Transactions and the payment of any fees and expenses of or payable by Parent, Purchaser or the Surviving Corporation in connection with the foregoing, subject to the definitive documents being executed.
The Notes will have an interest rate of 15.0% per annum PIK on the funded balance, plus an exit fee of 100% of the funded balance, plus 50% of the undrawn balance, with PIK interest being deducted from any exit fee. The term of the Notes will be five years from the date of the Merger and the investors shall be able to early mature the Note after one year. The Notes shall be a first lien secured obligation of Parent, secured by a perfected security interest in substantially all assets of Parent and its guarantors. The notes shall be convertible into common stock of the Parent. Additionally, at the closing of the financing, the investors shall receive penny warrants to purchase common shares of Parent equal to 10% of the number of shares underlying the Note and such warrants will have a term of ten years. The closing of the Notes is conditioned on Parent raising a minimum of $20.0 million of new equity. The shares underlying the Notes shall have customary registration rights. The investors will also have the right to participate in up to 25% of any subsequent financing of Parent for a period of three years following closing of the financing.
The Non-Binding LOI does not constitute committed capital. There can be no assurance that any financing with the investors will be obtained.
Mutual Nondisclosure Agreement
In connection with the Transactions, Parent and the Company entered into a Mutual Nondisclosure Agreement, dated as of April 23, 2025 (the “Mutual Nondisclosure Agreement”). Under the terms of the Mutual Nondisclosure Agreement, Parent and the Company agreed that, subject to certain customary exceptions including the ability to make disclosures required by applicable law, any non-public information each may make available to the other and their respective representatives will not be disclosed or used for any purpose other than to evaluate and engage in discussions or execute any definitive agreement concerning a potential business opportunity between the parties. The Mutual Nondisclosure Agreement will terminate upon the earlier of (i) one (1) year after April 23, 2025 and (ii) unless terminated earlier at any time upon thirty (30) days’ prior written notice from one party to the other, provided that for a period of five (5) years following the termination or expiration of the Mutual Nondisclosure Agreement, the parties will maintain the obligations of confidentiality of each other’s furnished confidential information, and not use and/or disclose such information to any third party, except as expressly authorized by the disclosing party or other applicable owner of the information in writing.
The foregoing summary of the material terms of the Mutual Nondisclosure Agreement is only a summary, and does not purport to be complete and is qualified in its entirety by reference to the full text of the Mutual Nondisclosure Agreement, which is filed as Exhibit (d)(4) of the Schedule TO and is incorporated herein by reference.
Binding Term Sheet
On January 21, 2026, Parent entered into a binding term sheet (the “Term Sheet”) with the Company, pursuant to which Parent and the Company agreed to negotiate in good faith and enter into a customary purchase agreement to consummate a negotiated acquisition of the Company by Parent (the “Purchase Agreement”) whereby Parent will commence a tender offer to purchase, on a fully-diluted basis, all of the Common Shares at a price of $4.00 per Common Share in cash and complete a short-form merger with the Company under Section 251(h) of the Delaware General Corporation Law following the completion of the tender offer. As a result of the Merger, all Common Shares not tendered in the tender offer, other than Rollover Shares, would be exchanged for $4.00 per share in cash. In addition to the consideration of $4.00 per Common Share, each Common Share tendered in the tender offer or exchanged in the Merger will also be entitled to receive two (2) non-tradeable contingent value rights (CVRs), payable as follows: (1) $1.00 per Common Share within twelve (12) months of the date on which rights to certepetide in the Greater China region revert to the Company; and (2) $1.00 per Common Share upon filing of any New Drug Application or similar registration document for approval to commercialize certepetide in any indication in any jurisdiction.
The Board unanimously determined that the Term Sheet and the transactions contemplated therein, including the tender offer and the Merger, were advisable, fair to and in the best interests of the Company and its stockholders, and declared it advisable for the Company to enter into the Term Sheet and negotiate in good faith and enter into a Purchase Agreement for the consummation of the transactions contemplated therein.
Pursuant to the Term Sheet, Parent may in its discretion, after consulting with the Company, discuss and agree with certain stockholders of the Company that Common Shares held by such Company stockholders will not be tendered in the tender offer or exchanged in the Merger and instead will be contributed to Parent in exchange for equity interests in Parent. For so long as the Term Sheet has not been terminated, the Company waived any standstill, confidentiality or other restrictions currently in effect that would otherwise prohibit Parent from entering into such discussions and agreements with the Company stockholders solely for the purpose of and to the extent necessary for Parent to engage in such discussions and entering into such agreements. Other than pursuant to the Purchase Agreement or as expressly contemplated by the Term Sheet, for twelve (12) months from the date hereof, Parent shall not directly or indirectly (x) acquire beneficial ownership (or the substantial equivalent) of any securities of the Company, (y) seek to or engage in a business combination, tender offer, change of control transaction, or proxy solicitation with respect to the Company, or (z) initiate any stockholder proposal or convene a stockholders’ meeting of or involving the Company, without, in any such cases, the prior written consent of the Board. The foregoing standstill shall be inoperative and of no force or effect if the Term Sheet is terminated, other than a termination by the Company due to Parent’s failure to enter into the Purchase Agreement on terms and conditions materially consistent with the Term Sheet by February 27, 2026 (other than any such failure as a result of a Permitted Exception (as defined below)).
Parent represented that the tender offer and the Merger will not be conditioned on financing and has obtained funding commitments from third party investor(s) sufficient to cover all of its obligations under the Purchase Agreement, which commitments remain subject to completion of diligence and negotiation of definitive terms. Prior to execution of the Purchase Agreement, Parent agreed to provide bona fide funding commitments from third party investor(s) sufficient to cover all of its obligations under the Purchase Agreement.

The Term Sheet further provides that entry into the Purchase Agreement remains subject to negotiation of customary definitive agreements reasonably acceptable to each party on terms and conditions materially consistent with the Term Sheet. Under the Purchase Agreement, the tender offer and the Merger will be subject to customary closing conditions for a transaction of this nature. Parent will be required to close on the tender offer so long as there shall be validly tendered a number of Common Shares that represents (and will represent immediately following the consummation of the tender offer) at least a majority of the aggregate voting power of all Common Shares then outstanding.
Upon the execution of the Term Sheet, the Company agreed that until the earlier of (x) thirty (30) days from the date thereof and (y) entry into the Purchase Agreement (which Purchase Agreement will contain a customary no-shop covenant subject to a fiduciary out as described below) (the “Exclusivity Period”), it will not solicit, initiate, engage in or encourage the submission of any discussions, negotiations, proposals, or offers, with respect to a tender offer, merger, business combination, sale of shares, sale of its assets or any other transaction that would prevent or impede the completion of the transaction contemplated herein (a “Competing Transaction”). The Exclusivity Period may be extended upon mutual written agreement of the Company and Parent.
Notwithstanding the foregoing, if the Company received during the Exclusivity Period a bona fide, unsolicited written proposal for a Competing Transaction, and the Board determined in good faith after consultation with the Company’s outside legal counsel and financial advisors that such proposal is superior to the tender offer or would reasonably be expected to result in a proposal that is superior to the tender offer, and, in each case, that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable law, then the Company may furnish nonpublic information to the person making such proposal and its representatives and engage in discussions or negotiations with such person with respect to such proposal. The Company shall promptly notify Parent of the receipt of any proposal for a Competing Transaction, or any inquiry or request for nonpublic information relating to the Company by any person who has made or would reasonably be expected to make a proposal for a Competing Transaction. The Company had the right to terminate the Purchase Agreement for a bona fide superior proposal prior to the closing of the tender offer, subject to payment of the Breakup Fee (as described below) to Parent. Parent had the right to match any superior proposal received by the Company from a third party before the board of directors of the Company may exercise its fiduciary out.
The parties agreed that:
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if Parent fails to enter into the Purchase Agreement on terms and conditions materially consistent with the Term Sheet by February 27, 2026, other than as a result of a Permitted Exception (as defined in the Term Sheet), and the Company has confirmed in writing three (3) business days prior to such time that entry into the Purchase Agreement has been approved by its board of directors and it is prepared to enter into the Purchase Agreement on terms and conditions materially consistent with the Term Sheet and remains prepared to enter into the Purchase Agreement on terms and conditions materially consistent with the Term Sheet at such time, then Parent shall pay the Company a breakup fee in the amount of $2,000,000 in cash (the “Breakup Fee”); and

•
if the Company fails to enter into the Purchase Agreement on terms and conditions materially consistent with the Term Sheet by February 27, 2026, other than as a result of a Permitted Exception, and Parent has confirmed in writing three (3) business days prior to such time that it is prepared to enter into the Purchase Agreement on terms and conditions materially consistent with the Term Sheet and remains prepared to enter into the Purchase Agreement on terms and conditions materially consistent with the Term Sheet at such time, then the Company shall pay Parent the Breakup Fee;

•	if the Company terminates the Term Sheet to enter into an agreement providing for a Competing Transaction, then the Company shall pay Parent the Breakup Fee.
In the event that the parties enter into the Purchase Agreement and (i) the Purchase Agreement is terminated (A) by the Company for a bona fide superior proposal, (B) by Parent due to a Company change of board recommendation or (C) by either party due to the failure of a condition to the Offer being satisfied and, at such time, either there has been a Company change of board recommendation, then the Company shall pay to Parent the Breakup Fee or (ii) the Purchase Agreement is terminated due to Parent’s failure to complete the Offer and the Merger when the conditions have otherwise been satisfied, then Parent shall pay the Company the Breakup Fee.

The parties further agreed that from the time of entry into the Term Sheet until entry into the Purchase Agreement, the Company’s monthly spend shall not exceed its average monthly spend for the 2025 fiscal year, excluding (i) expenses related to the Purchase Agreement and the Merger, (ii) any payments relating to D&O insurance, (iii) any compensation or other employee payments payable pursuant to existing agreements and/or the Company’s policies, (iv) expenses related to any unforeseen regulatory or legal compliance issues and (v) any payments related to existing clinical studies.
The Company agreed that from the time of entry into the Term Sheet until entry into the Purchase Agreement, and from the entry into the Purchase Agreement until the closing of the transaction or the termination of the Purchase Agreement, the Company shall not issue any equity securities (including Company Stock Options and Company RSUs), and shall not enter into any change of control, transaction, retention or similar bonus arrangements.
Except as expressly provided in the Purchase Agreement (if agreed and executed), or otherwise agreed to by the parties in writing, each party shall bear its own costs, fees and expenses in connection with the transactions contemplated by the Purchase Agreement, due diligence, and all other costs, fees and expenses in connection with the transactions and activities contemplated by the Term Sheet.
The Term Sheet would have expired on February 28, 2026 unless extended by mutual written agreement of the Company and Parent. The Company may terminate the Term Sheet at any time in order to enter into a binding agreement providing for a Competing Transaction, provided that (i) the Company has provided Parent five (5) business days advance notice of its intention terminate the Term Sheet, (ii) concurrently with such termination, the Company pays Parent the Breakup Fee and (iii) concurrently with the termination of the Term Sheet, the Company enters into a binding agreement providing for a Competing Transaction.
On February 27, 2026, the Company and Parent amended the Term Sheet to extend the expiration date to March 7, 2026.
The foregoing summary of the Term Sheet does not purport to be complete and is qualified in its entirety by the more detailed description and explanation contained in the Term Sheet, the form of which is filed as Exhibit (d)(5) of the Schedule TO and incorporated herein by reference.
Standstill Agreement
The Company and Parent entered into a Standstill Agreement, dated as of April 25, 2025, which contained, among other things, certain “standstill” provisions prohibiting Parent and certain of its affiliates from taking certain actions, including among other things, to solicit an alternative transaction, with respect to the Company and its securities for a period of one (1) year. The “standstill” provisions expired upon the Company’s entry into the Merger Agreement.
The foregoing summary of the Standstill Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Standstill Agreement, which is filed as Exhibit (d)(7) of the Schedule TO and incorporated herein by reference.
Waiver of the Merger Agreement
The Company, Parent and Purchaser entered into a Waiver to the Merger Agreement, dated as of April 2, 2026, pursuant to which the parties agreed to extend the date by which Purchaser is obligated to commence the Offer from April 3, 2026, to April 13, 2026, or such other date as may be agreed to between the Company and Parent.
First Merger Agreement Amendment
The Company, Parent and Purchaser entered into an Amendment and Waiver to the Merger Agreement, dated as of May 3, 2026, pursuant to which the parties agreed to extend the date by which Purchaser is obligated to commence the Offer from April 13, 2026 to May 29, 2026, or such other date as may be agreed to between the Company and Parent. Under the Amendment and Waiver to the Merger Agreement, Parent also agreed to pay certain expenses of the Company, up to $1.1 million in the aggregate, until commencement of the Offer. From the date of the Amendment and Waiver to the Merger Agreement until May 29, 2026, the Company agreed not to pursue any claim against Parent, Purchaser or their affiliates arising from or relating to the Merger Agreement or the transactions contemplated thereby. Upon commencement of the Offer and payment by Parent of all amounts then due under the Amendment and Waiver to the Merger Agreement, the Company shall irrevocably waive any claims to the extent arising from or relating to the Purchaser’s failure to commence the Offer by April 13, 2026. The Company’s agreements not to pursue certain claims and to waive certain claims as described above are subject to termination by the Company if (i) Parent fails to make any payment under the Amendment and Waiver when due or (ii) Parent commits a material breach of the Amendment and Waiver (other than a payment default) that materially adversely affects the transactions contemplated by the Merger Agreement and fails to cure such breach within two (2) Business Days after written notice thereof from the Company.
Second Merger Agreement Amendment
The Company, Parent and Purchaser entered into an Amendment to the Merger Agreement, dated as of May 29, 2026, pursuant to which the parties agreed to (i) amend the Closing Amount under the Merger Agreement from $5.00 to $4.00 per Common Share, (ii) amend the CVR Agreement to include a new Milestone and the holders would be entitled to receive two (2) contingent cash payments up to an aggregate of $3.00 per CVR, (iii) extend the date by which Purchaser is obligated to commence the Offer from May 29, 2026 to June 1, 2026, and (iv) amend the Outside Date under the Merger Agreement to July 6, 2026.
Third Merger Agreement Amendment
The Company, Parent and Purchaser entered into an Amendment and Waiver to the Merger Agreement, dated as of June 8, 2026, pursuant to which the parties agreed to extend the date by which Purchaser is obligated to commence the Offer to June 10, 2026, or such other date as may be agreed to between the Company and Parent. Under the Amendment and Waiver to the Merger Agreement, Parent also extended the Outside Date to July 17, 2026 (which may be extended to August 17, 2026 upon a payment of $1.5 million to the Company). From the date of the Amendment and Waiver to the Merger Agreement until June 10, 2026, the Company agreed not to pursue any claim against Parent, Purchaser or their affiliates arising from or relating to the Merger Agreement or the transactions contemplated thereby. Upon commencement of the Offer and payment by Parent of all amounts then due under the Amendment and Waiver to the Merger Agreement, the Company shall irrevocably waive any claims to the extent arising from or relating to the Purchaser’s failure to commence the Offer by May 29, 2026. The Company also agreed to extend the payment deadline for the final interim operating payment in the amount of $250,000. The Company’s agreements not to pursue certain claims and to waive certain claims as described above are subject to termination by the Company if (i) Parent fails to make any payment under the Amendment and Waiver when due or (ii) Parent commits a material breach of the Amendment and Waiver (other than a payment default) that materially adversely affects the transactions contemplated by the Merger Agreement and fails to cure such breach within two (2) Business Days after written notice thereof from the Company.
12. Purpose of the Offer; Plans for the Company
Purpose of the Offer
The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and would be the first step in Parent’s acquisition of the entire equity interest in, the Company. The Offer is intended to facilitate the acquisition of all issued and outstanding Common Shares (except for the Rollover Shares). The purpose of the Merger is to acquire all outstanding Common Shares (except for the Rollover Shares) not tendered and purchased pursuant to the Offer. If the Offer is consummated, Purchaser intends to complete the Merger as promptly as practicable thereafter, but in no event later than the first (1st) business day, subject to the satisfaction and waiver of the other conditions to the Merger set forth in the Merger Agreement.
The Company Board has unanimously: (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and the holders of Common Shares; (ii) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger; and (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Common Shares pursuant to the Offer. The Merger will be consummated in accordance with Section 251(h) of the DGCL, which provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the constituent corporation that would otherwise be required to approve a merger for the constituent corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the constituent corporation. Accordingly, if we consummate the Offer, we are required pursuant to the Merger Agreement to complete the Merger without a vote of the Company’s stockholders in accordance with Section 251(h) of the DGCL.

Plans for the Company
After completion of the Offer and the Merger, the Company will be a wholly owned direct subsidiary of Parent. In connection with Parent’s consideration of the Offer, Parent is developing a plan, on the basis of available information, for the combination of the business of the Company with that of Parent. Parent plans to partially or fully integrate the Company’s business into Parent. Parent will continue to evaluate and refine the plan and may make changes to it as additional information is obtained.
From and after the consummation of the Merger, until successors are duly elected or appointed and qualified in accordance with applicable law, or until their earlier death, resignation or removal, the directors of Purchaser as of immediately prior to the Effective Time will be the initial directors of the Company as of immediately after the Effective Time, and the officers of the Purchaser as of immediately prior to the Effective Time will be the initial officers of the Company as of immediately after the Effective Time.
Except as set forth in this Offer to Purchase and the Merger Agreement, Parent and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company, (iii) any material change in the Company’s capitalization, indebtedness or dividend policy or (iv) any other material change in the Company’s corporate structure or business.
13. Certain Effects of the Offer
Because the Merger will be governed by Section 251(h) of the DGCL, no vote of the Company’s stockholders will be required to consummate the Merger. Promptly after the consummation of the Offer, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we and the Company will consummate the Merger as soon as practicable following consummation of the Offer, but in no event later than the first (1st) business day after the satisfaction or waiver of the conditions to the Merger (unless otherwise agreed by the Company, Parent and Purchaser), pursuant to Section 251(h) of the DGCL. Immediately following the Merger, all of the outstanding shares of the Surviving Corporation’s common stock will be held directly by Parent.
Market for the Shares. The purchase of Common Shares pursuant to the Offer will reduce the number of holders of Common Shares and the number of Common Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Common Shares. We cannot predict whether the reduction in the number of Common Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Common Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price. If the Offer is successful, there will be no market for the Common Shares because Purchaser intends to consummate the Merger as soon as practicable following the closing of the Offer.
Stock Quotation. The Common Shares are currently listed on Nasdaq. Immediately following the consummation of the Merger (which is required to occur as soon as practicable following consummation of the Offer, but in no event later than the first (1st) business day after the satisfaction or waiver of the conditions to the Merger, unless otherwise agreed by the Company, Parent and Purchaser), the Common Shares will no longer meet the requirements for continued listing on Nasdaq, and Parent will seek to cause the listing of Common Shares on Nasdaq to be discontinued as soon as the requirements for termination of the listing are satisfied.
Margin Regulations. The Common Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Common Shares as collateral. Depending upon factors similar to those described above regarding the market for the Common Shares and stock quotations, it is possible that, following the Offer, the Common Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.
Exchange Act Registration. The Common Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Common Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Common Shares under the Exchange Act were terminated, the Common Shares would no longer be “margin securities” or be eligible for listing on Nasdaq. Parent intends to, and will cause the Surviving Corporation to, terminate the registration of the Common Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met.
14. Dividends and Distributions
The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, the Company will not, and will not permit any of its Subsidiaries to, authorize, declare, set aside or pay any dividends or make any other distributions in respect of the Company’s capital stock.
15. Conditions of the Offer
For purposes of this Section 15, capitalized terms used but not defined in this Section 15 and defined in the Merger Agreement have the meanings set forth in the Merger Agreement, a copy of the Original Merger Agreement filed as Exhibit (d)(1) to this Offer to Purchase, a copy of the First Merger Agreement Amendment has been filed as Exhibit (d)(9) to this Offer to Purchase, a copy of the Second Merger Agreement Amendment has been filed as Exhibit (d)(10) to the Schedule TO, a copy of the Third Merger Agreement has been filed as Exhibit (d)(12) to the Schedule TO, and is incorporated herein by reference. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Tender Condition and the other conditions below.
The Offer is not subject to any financing condition. Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for, any Shares validly tendered and not validly withdrawn in the Offer, unless, immediately prior to the then applicable Expiration Date:
•	To the extent applicable, any applicable waiting period under the HSR Act has expired or been terminated (the “HSR Condition”);
•
no court of competent jurisdiction has issued an order, decree or ruling or taken any other action restraining, making illegal, enjoining or otherwise prohibiting the acquisition of or payment for the Shares pursuant to the Offer or the consummation of the Merger, and no law applicable to the Offer or the Merger restraining, making illegal or otherwise prohibiting the acquisition of or payment for the Shares pursuant to the Offer or the consummation of the Merger shall be in effect (the “Regulatory Condition”);

Additionally, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares validly tendered and not validly withdrawn in connection with the Offer if, immediately prior to the then applicable Expiration Date, any of the following conditions exist:
•
the Company has breached in a material respect its agreements and covenants to be performed or complied with by it under the Merger Agreement on or before the Acceptance Time and has not thereafter cured such breach or failure to comply, unless such breach or failure to comply has been waived in writing by Parent (the “Obligations Condition”);

•
the representations and warranties of the Company contained in the Merger Agreement (other than the representations and warranties set forth in Section 4.1 (Organization and Corporate Power; Subsidiaries), Section 4.2 (Authorization; Valid and Binding Agreement), Section 4.3 (Capital Stock), Section 4.4 (No Breach), Section 4.5 (Consent), Section 4.8 (Absence of Certain Developments), Section 4.21 (Brokerage), Section 4.22 (State Takeover Statutes), Section 4.25 (No Rights Agreement), Section 4.26 (Opinion) and Section 4.27 (No Vote Required)) and that (x) are not made as of a specific date are not true and correct as of the Expiration Date, as though made on and as of the Expiration Date, and (y) are made as of a specific date are not true as of such date, in each case, except, in the case of (x) or (y), where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”) has not had, individually or in the aggregate, a Company Material Adverse Effect or the representations and warranties set forth in Section 4.1 (Organization and Corporate Power; Subsidiaries), Section 4.2 (Authorization; Valid and Binding Agreement), Section 4.3 (Capital Stock), Section 4.4 (No Breach), Section 4.5 (Consent), Section 4.8 (Absence of Certain Developments), Section 4.21 (Brokerage), Section 4.22 (State Takeover Statutes), Section 4.25 (No Rights Agreement), Section 4.26 (Opinion) and Section 4.27 (No Vote Required) are not true and correct in all respects, except for immaterial inaccuracies, as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is not true and correct, except for immaterial inaccuracies, as of such earlier date) (the “Representations Condition”);
•
the Company has not delivered to Parent a certificate dated as of the Expiration Date signed on behalf of the Company by a senior executive officer of the Company to the effect that the Obligations Condition and the Representations Conditions have been satisfied as of the Expiration Date;

•	since the date of the Merger Agreement, there has occurred a Company Material Adverse Effect (the “MAE Condition”); or
•	the Merger Agreement has been validly terminated pursuant to its terms (the “Termination Condition”).
The foregoing conditions are in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms of the Merger Agreement.
Purchaser expressly reserves the right at any time, or, from time to time, in its sole discretion, to waive any Offer Condition or modify or amend the terms of the Offer, including the Offer Price. However, except as otherwise expressly provided in the Merger Agreement, without the prior written consent of the Company, Purchaser may not: (i) decrease the Offer Price; (ii) change the form of consideration payable in the Offer; (iii) decrease the number of Common Shares sought to be purchased in the Offer; (iv) amend, modify or waive the Minimum Tender Condition; (v) add to the Offer Conditions or impose any other conditions to the Offer; (vi) amend or modify the Offer Conditions in a manner adverse to the holders of Common Shares; (vii) extend the Expiration Date in a manner other than as required or permitted by the Merger Agreement; (viii) decrease the Closing Amount or amend the terms of the Milestones or the Milestone Payments or (ix) make any other change in the terms or conditions of the Offer that is adverse to the holders of Common Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent or Purchaser to consummate the Offer.
16. Certain Legal Matters; Regulatory Approvals
General. Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that would be adversely affected by our acquisition of Common Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Common Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except for takeover laws in jurisdictions other than Delaware as described below under “State Takeover Laws,” such approval or other action will be sought. However, except for observance of the waiting periods and the obtaining of the required approvals summarized under “Antitrust Compliance” below in this Section 16, we do not anticipate delaying the purchase of Common Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business or that certain parts of the Company’s business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at any Expiration Date without accepting for payment any Common Shares validly tendered (and not validly withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Common Shares is subject to the Offer Conditions, including, among other conditions, the Regulatory Condition and the HSR Condition. See Section 15 – “Conditions of the Offer.”
Antitrust Compliance
U.S. Antitrust Compliance
Based on a review of the information currently available relating to the businesses in which Parent and the Company are engaged and the consideration to be paid for the Common Shares, Parent and Purchaser have determined that no mandatory antitrust premerger notification filing or waiting period under Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), and the rules and regulations promulgated thereunder is required, and the consummation of the Offer and the Merger are not subject to the reporting and waiting period requirements of the HSR because the value of the transaction does not exceed the size-of-transaction threshold. Therefore HSR clearance is not a condition to the consummation of the Offer or the Merger.
Based upon an examination of publicly available and other information relating to the businesses in which the Company is engaged, Parent and Purchaser believe that the acquisition of Shares in the Offer (and the Merger) should not violate applicable antitrust laws. Nevertheless, Parent and Purchaser cannot be certain that a challenge to the Offer (and the Merger) on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 15 – “Conditions of the Offer.”
State Takeover Laws
The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL (“Section 203”) prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Company Board approved the Merger Agreement and the Transactions, and the restrictions on “business combinations” described in Section 203 are inapplicable to the Merger Agreement and the Transactions.
The Company may be deemed to be conducting business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Common Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Common Shares tendered in the Offer. See Section 15 – “Conditions of the Offer.”
17. Appraisal Rights
No appraisal rights are available to the holders of Common Shares in connection with the Offer. If the Merger is completed, appraisal rights will be available in connection with the Merger as further described below, but, although the availability of appraisal rights depends on the Merger being completed, stockholders (including beneficial owners) who wish to exercise such appraisal rights must do so prior to the later of the time of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, even though the Merger will not have been completed as of such time. If the Merger is completed, the holders of Common Shares who (i) did not tender their Common Shares in the Offer (or, if tendered, validly and subsequently withdrew such Common Shares prior to the Acceptance Time); (ii) followed the procedures set forth in Section 262 of the DGCL to exercise and perfect their appraisal demand; (iii) do not thereafter lose their appraisal rights (by withdrawal, failure to perfect or otherwise); and (iv) in the case of a beneficial owner, has submitted a demand that (A) reasonably identifies the holder of record of the Common Shares for whom the demand is being made, (B) is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of the Common Shares and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (C) provides an address at which such beneficial owner consents to receive notices given by the Surviving Corporation and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court of Chancery, in each case in accordance with the DGCL, will be entitled to have their Common Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Common Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.
The “fair value” of any Common Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Common Shares. Moreover, the “fair value” so determined could be higher or lower than, or the same as, the Offer Price. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Common Shares is less than the Offer Price.
Section 262 of the DGCL provides that, if a merger was approved pursuant to Section 251(h), either a constituent corporation before the effective date of the merger or the surviving corporation within ten (10) days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice by the Company to its stockholders (including beneficial owners) of appraisal rights in connection with the Merger under Section 262 of the DGCL.
As described more fully in the Schedule 14D-9, if a stockholder or beneficial owner wishes to elect to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger, such stockholder or beneficial owner must do all of the following:
•
prior to the later of the consummation of the Offer and twenty (20) days after the date of mailing of the Schedule 14D-9, deliver to the Company a written demand for appraisal of Common Shares held, which demand must reasonably inform the Company of the identity of the stockholder or beneficial owner and that the stockholder or beneficial owner is demanding appraisal;

•	not tender such stockholder’s or beneficial owner’s Common Shares in the Offer (or, if tendered, validly and subsequently withdraw such Common Shares prior to the Acceptance Time);
•	continuously hold of record the Common Shares from the date on which the written demand for appraisal is made through the Effective Time; and
•	comply with the procedures of Section 262 of the DGCL for perfecting appraisal rights thereafter.
The foregoing summary of the appraisal rights of stockholders and beneficial owners under the DGCL does not purport to be a complete statement of the procedures to be followed by the stockholders and beneficial owners desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex II to the Schedule 14D-9.
The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your Common Shares into the Offer (and do not withdraw the tendered shares prior to the Acceptance Time), you will not be entitled to exercise appraisal rights with respect to your Common Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Common Shares.
18. Fees and Expenses
Purchaser has retained Campaign Management LLC to be the Information Agent, and Equiniti Trust Company, LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Common Shares by mail, telephone, telecopy and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Common Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.
None of Parent or Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Common Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
19. Miscellaneous
The Offer is being made to all holders of Common Shares (except for the holders of Rollover Shares). We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Common Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Common Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Parent, Purchaser the Depositary or the Information Agent for the purposes of the Offer.
Parent and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7 – “Certain Information Concerning the Company” above.
Kuva Acquisition Corp.
June 10, 2026

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT
1. PURCHASER
The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five (5) years of the directors and executive officers of Purchaser are set forth below. The business address of each such director and executive officer is 1980 Post Oak Blvd, Suite 100, Houston, TX 77056. The telephone number at such office is +1 (713) 510-3917. Except as otherwise indicated, all directors and executive officers of Purchaser listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Mark Land President, Secretary, Director
Mark Land is the Founder and has served as the Chief Executive Officer and Director of Parent and its predecessor company, Mi2 Holdings LLC since its inception in 2019. Mr. Land is the Founder and Chief Executive Officer of Melior Innovations, Inc. He previously served as Chief Executive Officer of Pallidus, Inc. from 2021 to 2023 and also served as a Director of Alchemy Sciences Inc from 2016 to 2025. Mr. Land holds a bachelor’s degree from Washington University in St. Louis and an MBA from New York University.

2. PARENT
The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five (5) years of each of the directors and executive officers of Parent are set forth below. The business address of each such director and executive officer is 1980 Post Oak Blvd, Suite 100, Houston, TX 77056. The telephone number at such office is +1 (713) 510-3917. Except as otherwise indicated, all directors and executive officers of Parent listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Mark Land Chief Executive Officer, Director
Mark Land is the Founder and has served as the Chief Executive Officer and Director of Parent and its predecessor company, Mi2 Holdings LLC since its inception in 2019. Mr. Land is the Founder and Chief Executive Officer of Melior Innovations, Inc. He previously served as Chief Executive Officer of Pallidus, Inc. from 2021 to 2023 and also served as a Director of Alchemy Sciences Inc from 2016 to 2025. Mr. Land holds a bachelor’s degree from Washington University in St. Louis and an MBA from New York University.

Ronald Lissak Director
Ronald Lissak has served as a Director of Parent since 2024. Mr. Lissak served as Executive Vice President and General Manager at Positrigo, Inc from 2023 to 2025. Mr. Lissak is a consultant at Catalyst MedTech. Mr. Lissak served as Chief Operating Officer at Prescient Medical Imaging from 2021 to 2023 and was the Founder and Chief Executive Officer of Integral

Group of Companies. He has also served as President of the Board of the Foundation for Peripheral Neuropathy. Mr. Lissak is a graduate of Harvard Business School’s OPM program and is a retired Certified Public Accountant.

Andrew Hopkins Chief Scientific Officer
Dr. Andrew Hopkins has served as Chief Scientific Officer of Parent (and its predecessor entity Mi2 Holdings LLC) since 2019. Dr. Hopkins served as President and Chief Operating Officer of Melior Innovations Inc. from 2013 to 2019. Dr. Hopkins has served as a Director of the American Composites Manufacturing Association and is a Fellow of the Royal Society of Chemistry. Dr. Hopkins holds a doctorate in organic chemistry from the University of Kent and a Bachelor of Science in Chemistry from the University of London.

Charles Goodwin Director
Charles Goodwin is currently an Operating Partner at TO VC and an advisor to VeriSIM Life. Since inception, Charles has held multiple positions at Parent including his directorship. In prior roles, Mr. Goodwin has focused on scaling world-class investment platforms, including Bridgewater Associates and Point72 Ventures, where he was COO. Previously, Mr. Goodwin launched the healthcare platform at Point72 Ventures and co-created a life sciences tools platform. Mr. Goodwin graduated from Princeton University.

The Letter of Transmittal and certificates evidencing Common Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:
The Depositary for the Offer is:

Equiniti Trust Company, LLC

If delivering by mail:	If delivering by express mail, courier
or any other expedited service:
Equiniti Trust Company, LLC Operations Center Attn: Onbase - Reorganization Department 1110 Centre Pointe Curve Suite # 101 Mendota Heights, MN 55120	Equiniti Trust Company, LLC 1110 Centre Pointe Curve Suite # 101 Mendota Heights, MN 55120 Attn: Onbase - Reorganization Department

The Information Agent for the Offer is:

Campaign Management, LLC
115 West 38th Street, Suite 747
New York, New York 10018
or
Stockholders may call toll-free: (888) 725-4553
Banks and Brokers may call collect: (212) 632-8422

Email: info@campaign-mgmt.com